UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240. 14a-12
ZAI LAB LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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This document shall also serve as a circular to holders of the ordinary shares of Zai Lab Limited for purposes of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“HK Listing Rules”).
Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. If you are in doubt about any of the contents of this document, you should obtain independent professional advice.
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange” or “HKSE”) take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.
This document, for which the directors of Zai Lab Limited collectively and individually accept full responsibility, includes particulars given in compliance with the HK Listing Rules for the purpose of giving information with regard to Zai Lab Limited. The directors, having made all reasonable inquiries, confirm that to the best of their knowledge and belief the information contained in this document is accurate and complete in all material respects and not misleading or deceptive, and there are no other matters the omission of which would make any statement herein or this document misleading.

4560 Jinke Road
Bldg. 1, Fourth Floor
Pudong, Shanghai, China 201210

314 Main Street
4th Floor, Suite 100
Cambridge, MA, 02142

(Nasdaq Trading Symbol: ZLAB; HKEx Stock Code: 9688)

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Notice is hereby given that the 2024 Annual General Meeting of Shareholders (the “Annual Meeting”) of Zai Lab Limited (the “Company” or “us”) will be held:

Time and Date:	8:00 a.m. (U.S. Eastern Time) on Tuesday, June 18, 2024
8:00 p.m. (Shanghai and Hong Kong Time) on Tuesday, June 18, 2024

Physical Location:	4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210

Virtual Meeting Site:	www.virtualshareholdermeeting.com/ZLAB2024
The purpose of the meeting is to consider and vote on the following matters:
1.An ordinary resolution to re-elect Samantha (Ying) Du to serve as a director until the 2025 annual general meeting of shareholders and until her successor is duly elected and qualified, subject to her earlier resignation or removal;
2.An ordinary resolution to re-elect Kai-Xian Chen to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
3.An ordinary resolution to re-elect John D. Diekman to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
4.An ordinary resolution to re-elect Richard Gaynor to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
5.An ordinary resolution to re-elect Nisa Leung to serve as a director until the 2025 annual general meeting of shareholders and until her successor is duly elected and qualified, subject to her earlier resignation or removal;

6.An ordinary resolution to re-elect William Lis to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
7.An ordinary resolution to re-elect Scott Morrison to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
8.An ordinary resolution to re-elect Leon O. Moulder Jr. to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
9.An ordinary resolution to re-elect Michel Vounatsos to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
10.An ordinary resolution to re-elect Peter Wirth to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
11.An ordinary resolution to approve the appointment of KPMG LLP and KPMG as the Company’s independent registered public accounting firms and auditors to audit our consolidated financial statements to be filed with the U.S. Securities and Exchange Commission (“SEC”) and the Hong Kong Stock Exchange for the year ending December 31, 2024, respectively;
12.An ordinary resolution to authorize the Board of Directors to fix auditor compensation for 2024;
13.An ordinary resolution to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;
14.An ordinary resolution to approve a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs and/or resell treasury shares of up to 20% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders;
15.An ordinary resolution to approve a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs and/or resell treasury shares of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders;
16.An ordinary resolution to approve a general mandate to repurchase ordinary shares and/or ADSs of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders;
17.An ordinary resolution to approve the Zai Lab Limited 2024 Equity Incentive Plan; and
18.To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The record date for the Annual Meeting is April 25, 2024 (ordinary share record date). Only shareholders of record as of 4:30 p.m. (Shanghai and Hong Kong Time) on April 25, 2024 are entitled to receive notice of, and to attend and to vote at the Annual Meeting or any adjournment thereof. The latest date and time for lodging a share transfer in order to be registered as a shareholder on the record date is 4:30 p.m. (Shanghai and Hong Kong Time) on April 25, 2024.

Your vote is important to us. Whether or not you expect to attend the Annual Meeting, we urge you to vote your shares as soon as possible. The manner in which you hold your shares will dictate how you can vote:
Shareholders of Ordinary Shares
•If you are a shareholder of record of our ordinary shares registered on our Hong Kong register or Cayman Islands register as of the record date, you may vote your shares by submitting your proxy through www.proxyvote.com no later than 11:59 p.m. on June 16, 2024 (U.S. Eastern Time) / 11:59 a.m. on June 17, 2024 (Shanghai and Hong Kong Time), or if you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than 11:59 a.m. (U.S. Eastern Time) / 11:59 p.m. (Shanghai and Hong Kong Time) on June 17, 2024, to be voted at the Annual Meeting.
•If you are a beneficial owner of ordinary shares registered on the record date in the name of a brokerage firm, bank, or other financial institution, you should have received information containing voting instructions from that organization rather than from us. Simply follow the voting instructions so that your vote is counted. To vote at the Annual Meeting, you must obtain a legal proxy or broker’s proxy card from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.
ADS Holders
•If you are a holder of record of our ADSs, each representing ten of our ordinary shares, as of 4:30 p.m. (U.S. Eastern Time) on April 25, 2024 who wishes to exercise your voting rights for the underlying ordinary shares, you must act through the depositary of the ADSs, Citibank, N.A. (“Citibank”), to vote the ordinary shares represented by your ADSs. Citibank will distribute information to ADS holders as of 4:30 p.m. (U.S. Eastern Time) on April 25, 2024 describing how voting instructions may be delivered to Citibank by ADS holders.
•If you are a beneficial owner of ADSs registered as of 4:30 p.m. (U.S. Eastern Time) on April 25, 2024 in the name of a brokerage firm, bank, or other financial institution, you should have received information containing voting instructions from that organization rather than from Citibank. Simply follow the voting instructions so that your vote is counted.

By Order of the Board of Directors,

Samantha (Ying) Du
Director, Chairperson of the Board of Directors, and Chief Executive Officer
April 29, 2024

ZAI LAB LIMITED
PROXY STATEMENT FOR
2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS		1

MATTERS REQUIRING SHAREHOLDER ACTION		2

PROPOSALS 1-10	ELECTION OF DIRECTORS	2

PROPOSAL 11	APPROVAL OF THE APPOINTMENT OF KPMG LLP AND KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2024, RESPECTIVELY	9

PROPOSAL 12	APPROVAL OF BOARD AUTHORITY TO FIX AUDITOR COMPENSATION FOR 2024	10

PROPOSAL 13	APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	11

PROPOSALS 14-15	APPROVAL OF A GENERAL MANDATE TO THE BOARD OF DIRECTORS TO ALLOT AND ISSUE ORDINARY SHARES AND/OR ADSs	14

PROPOSAL 16	GENERAL MANDATE TO REPURCHASE SHARES	16

PROPOSAL 17	APPROVAL OF THE ZAI LAB LIMITED 2024 EQUITY INCENTIVE PLAN	19

TRANSACTION OF OTHER BUSINESS		33

CORPORATE GOVERNANCE		33

EXECUTIVE OFFICERS		43

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION		45

COMPENSATION DISCUSSION AND ANALYSIS		46

COMPENSATION COMMITTEE REPORT		61

EXECUTIVE COMPENSATION TABLES		62

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION		68

DIRECTOR COMPENSATION		72

EQUITY COMPENSATION PLAN INFORMATION		74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		75

DELINQUENT SECTION 16(A) REPORTS		78

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS		79

AUDIT COMMITTEE REPORT		81

PRINCIPAL ACCOUNTANT FEES AND SERVICES AND OTHER AUDIT MATTERS		82

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING		84

DELIVERY OF PROXY MATERIALS		92

PROXY CARD		1

-i-

ZAI LAB LIMITED
4560 Jinke Road
Bldg. 1, Fourth Floor
Pudong, Shanghai, China 201210

314 Main Street
4th Floor, Suite 100
Cambridge, MA, 02142
PROXY STATEMENT
FOR THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 18, 2024
This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about April 29, 2024. This Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report on Form 10-K”) of Zai Lab Limited (the “Company” or “us”) are furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or “Board”) for use at the 2024 Annual General Meeting of Shareholders (the “Annual Meeting”), to be held at 8:00 a.m. (U.S. Eastern Time) / 8:00 p.m. (Shanghai and Hong Kong Time) on June 18, 2024 at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210, and virtually at www.virtualshareholdermeeting.com/ZLAB2024 for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of the Annual Meeting. This Proxy Statement includes instructions on how to access these materials (including our proxy statement and 2023 annual report to shareholders) online.
All references to “Zai Lab,” the “Company,” “we,” “us” or “our” in this Proxy Statement mean Zai Lab Limited.

MATTERS REQUIRING SHAREHOLDER ACTION
PROPOSALS 1-10
ELECTION OF DIRECTORS
Description of the Proposals
The Board of Directors currently has ten members, all of whom are up for re-election at the Annual Meeting in accordance with the Sixth Amended and Restated Memorandum and Articles of Association (the “Current Articles”). The Board of Directors recommends shareholder approval of the re-election for each of these nominees. In reaching this recommendation, the Board of Directors considered a variety of factors, including the recommendation of the Nominating and Corporate Governance Committee, the criteria set forth in the Corporate Governance Guidelines and Board Diversity Policy, and the written confirmation of independence of each independent director. The Board of Directors believes that with their diverse business and professional backgrounds, each nominee will continue to bring to the Board of Directors valuable perspectives, skills, and experience that will complement the Board’s diversity and optimal composition. Among the returning Directors, Nisa Bernice Wing-Yu Leung was appointed as a director of the Company from August 2014 and an independent director of the Company from July 2020, so she has served on the Board for more than nine years. The Board of Directors is of the view that Ms. Leung is still independent.
If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual general meeting and until his or her successor has been duly elected and qualified or, if sooner, until the director’s death, resignation, or removal. For additional information on the Company’s corporate governance practices, including information on director elections and nominations, see Corporate Governance. For additional information on compensation for our non-employee directors, see Director Compensation. We will not enter into service contracts with our independent directors. For information on our employment agreement with our Chief Executive Officer, who also serves Chairperson of the Board of Directors, see CD&A - Employment Agreements. For more information on the view of the Board of Directors regarding director independence, see Corporate Governance - Director Independence.
Director Biographical Information
Set forth below is biographical information for our directors, which has been confirmed by each of them for inclusion in this Proxy Statement. We have provided their current Board and Committee roles as well as a summary of the experiences, qualifications, attributes, and skills that led the Board of Directors to conclude that each director should serve as a director in light of our business and structure. As discussed in Corporate Governance – Director Independence, the Board of Directors has determined that all of our director nominees, other than our Chief Executive Officer Dr. Du, are independent under the Nasdaq listing rules and HK Listing Rules. So far as the Board of Directors is aware, there is no other information which is disclosable pursuant to HK Listing Rules 13.51(2)(h) to (v) or other matters that need to be brought to the attention of the shareholders of the Company. For information on each director’s interest in our shares, see Security Ownership of Certain Beneficial Owners and Management.
Samantha (Ying) Du, Ph.D.
Founder, Chairperson of the Board of Directors, and Chief Executive Officer

Age	Director Since	Board Committees	Other Public Company Boards
59	2014	Research and Development Commercial	None
Dr. Du is an experienced executive and entrepreneur with significant global leadership experience who brings to the Board of Directors a deep knowledge of the capital markets and the biotechnology, healthcare, and pharmaceutical industries as well as a considerable scientific background. In addition, as the Company’s Founder and Chief Executive Officer, Dr. Du provides valuable knowledge of the Company and its business.
Key Experience and Qualifications
•Founder, Chief Executive Officer, and Chairperson of the Board of Directors of Zai Lab (2014-Present)
•Healthcare Partner (2012-2014) and Venture Partner (2014-2017) at Sequoia Capital China, leading and serving on the boards of several major healthcare investments
•Co-Founder and Chief Executive Officer of Hutchison MediPharma and Co-Founder and Chief Scientific Officer of Hutchison China MediTech (2001-2011)
•Began her research career at Pfizer Inc. in the United States, where she led the global metabolic licensing program and was involved in the development of multiple early and late-stage products (1994-2001)
•Ph.D. in Biochemistry from the University of Cincinnati and a B.S. in Molecular Biology from Jilin University, China
John David Diekman, Ph.D.
Lead Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
81	2017	Audit Compensation Nominating and Corporate Governance	None
Dr. Diekman is an experienced executive who brings to the Board of Directors extensive business, management, policy, and capital markets experience as well as deep expertise in the life sciences and venture capital industries, including in the area of oncology.
Key Experience and Qualifications
•Founder and Managing Partner of 5AM Ventures (2002-Present)
•Chairman of the Board of Directors of IDEAYA Biosciences, Inc. (NASDAQ) (2015-June 2020)
•Chairman of The Scripps Research Institute (2014-Present), member of the Advisory Board of the Schaeffer Center for Health Policy and Economics at the University of Southern California (2014-March 2021), Charter Trustee of Princeton University (2008-June 2019), and Trustee of The California Institute of Technology (2004-2008)
•Ph.D. in Chemistry from Stanford University and an A.B. in Organic Chemistry from Princeton University
Kai-Xian Chen, Ph.D.
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
78	2018	Research and Development	Innovent Biologics, Inc. (HKSE)
			InnoCare Pharma Limited (HKSE)
			Jiangsu Kanion Pharmaceutical Co., Ltd. (SSE)
Professor Chen brings to the Board of Directors an extensive and distinguished scientific and academic background and considerable service as a member of several prestigious Chinese institutional and research organizations and as a member of the board of directors for various biopharmaceutical companies.

Key Experience and Qualifications
•Member of the Chief Specialists Board and Deputy Chief Technical Officer, serving as a scientific advisor for various major drug research and development projects and programs in China (2001-Present)
•Member of the Board of Directors of InnoCare Pharma Limited (March 2020-Present)
•Member of the Board of Directors of Jiangsu Kanion Pharmaceutical Co., Ltd. (December 2019-Present)
•Member of the Board of Directors of Innovent Biologics, Inc. (October 2018-Present)
•Professor at the Shanghai Institute of Materia Medica (“SIMM”) Chinese Academy of Sciences (1990-Present) and Shanghai University of Traditional Chinese Medicine (2004-Present)
•Postdoctoral research at Institut de Biologie Physico-Chimique in Paris, Ph.D. and Master of Science from the SIMM, Chinese Academy of Sciences, and B.S. in Radiochemistry from Fudan University
Richard Brian Gaynor, M.D.
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
74	2021	Research and Development, Chair	Alkermes plc (NASDAQ)
Dr. Gaynor is an experienced oncologist who brings to the Board of Directors deep expertise in research and development and significant experience as a senior business executive in the biopharmaceutical industry.
Key Experience and Qualifications
•President and Chief of Research and Development at BioNTech US Inc. (formerly Neon Therapeutics, Inc.) (May 2020-Present), after serving in this role at Neon Therapeutics from November 2016 to May 2020
•Member of the Board of Directors of Alkermes plc (September 2019-Present)
•Member of the Board of Directors of Infinity Pharmaceuticals, Inc. (March 2020-March 2024)
•Various senior clinical development and medical affairs roles at Eli Lilly and Company (2002-2016), including Senior Vice President of Clinical Development and Medical Affairs
•Professor at the UCLA School of Medicine (1982-1991) and service on the faculty at the University of Texas Southwestern Medical School (1991-2002), including as the Chief of Hematology-Oncology and Director of the Simmons Cancer Center
•Author of nearly 150 publications and participant on numerous advisory boards and committees, including currently serving as a Director for the Damon Runyon Cancer Research Foundation and on committees for the American Association of Cancer Research and other cancer organizations
•M.D. from the University of Texas Southwestern Medical School, where he served a residency in internal medicine; fellowship training in hematology-oncology at the UCLA School of Medicine
Nisa Bernice Wing-Yu Leung
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
53	2014	None	Hong Kong Exchanges and Clearing Limited (HKSE)
Ms. Leung brings to the Board of Directors significant venture capital experience in the global healthcare industry as well as extensive corporate governance experience through her service on the boards of global companies listed in the United States, Hong Kong, and Shanghai.

Key Experience and Qualifications
•Managing Partner at Qiming Venture Partners, where she leads healthcare investments (2006-Present)
•Member of the Board of Directors of Hong Kong Exchanges and Clearing Limited (June 2021-Present)
•Member of Stanford Graduate School of Business Advisory Council (August 2019-Present)
•MBA from Stanford Graduate School of Business
William David Lis
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
59	2018	Nominating and Corporate Governance	Jasper Therapeutics, Inc. (NASDAQ)
Mr. Lis brings to the Board of Directors over 30 years of experience in the biopharmaceutical industry, at both the executive and board level, including considerable leadership and business, financial, and product development expertise.
Key Experience and Qualifications
•Chief Executive Officer and member of the Board of Directors of Tr1x Biotherapeutics, Inc. (May 2023-Present)
•Various board and executive positions at Jasper Therapeutics, Inc., including Executive Chairman of the Board of Directors (March 2022-May 2023) and Chief Executive Officer and Executive Chairman of the Board of Directors (November 2019-March 2022)
•Member of the Board of Directors of Eidos Therapeutics, Inc. (NASDAQ) (December 2018-its acquisition by Bridge Bio Pharma, Inc. in January 2021)
•Various executive and board positions at Portola Pharmaceuticals, Inc. (later acquired by Alexion Pharmaceuticals, Inc. in 2020), including Chief Executive Officer and Member of the Board of Directors (December 2009-August 2018), Chief Operating Officer (2009), and Chief Business Officer (2008-2009)
•Various executive positions at Scios, Inc. (a Johnson & Johnson company) (2003-2008), including Senior Vice President of New Product Development and Business Development
•Various roles of increasing responsibility at Millennium Pharmaceuticals, Inc. (previously COR Therapeutics, Inc.) in sales, marketing, medical affairs, and business development (1998-2003)
•B.S. from the University of Maryland
Scott William Morrison
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
66	2021	Audit, Chair and Audit	Corvus Pharmaceuticals, Inc. (NASDAQ)
		Committee Financial Expert	IDEAYA Biosciences Inc. (NASDAQ)
			Tarsus Pharmaceuticals, Inc. (NASDAQ)
			Vera Therapeutics, Inc. (NASDAQ)
Mr. Morrison brings to the Board of Directors financial expertise obtained from his extensive business, accounting, and financial background obtained from his over 35 years of experience serving public and private companies in the life sciences industry until his retirement in 2015 as well as his significant board and audit committee experience.

Key Experience and Qualifications
•Partner with Ernst & Young LLP (1996-2015), serving as U.S. Life Sciences Leader from 2002 to 2015
•Member of the Board of Directors, Chairperson of the Audit Committee, and Member of the Compensation Committee of Corvus Pharmaceuticals, Inc. (2015-Present)
•Member of the Board of Directors, Chair of the Audit Committee, and Member of the Nominating and Corporate Governance Committee of IDEAYA Biosciences Inc. (July 2018-Present)
•Member of the Board of Directors and Chair of the Audit Committee of Vera Therapeutics, Inc. (April 2020-Present)
•Member of the Board of Directors, Chair of the Audit Committee, and Member of the Commercial Committee of Tarsus Pharmaceuticals, Inc. (October 2022-Present)
•Member of the Board of Directors, Chair of the Audit Committee, Chair of the Transaction and Financing Committee, and Member of the Compensation Committee and Commercial Committee of Global Blood Therapeutics, Inc. (2016-its acquisition by Pfizer Inc. in October 2022)
•Member of the Board of Directors and Chairman of the Audit Committee of Audentes Therapeutics, Inc. (NASDAQ) (2016-its sale to Astellas in January 2020)
•Director on several life sciences industry boards, including BIO ECS (2002-2006), the Bay Area Biosciences Board (now California Life Sciences) (1989-2012), the Biotechnology Institute (1998- 2012), and the Life Sciences Foundation (2014-its merger with the Chemical Heritage Foundation in 2015)
•Awarded the CLS Pantheon 2016 Life Sciences Leadership Award
•B.S. in Business Administration from the Haas School at University of California, Berkeley and Certified Public Accountant (inactive)
Leon Oliver Moulder, Jr.
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
66	2020	Nominating and Corporate Governance, Chair Compensation Commercial	Dianthus Therapeutics, Inc. (NASDAQ)
Mr. Moulder brings to the Board of Directors significant operational and senior management experience in the biopharmaceutical industry as well as extensive experience as a director on public and private boards in the industry.
Key Experience and Qualifications
•Founder and Managing Member of Tellus BioVentures, LLC, a life sciences investment fund (March 2019-Present)
•Founder and Chairman of the Board of Directors of Zenas BioPharma, a clinical-stage global biopharmaceutical company focused on developing and commercializing immunology-based therapies (December 2019-Present), also serving as Chief Executive Officer since August 2023
•Chairman of the Board of Directors of Dianthus Therapeutics, Inc., a clinical-stage biotechnology company (NASDAQ) (September 2023-Present)
•Co-Founder, Chief Executive Officer, and Member of the Board Directors of Tesaro, Inc. (NASDAQ) (May 2010-its acquisition by GSK plc in January 2019)
•President, Chief Executive Officer, and Vice Chairman of the Board of Directors of Abraxis BioScience, Inc. (NASDAQ) (2009- 2010)
•Vice Chairman of Eisai Corporation of North America, a research-based pharmaceutical company and wholly owned subsidiary of Eisai Co., Ltd. (2008-2009)

•President, Chief Executive Officer, and Member of the Board of Directors of MGI PHARMA, Inc. (2003-its acquisition by Eisai Corporation of North America in 2008), after serving as President and Chief Operating Officer (2002-2003) and Executive Vice President (1999-2002)
•Temple University Trustee (January 2013-Present), Council Member for the University of Chicago Booth School of Business and the Polsky Center for Entrepreneurship and Innovation (June 2016-Present), and Board Member of the Fox Chase Cancer Center (March 2013-Present)
•MBA from The University of Chicago Booth School of Business and B.S. in Pharmacy from Temple University
Michel Pericles Vounatsos
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
62	2023	Commercial, Chair Research and Development	Revvity, Inc. (NYSE)
Mr. Vounatsos brings to the Board of Directors extensive global leadership and management experience in the biopharmaceutical industry, including more than 25 years of service at leading companies. His expertise includes significant commercial experience in China and worldwide in the areas of primary care and neuroscience.
Key Experience and Qualifications
•Chief Executive Officer and Member of the Board of Directors of Biogen Inc. (NASDAQ) (January 2017-November 2022), after serving as Executive Vice President and Chief Commercial Officer (2016)
•Member of the Board of Directors and Audit Committee of Revvity, Inc. (March 2020-Present) and Chair of the Nominating and Corporate Governance Committee (October 2022-Present)
•Various roles of increasing responsibility at Merck & Co. (1996-2016), including President, Primary Care & Merck Customer Centricity (2014-2016), President, Merck Customer Centricity (2012-2014), President of MSD China (2008-2012), and other leadership positions across Europe (1996-2008)
•Member of the Advisory Board of Tsinghua University School of Pharmaceutical Sciences in Beijing, China (December 2020-Present) and Chairman of the Supervisory Board of Liryc, the Electrophysiology and Heart Modeling Institute at the University of Bordeaux (May 2019-Present)
•MBA from HEC School of Management in Paris, France and Certificate of Clinical and Therapeutic Synthesis in Medicine from Université Victor Segalen, Bourdeaux II, France
Peter Karl Wirth, J.D.
Independent Director

Age	Director Since	Board Committees	Other Public Company Boards
73	2017	Compensation, Chair Audit	Syros Pharmaceuticals, Inc. (NASDAQ)
Mr. Wirth brings to the Board of Directors expertise in corporate governance and significant experience in corporate strategy, product development, business development, and the legal issues relating to the operation of a global biopharmaceutical company.
Key Experience and Qualifications
•Chairman of the Board of Directors at Syros Pharmaceuticals, Inc. (2017-Present)
•Venture Partner at Quan Capital Management, LLC (August 2018-August 2023)

•Chairman of the Board of Directors of FORMA Therapeutics Holdings, Inc. (NASDAQ) (2012-its acquisition by Novo Nordisk A/S in October 2022)
•Co-Founder, President, and Member of the Board of Directors of Lysosomal Therapeutics, Inc. (2011-2014)
•Various senior executive roles at Genzyme Corporation (1996-its acquisition by Sanofi-Aventis SA in 2011), most recently as Executive Vice President, Legal and Corporate Development, Chief Risk Officer, and Corporate Secretary
•Partner at Palmer & Dodge LLP, where he was head of the firm’s biotechnology practice group and served as outside general counsel for Genzyme and a number of other biotechnology companies (1975-1996)
•J.D. from Harvard Law School and B.A. in Political Science from the University of Wisconsin at Madison
Vote Required
Each director nominated for election will be elected if a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy vote in favor of such director. Broker non-votes and abstentions with respect to one or more directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

PROPOSAL 11
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024
Description of the Proposal
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firms and auditors retained to audit our consolidated financial statements, subject to shareholder approval in accordance with the HK Listing Rules. The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm in the United States, and KPMG, a public interest entity auditor registered in accordance with the Accounting and Financial Reporting Council Ordinance in Hong Kong, as our independent registered public accounting firms and auditors for the fiscal year ending December 31, 2024. KPMG LLP has been the Company’s independent registered public accounting firm and auditor since 2022.
Upon the recommendation of the Audit Committee, the Board of Directors recommends shareholder approval of the appointment of KPMG LLP and KPMG as our independent registered public accounting firms and auditors for the fiscal year ending December 31, 2024. The Board of Directors continues to believe that the appointment of KPMG LLP and KPMG to serve as our independent registered public accounting firms and auditors is in the best interest of the Company and its shareholders. KPMG LLP will be responsible for auditing our consolidated financial statements for the year ending December 31, 2024 filed with the SEC and the effectiveness of our internal control over financial reporting as of December 31, 2024 in accordance with the Exchange Act, and KPMG will be responsible for auditing our consolidated financial statements for the year ending December 31, 2024 filed in the annual report to be prepared in accordance with the HK Listing Rules.
If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment of KPMG LLP and KPMG. If approved in accordance with Hong Kong Stock Exchange requirements and the HK Listing Rules, KPMG LLP and KPMG will serve as the Company’s independent auditors until the next annual general meeting, unless removed or subsequently changed by shareholders at a general meeting.
We expect a representative from each of KPMG LLP and KPMG to be available at the Annual Meeting to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
Vote Required
Approval of Proposal 11 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at the Annual Meeting. Broker non-votes and abstentions with respect to this proposal will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote. We expect that there will be no broker non-votes on this proposal due to the discretionary authority granted to brokerage firms, banks, and other financial institutions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF KPMG LLP AND KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND AUDITORS TO AUDIT OUR CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024 TO BE FILED WITH THE SEC AND HONG KONG STOCK EXCHANGE, RESPECTIVELY.

PROPOSAL 12
APPROVAL OF BOARD AUTHORITY TO FIX AUDITOR COMPENSATION FOR 2024
Description of the Proposal
The Board of Directors recommends shareholder approval of Board authority to fix auditor compensation for 2024 in accordance with the HK Listing Rules. The Board of Directors notes, in this regard, that the annual amount of auditor compensation cannot fully be determined at the beginning of the year. This is because an auditor’s compensation for any given year may vary, such as due to the scope and extent of the audit work undertaken during that year. As a result, the Board of Directors requests shareholder approval to delegate the authority to the Board of Directors to fix auditor compensation for the year ending December 31, 2024.
If approved in accordance with the HK Listing Rules, the Board of Directors may delegate such responsibility to the Audit Committee. Auditor compensation will be approved in accordance with the policies and procedures described in Pre-Approval Policies below.
Vote Required
Approval of Proposal 12 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at the Annual Meeting. Broker non-votes and abstentions with respect to this proposal will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of either vote. We expect that there will be no broker non-votes on this proposal due to the discretionary authority granted to brokerage firms, banks, and other financial institutions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF BOARD AUTHORITY TO FIX AUDITOR COMPENSATION FOR 2024.

PROPOSAL 13
NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Description of the Proposal
Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our shareholders with an opportunity to indicate whether they support our named executive officer compensation as described in detail in the Compensation Discussion and Analysis (“CD&A”) and Executive Compensation Tables. This non-binding advisory vote, commonly referred to as “say-on-pay,” is not intended to address any specific item of compensation, but instead relates to the CD&A, the tabular disclosures regarding named executive officer compensation, and the narrative disclosures accompanying the tabular disclosures.
As discussed in the CD&A, our executive compensation guiding principles and structure are designed to attract, retain, and motivate strong leaders who perform at high levels and succeed in a demanding business environment.
Specifically, our executive compensation program in 2023 was:
•Mission Focused and Business Driven. Our executive compensation program focused on whether we met our corporate performance goals and whether each named executive officer achieved his or her individual performance goals. These goals are designed to support the annual and long-term objectives of our business which include the discovery, development, and commercialization of innovative products to address significant unmet medical needs in our key therapeutic areas. We seek to provide an executive compensation program that contributes to building and sustaining a foundation for long-term success.
•Market Competitive. While we do not benchmark our compensation, or its components, to a specific market percentile of compensation, we consider the executive compensation programs of a peer group of biotechnology and pharmaceutical companies that we believe are representative of the companies we primarily compete with for talent in the geographies where we do business. Broader market data, as further described below, is also considered to provide additional context for our executive compensation decisions. Peer group and market practices are among the many factors we consider in developing an executive compensation program that is designed to enable us to recruit, retain, and motivate our leadership team to achieve our business objectives and enhance shareholder value.
•Performance Focused. We believe strongly in pay-for-performance and endeavor to provide our named executive officers with higher levels of compensation when our business goals and their personal performance objectives are met or exceeded and reduced compensation levels when performance does not meet our expectations and goals. Each performance factor is weighted separately in determining whether annual bonuses have been earned.
•Aligned with Shareholders. We believe every employee contributes to our success and, as such, we have endeavored to design a compensation program that provides every employee with a vested interest in our success. For members of our executive team, including our named executive officers, a significant portion of their total compensation is equity-based to promote further alignment between the interests of our executive officers and our shareholders.
The Compensation Committee of the Board of Directors (the “Compensation Committee”) actively reviews and assesses our executive compensation program in consideration of the significant competition for top talent in our industry; the challenges of recruiting, retaining, and motivating executives in an industry that generally has significant risks and longer business cycles than other commercial industries; and evolving compensation governance and best practices. In addition, as a company incorporated in the Cayman Islands, with a substantial presence in Greater China (mainland China, Hong Kong, Macau, and Taiwan, collectively) and the United States and dual-primary listing on Nasdaq and the Hong Kong Stock Exchange, our leadership team must also possess, in addition to deep knowledge of the U.S. and Hong Kong securities laws and governance requirements, the global perspectives and expertise required to navigate geopolitical challenges and to address novel and complex issues amid the evolving global regulatory landscape. Because the Company is designing an executive compensation program to attract, retain, and motivate global talent, with specific knowledge of the evolving Chinese regulatory and operating environment, the Company’s executive compensation program may differ from our U.S. peers to reflect the competitive market in China, the need to attract a global skillset with deep knowledge of both U.S. and Chinese regulatory regimes, and the Company’s desire to incentivize an entrepreneurial mindset to encourage actions that support our long-term growth and strategy. For these reasons, the Compensation Committee looks at the totality of factors the Company faces when it considers and determines executive compensation.
The Compensation Committee strives to act in the long-term best interests of the Company and our shareholders and believes that our executive compensation program is strongly aligned with the long-term interests of our shareholders. In determining whether to approve this proposal, the Compensation Committee believes that shareholders should consider the following with respect to 2023 compensation determinations and governance:
•Independent Compensation Committee. To promote strong oversight of our executive compensation program and decisions, the Compensation Committee consists solely of independent directors. The Compensation Committee is responsible, among other things, for approving executive compensation for named executive officers other than the CEO and for recommending the compensation of the CEO to the Board of Directors for approval. Dr. Du, our Chairman and CEO, does not participate in discussions or determinations regarding her compensation. The Compensation Committee uses an independent compensation consultant, which reports directly to the Compensation Committee, to support its oversight of our executive compensation program and decisions.
•Highly Disciplined, Data-Driven Process: The Compensation Committee holds frequent, scheduled meetings where processes and procedures are reviewed and evaluated for ongoing effectiveness. The Compensation Committee relies on objective data and industry experience provided by its independent compensation consultant to stay current on compensation trends and market best practices.
•Shareholder Outreach and Consideration of Shareholder Feedback: The Compensation Committee reached out to, and considered feedback from, institutional investors representing a significant portion of our outstanding shares with respect to our executive compensation program and determinations. The Compensation Committee expects to continue such shareholder outreach in the future.
•Emphasis on Pay for Performance: We emphasize variable pay over fixed pay, with a significant portion of executive compensation tied to corporate performance, including financial results, and we maintain a clawback policy to help avoid improper payments to our executive officers. We also avoid practices that could cause potential conflicts of interest or result in misalignment with long-term interests of our shareholders, such as by maintaining anti-hedging and anti-pledging policies, providing for “double trigger” equity award vesting and severance benefits upon a change in control, avoiding repricing or exchanging underwater options without shareholder approval, or granting options or SARs at a discount.
•Strong Compensation Governance Principles: Our executive compensation program is designed to support our pay-for-performance culture and to have strong alignment with the interests of our shareholders. For example, our executive officers are eligible for the same benefits as non-executive, salaried employees; they do not receive any executive-only personal benefits. We do not provide supplemental pension plans or retiree health benefits to our executive officers, and our executive officers do not receive tax related gross-ups on any element of compensation. We also actively monitor our “burn rate” to be within industry and peer group standards and eliminated the “evergreen” feature in our equity incentive plan.
We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on providing competitive compensation to our executive officers that incentivizes high levels of performance while providing the Company with tools to attract, retain, and motivate the best talent.

Vote Required
Advisory approval of Proposal 13 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at the Annual Meeting. Broker non-votes and abstentions with respect to Proposal 13 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote. The say-on-pay vote is advisory and therefore not binding on the Board of Directors, the Compensation Committee, or the Company. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders, and to the extent there is a significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSALS 14-15
GENERAL MANDATE TO ISSUE SHARES
Prior to our primary listing on the Hong Kong Stock Exchange, our Board of Directors generally had the authority to issue the Company’s authorized shares. Such authority was similar to that of other companies listed on Nasdaq and in the United States. Under the HK Listing Rules, however, a primary-listed company must obtain such authority from its shareholders to issue authorized but unissued shares. Granting such authority to the Board of Directors is a routine annual matter for primary-listed companies on the Hong Kong Stock Exchange. As a result, we are seeking shareholder approval of a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs (a “General Mandate”), in compliance with the HK Listing Rules and to the same extent already authorized under our Current Articles and the rules of Nasdaq. We are not asking shareholders to approve an increase in authorized share capital.
In light of the dynamics in our industry and the markets in which we operate, we believe in maintaining a strong balance sheet with maximum flexibility to fund our continued efforts to pursue our corporate strategic goals. Such General Mandate authority would allow our company to meet the emerging needs of our business, such as advancing and expanding our pipeline through our research and development activities and pursuing growth opportunities through strategic transactions or business development arrangements, in a timely manner. Consistent with our past practice, the Board of Directors will only authorize issuances of securities under a General Mandate if it determines that such issuances are in the best interests of the Company and its shareholders. The Board of Directors has no immediate plans, arrangements, or understandings to issue any shares pursuant to a General Mandate, and we are not asking shareholders to approve a specific issuance of shares.
Further, the Company does not intend to issue any shares under a General Mandate at a discount of more than 20% to the benchmarked price as described in Rule 13.36(5) of the HK Listing Rules, being the higher of the closing price on the date of issue and the average closing price in the 5 trading days immediately prior to the date of issue.
In accordance with the HK Listing Rules, it is a customary practice for primary-listed companies on the Hong Kong Stock Exchange to seek shareholder authority to issue up to 20% of their total issued shares as of the date of the resolution granting the mandate and for such authority to remain effective until the next annual meeting of shareholders, unless otherwise revised or revoked or modified by shareholders at a general meeting. The General Mandate of up to 20% that shareholders approved at our 2023 annual meeting will expire on the date of our 2024 Annual Meeting. Therefore, consistent with market practice, and as allowed under the HK Listing Rules, we are seeking shareholder approval for continuing authority for the Board of Directors to authorize the Company to issue new shares and/or resell treasury shares (as defined in the HK Listing Rules) (the “treasury shares”) of up to 20% of our issued shares (excluding treasury shares), as described in Proposal 14 below. In recognition of differing preferences and levels of comfort with respect to a General Mandate across our diverse global shareholder base, we are also providing our shareholders with an opportunity to vote on a General Mandate of up to 10% of our issued shares (excluding treasury shares), as described in Proposal 15 below.
Description of Proposal 14
In order to give the Company maximum flexibility to allot and issue ordinary shares and/or ADSs if and when appropriate and in accordance with the HK Listing Rules, the Board of Directors recommends shareholder approval of a General Mandate of up to 20% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting. If approved in accordance with the Hong Kong Stock Exchange requirements and HK Listing Rules, the General Mandate shall remain in force until the next annual general meeting, unless otherwise earlier revised or revoked by shareholders at a general meeting. Pursuant to this proposal, assuming for illustrative purposes that our total issued shares remain unchanged from April 12, 2024 to the date of the Annual Meeting (i.e., 992,087,430 ordinary shares) and the Company does not have treasury shares, the Company will be allowed to issue new shares and/or resell treasury shares of up to a maximum of 198,417,486 ordinary shares. For clarity, this authority will include the authority to issue securities convertible into shares of common stock, or options, warrants, or similar rights to subscribe for shares of common stock or such convertible securities of the Company and to make or grant offers, agreements, and/or options (including bonds, warrants, and debentures convertible into shares of common stock), subject to the limitations described in the resolution above.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF A GENERAL MANDATE TO ISSUE NEW SHARES AND/OR RESELL TREASURY SHARES UP TO 20% OF THE TOTAL NUMBER OF ISSUED ORDINARY SHARES OF THE COMPANY (EXCLUDING TREASURY SHARES) AS OF THE DATE OF THE ANNUAL MEETING.
If Proposal 14 is approved, the Board of Directors will be granted a General Mandate of up to 20% of the total number of issued ordinary shares of the Company (excluding treasury shares). If Proposal 14 is not approved, then Proposal 15 will become applicable. For the avoidance of doubt, Proposal 15 will become applicable, if and only if, Proposal 14 is not approved and Proposal 15 is approved.
Description of Proposal 15
In the alternative, the Board of Director recommends shareholder approval of a General Mandate of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting. Such an alternative General Mandate would similarly be approved in accordance with the Hong Kong Stock Exchange requirements and HK Listing Rules and would remain in force until the next annual general meeting, unless otherwise earlier revised or revoked by shareholders at a general meeting. Pursuant to this proposal, assuming for illustrative purposes that our total issued shares remain unchanged from April 12, 2024 to the date of the Annual Meeting (i.e., 992,087,430 ordinary shares) and the Company does not have treasury shares, the Company will be allowed to issue new shares and/or resell treasury shares of up to a maximum of 99,208,743 ordinary shares. For clarity, this authority will include the authority to issue securities convertible into shares of common stock, or options, warrants, or similar rights to subscribe for shares of common stock or such convertible securities of the Company and to make or grant offers, agreements, and/or options (including bonds, warrants, and debentures convertible into shares of common stock), subject to the limitations described in the resolution above.
Although the Board of Directors believes a General Mandate of up to 20% of the total number of issued ordinary shares (excluding treasury shares) is most appropriate to provide maximum flexibility for the Company, as noted above, the Board of Directors recommends that you vote for a General Mandate of up to 10% as an alternative to provide the Company with such level of flexibility to issue new shares and/or resell treasury shares as it deems appropriate.
Vote Required
Approval of Proposals 14 and 15 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at the Annual Meeting. Broker non-votes and abstentions with respect to these proposals will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote.
IN THE CASE WHERE PROPOSAL 14 IS NOT APPROVED BY THE SHAREHOLDERS, AS AN ALTERNATIVE TO A GENERAL MANDATE OF UP TO 20% RECOMMENDED IN PROPOSAL 14, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF A GENERAL MANDATE TO ISSUE NEW SHARES AND/OR RESELL TREASURY SHARES UP TO 10% OF THE TOTAL NUMBER OF ISSUED ORDINARY SHARES OF THE COMPANY (EXCLUDING TREASURY SHARES) AS OF THE DATE OF THE ANNUAL MEETING.
If Proposals 14 and 15 are both voted “FOR” by a majority of shareholders, Proposal 15 will not be applicable and only Proposal 14 will be approved, and the Board of Directors will be granted a General Mandate of up to 20% of the total number of issued ordinary shares of the Company (excluding treasury shares). If Proposal 14 is not approved, but Proposal 15 is approved, the Board of Directors will be granted a General Mandate of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares).

PROPOSAL 16
GENERAL MANDATE TO REPURCHASE SHARES
Description of Proposal 16
Prior to our primary listing on the Hong Kong Stock Exchange, our Board of Directors generally had the authority to repurchase the Company’s authorized shares. Such authority was similar to that of other companies listed on Nasdaq or in the United States. Under the HK Listing Rules, however, a company must obtain such authority from its shareholders to repurchase its shares on the Hong Kong Stock Exchange. Granting such authority to the Board of Directors is a routine annual matter for primary-listed companies on the Hong Kong Stock Exchange and is consistent with market practice. Without such authority, our ability to repurchase shares would be limited to the repurchase of shares that trade on Nasdaq and would not include repurchases of shares that trade on the Hong Kong Stock Exchange. Granting the Board of Directors this authority will provide parity between investors who hold our shares that trade on Nasdaq and investors that hold our shares that trade on the Hong Kong Stock Exchange.
As a result, in order to give the Company the flexibility to repurchase ordinary shares and/or ADSs if and when appropriate and in accordance with the HK Listing Rules, we are seeking shareholder approval of a general mandate to the Board of Directors to repurchase ordinary shares and/or ADSs (the “Repurchase Mandate”) of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares as defined in the HK Listing Rules) (the “treasury shares”) as of the date of the Annual Meeting. If approved in accordance with the Hong Kong Stock Exchange requirements and HK Listing Rules, the Repurchase Mandate shall remain in force until the next annual general meeting, unless otherwise earlier revised or revoked by shareholders at a general meeting. We are seeking shareholder approval of a mandate to authorize the Board of Directors to repurchase shares and/or ADSs of up to 10% of our issued shares (excluding treasury shares). Pursuant to this proposal, assuming for illustrative purposes that our total issued shares remain unchanged from April 12, 2024 to the date of the Annual Meeting (i.e., 992,087,430 ordinary shares) and the Company does not have treasury shares, the Company will be allowed to repurchase a maximum of 99,208,743 ordinary shares, in compliance with the HK Listing Rules and to the same extent already authorized under our Current Articles and applicable Cayman law, SEC, and Nasdaq requirements.
The Board of Directors believes that, following our primary listing on the Hong Kong Stock Exchange, it is in the best interests of the Company and our shareholders to have a general authority from our shareholders to enable our Company to purchase its shares in the markets. Further, the Company believes it is important to promote equality between shareholders, regardless of the exchange on which the shares they hold trade. The Board of Directors would only repurchase shares if it believes it is in the best interests of the Company and its shareholders, taking into account the Company’s overall financial position. The Board of Directors has no immediate plans to repurchase any shares pursuant to this mandate, and we are not asking shareholders to approve a specific repurchase of shares.
The Board of Directors recommends shareholder approval of a Repurchase Mandate of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting. If approved by shareholders, the Repurchase Mandate will remain in force until the next annual general meeting, unless otherwise earlier revised or revoked by shareholders at a general meeting.
Vote Required
Approval of Proposal 16 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at the Annual Meeting. Broker non-votes and abstentions with respect to Proposal 16 will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF A MANDATE TO REPURCHASE UP TO 10% OF THE TOTAL NUMBER
OF ISSUED ORDINARY SHARES OF THE COMPANY (EXCLUDING TREASURY SHARES)
AS OF THE DATE OF THE ANNUAL MEETING.

EXPLANATORY STATEMENT
This explanatory statement contains the information required pursuant to Rule 10.06(1)(b) of the HK Listing Rules.
Share Capital
As of April 12, 2024, the total number of issued ordinary shares was 992,087,430 and the Company did not have treasury shares. Subject to the passing of Proposal 16 and on the basis that no further ordinary shares are issued or repurchased prior to the Annual Meeting, the Company would be allowed under the Repurchase Mandate to repurchase a maximum of 99,208,743 ordinary shares, representing 10% of the total number of issued ordinary shares as of the date of approval of Proposal 16.
Reasons for Repurchase
The Directors believe that it is in the best interests of the Company and its shareholders as a whole to have a general authority from its shareholders to enable the Directors to repurchase ordinary shares and/or ADSs. When exercising the Repurchase Mandate, the Directors may, subject to market conditions and the Company’s capital management needs at the relevant time of the repurchase, resolve to cancel the shares repurchased following settlement of any such repurchase or hold them as treasury shares. Shares repurchased for cancellation may, depending on specific circumstances, lead to an increase in net assets per share and/or earnings per share of the Company. On the other hand, shares repurchased and held by the Company as treasury shares may be resold on the market at market prices to raise funds for the Company, or transferred or used for other purposes, subject to compliance with the HK Listing Rules, the Current Articles, and the laws of the Cayman Islands. Share repurchases will only be made when the Directors believe that such a repurchase will generally benefit the Company and its shareholders as a whole.
Funding of Repurchase
Repurchases of shares must be funded out of funds legally available for such purpose in accordance with the Current Articles, the applicable listing rules of the stock exchanges on which our shares or ADSs are listed and all applicable laws and regulations of the Cayman Islands.
Impact of Repurchase
In the event that the Repurchase Mandate was to be exercised in full at any time during the proposed period within which the Repurchase Mandate may be exercised, there might be a material adverse impact on the working capital and/or gearing position of the Company as compared with the position of the Company as disclosed in the audited financial statements for the year ended December 31, 2023 contained in the 2023 annual report of the Company. However, the Directors do not propose to exercise the Repurchase Mandate to such an extent as would, in the circumstances, have a material adverse effect on the working capital and/or the gearing position which in the opinion of the Directors are from time to time appropriate for the Company.
Share Prices
The highest and lowest prices at which the shares were traded on the Hong Kong Stock Exchange during each of the previous 12 months immediately prior to April 12, 2024 were as follows. While our shares are dual-primary listed on Nasdaq and the Hong Kong Stock Exchange, the information set forth below relates exclusively to our listing on the Hong Kong Stock Exchange and is therefore provided in Hong Kong dollars (HK$). The below values do not represent trading prices of our shares on Nasdaq.

	Share Price
	Highest (HK$)	Lowest (HK$)
2023
April	32.30	25.15
May	29.50	23.30
June	28.25	19.84

July	25.75	21.80
August	24.80	17.66
September	23.50	18.64
October	20.40	17.60
November	24.40	18.94
December	23.90	19.04

2024
January	21.65	16.24
February	18.10	14.12
March	16.82	12.26
April (up to April 12, 2024)	13.18	10.80
Directors, Close Associations, and Core Connected Persons
The Directors will exercise the power of the Company to make repurchases pursuant to the Repurchase Mandate to be approved under Proposal 16 in accordance with the HK Listing Rules and the laws of the Cayman Islands.
None of the Directors nor, to the best of their knowledge having made all reasonable inquiries, any of their close associates (as defined under the HK Listing Rules), have any present intention to sell any shares to the Company under the Repurchase Mandate if such is approved by the shareholders.
No core connected persons (as defined under the HK Listing Rules) of the Company have notified the Company that they have a present intention to sell any shares to the Company, nor has any of them undertaken not to do so, in the event that the Repurchase Mandate is approved by the shareholders.
The HK Takeovers Code
If, on exercise of the power to repurchase shares pursuant to the Repurchase Mandate, a shareholder’s proportionate interest in the voting rights of the Company increases, such increase will be treated as an acquisition for the purposes of Rule 32 of the Codes on Takeovers and Mergers issued by the Securities and Futures Commission in Hong Kong (the “HK Takeovers Code”). As a result, a shareholder or group of shareholders acting in concert (within the meaning of the HK Takeovers Code), depending on the level of increase of the shareholder’s interest, could obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rule 26 of the HK Takeovers Code.
To the best of the Directors’ knowledge, information, and belief, having made all reasonable inquiries, based on the shareholding information available to the Directors, as of April 12, 2024, an exercise of the Repurchase Mandate in full would not result in any of the shareholders becoming obliged to make a mandatory offer under Rule 26 of the HK Takeovers Code.
The Directors have no present intention to exercise the Repurchase Mandate to such an extent that would result in any shareholder or any other persons becoming obliged to make a general offer under the HK Takeovers Code or the number of shares in the hands of the public falling below the prescribed minimum percentage of 25% under the HK Listing Rules.
Repurchases of Shares
The Company did not repurchase any shares (whether on the Hong Kong Stock Exchange or otherwise) in the preceding six months.
Unusual Features
Neither this explanatory statement nor the proposed share repurchase has any unusual features.

PROPOSAL 17
APPROVAL OF THE ZAI LAB LIMITED 2024 EQUITY INCENTIVE PLAN
Description of the Proposal
Overview
On April 16, 2024, the Board of Directors approved the Zai Lab Limited 2024 Equity Incentive Plan (the “2024 Plan”), conditioned on and subject to the passing of the necessary ordinary resolution at a general meeting of the Company approving the adoption of the 2024 Plan. The 2024 Plan will replace the Zai Lab Limited 2022 Equity Incentive Plan (the “2022 Plan”) with respect to future grants, and accordingly, the Company will not make any further grant of options or awards under the 2022 Plan upon the adoption of the 2024 Plan. Awards already granted under the 2022 Plan as well as the Zai Lab Limited 2017 Equity Incentive Plan (the “2017 Plan”) and the Zai Lab Limited 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) will remain in full force and effect pursuant to the terms and conditions of the respective plan. The 2024 Plan will be subject to the requirements under Chapter 17 of the HK Listing Rules, and all types of awards granted under the 2024 Plan which involve the issue of new shares or use of treasury shares (as defined in the HK Listing Rules) (the “treasury shares”) shall comply with Chapter 17 of the HK Listing Rules (including but not limited to the Scheme Mandate Limit (as defined below)).
Similar to the 2022 Plan, the 2024 Plan is designed to enhance the flexibility of the Compensation Committee of the Board of Directors (the “Compensation Committee”) in granting share options and other awards (each, an “award”) to (i) directors and employees of our Company or any of its subsidiaries; and (ii) directors and employees of the holding companies, fellow subsidiaries, or associated companies of the Company, and to allow us to continue to grant share options and other awards to such persons at levels determined to be appropriate by the Administrator (as defined below). The Board of Directors believes that share options and other share-based incentive awards play an important role in our success by allowing us to attract, retain, and reward the Company’s employees and non-employee directors whose judgement, initiative, and efforts contribute to the successful conduct of our business. The Board of Directors also anticipates that providing such persons with a direct equity stake in our Company will result in a closer alignment of the interests of such individuals with those of our Company and our shareholders.
If the 2024 Plan is approved by our shareholders, the Company will make an application to the Hong Kong Stock Exchange for the listing of, and permission to deal in, the shares that will be issued under the 2024 Plan. If the 2024 Plan is not approved by our shareholders, share options and other awards will continue to be granted under the 2022 Plan.
Information Regarding Our Equity Incentive Program
The following table provides certain additional information regarding our equity incentive program.

As of December 31, 2023
Total number of outstanding awards under the 2015 Plan, 2017 Plan, and 2022 Plan	135,863,650
Total number of outstanding awards under the 2015 Plan, 2017 Plan, and 2022 Plan, as a percentage of the shares outstanding	13.7%
Weighted-average exercise price of outstanding share options	3.14
Weighted-average remaining term of outstanding share options	5.81
Rationale for Share Increase
Because the 2024 Plan does not include an “evergreen” feature, the number of shares reserved under the 2024 Plan will not increase automatically. The aggregate number of shares reserved and available for issuance under our 2022 Plan as of April 12, 2024 was 97,908,743. The aggregate number of 99,208,743 shares contemplated by the 2024 Plan (based on the number of shares issued as of April 12, 2024 and assuming there is no change in the number of issued shares between April 12, 2024 and the Effective Date) reflects an increase of 1,300,000 shares reserved and available for issuance, which is equal to approximately 0.13% of the Company’s total issued shares as of the date hereof. Given our increased headcount and our continued efforts to motivate and retain our employees and to develop and commercialize our product portfolio, we believe the share increase contemplated by the 2024 Plan is critical to our ongoing effort to build shareholder value.
Equity incentive awards are an important component of our executive and non-executive employee compensation. Through such awards, we link the interests of employees throughout the organization to the interests of our shareholders and motivate our employees to act as owners of the business. The Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain, and motivate the talented and qualified employees necessary for our continued growth and success.
We attempt to manage our long-term shareholder dilution by limiting the number of equity incentive awards we grant annually. The Compensation Committee carefully monitors our annual burn rate, total dilution, and equity expense in order to maximize shareholder value by granting only the appropriate number of equity incentive awards that it believes is necessary to attract, reward, and retain employees.
As of April 12, 2024, the closing price of our ADS on Nasdaq was $14.31.
We anticipate that, if the 2024 Plan is approved and becomes effective, the number of shares available for grant under the 2024 Plan upon adoption should be sufficient to provide equity incentives to attract, retain, and motivate our employees through at least the end of 2025, although it is possible that we will exhaust the share pool sooner, such as if we expand our workforce to support our growing business at a rate higher than we currently expect.
Key Features of the 2024 Plan
The Company may issue new shares or use treasury shares, to the extent permitted under the HK Listing Rules, to satisfy grants made under the 2024 Plan. While the Board of Directors is aware of and has considered the potential dilutive effect of additional awards and option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the 2024 Plan is consistent with our executive compensation philosophy and the compensatory practices of other biotechnology companies in our peer group. The 2024 Plan contains a number of features that are designed to serve our shareholders’ interests and to reflect corporate governance best practices, including:
•Pool Size / Scheme Mandate Limit. Subject to the capitalization adjustments provisions set forth in the 2024 Plan, the maximum number of shares that may be delivered in satisfaction of awards under the 2024 Plan is 99,208,743 ordinary shares (the “Scheme Mandate Limit”); provided that the maximum number of shares that may be issued upon exercise or vesting of all awards to be granted under the 2024 Plan and any other schemes or plans of the Company shall not in aggregate exceed 10% of the issued share capital of the Company (excluding treasury shares) as of the date of the 2024 Plan is approved by our shareholders (the “Effective Date”), and the Scheme Mandate Limit will automatically be reduced to an amount, together with any other schemes or plans of the Company, equal to ten percent (10%) of the issued share capital of the Company (excluding treasury shares) as of the Effective Date. As of April 12, 2024, there are a total of 992,087,430 ordinary shares of the Company in issue and the Company did not have treasury shares. The awards lapsed in accordance with the terms of the 2024 Plan will not be regarded as utilized for the purpose of calculating the Scheme Mandate Limit.
The Company may seek approval of its shareholders in a general meeting to refresh the Scheme Mandate Limit after three (3) years from the date of such approval for the last refreshment (or the Effective Date). Additional refreshment within any three (3)-year period must be approved by independent shareholders of the Company in a manner compliant with Chapter 17 of the HK Listing Rules, as applicable. The total number of shares which may be issued upon exercise or vesting of all awards to be granted under the 2024 Plan and any other schemes or plans of the Company under the limit as refreshed shall not exceed ten percent (10%) of the total number of shares in issue (excluding treasury shares) as of the date of shareholder approval to refresh such limit.

•Term of the Plan. The term of the 2024 Plan will expire ten years from the Effective Date.
•Determination of Exercise Price. The exercise price of any share option or share appreciation right granted under the 2024 Plan will be established by the Administrator (as defined below) or will be determined by a method established by the Administrator at the time of grant; provided, however, that the exercise price will not be less than the higher of (i) the per-share closing price of the Company’s ADSs on Nasdaq on the date of grant, which must be a Nasdaq trading day, and (ii) the average per-share closing price of the Company’s ADS (or, if applicable, a share) on Nasdaq for the five Nasdaq trading days immediately preceding the date of grant. However, in the case of an incentive share option granted to a ten-percent shareholder within the meaning of Section 422 of the Internal Revenue Code, the exercise price will be no less than 110% of the per-share closing price of an ADS (or, if applicable, a share) on Nasdaq on the date of grant (which must be a Nasdaq trading day) in addition to (i) and (ii) above, whichever is higher. Furthermore, in the case of share options and share appreciation rights granted under the 2024 Plan as substitute awards under plans and arrangements of the Company or an affiliate that are assumed in business combinations or similar corporate transactions, such awards may provide for exercise prices that are less than the fair market value of a share at the time of the replacement grants, if the Administrator determines that such exercise price is appropriate to preserve the economic benefit of the award.
Rule 17.03E of the HK Listing Rules provides that the exercise price of share options must be at least the higher of: (i) the closing price of the shares as stated in the Hong Kong Stock Exchange’s daily quotations sheet on the date of grant, which must be a business day; and (ii) the average closing price of the shares as stated in the Hong Kong Stock Exchange’s daily quotations sheets for the five (5) business days immediately preceding the date of grant. For the reasons below, the Company applied for, and the Hong Kong Stock Exchange granted, a waiver from strict compliance with Rule 17.03E of the HK Listing Rules:
(a) Since the listing of the Company’s ADSs on Nasdaq in September 2017, it has been the Company’s practice to issue options exercisable into ADSs denominated in U.S. dollars under the 2015 Plan, the 2017 Plan, and the 2022 Plan with reference to Nasdaq prices.
(b) The Company prepares and will continue to prepare its accounts based on U.S. Generally Accepted Accounting Principles in line with its established practice of granting options with exercise prices and share awards with grant values denominated in U.S. dollars and tied to the market price of its ADSs.
(c) The vast majority of the Company’s trading volume for its securities is on Nasdaq. If any option or SAR granted must only be exercisable into ordinary shares with an exercise price based on Hong Kong Stock Exchange prices, this will significantly impede the ability of grantees to exercise those options and SARs.
(d) Almost all eligible participants under the 2024 Plan reside outside of Hong Kong, primarily in the United States and mainland China. It will diminish the incentives to them if the exercise price of the options and SARs were calculated with reference to the Hong Kong Stock Exchange prices denominated in Hong Kong dollars. It will likely lead to significant inconvenience for those eligible participants with regard to the management of their holdings in the Company and their corresponding financial planning. It will also cause significant administrative burdens to the Company, both from a timing and cost perspective to change the determination and calculation of the exercise prices of options and SARs and to provide the necessary training to all affected eligible participants.
(e) The method for determining the exercise price of the options and SARs based on Nasdaq prices substantially replicates the requirement in Rule 17.03E of the HK Listing Rules.
The waiver from strict compliance with Rule 17.03E of the HK Listing Rules is subject to the condition that the Company shall not issue any share options with an exercise price denominated in Hong Kong dollars unless such exercise price complies with Rule 17.03E of the HK Listing Rules.

The Board of Directors is of the view that the basis of determining the exercise price aligns with the purposes of the 2024 Plan to incentivize participants to generate shareholder value, to enable them to participate in the growth of the Company, and to align their interests with the interests of the shareholders.
•Maximum Individual Limit. Unless approved by the shareholders, in accordance with the HK Listing Rules and the terms of the 2024 Plan, the total number of shares issued and to be issued upon the vesting or exercise of awards granted under the 2024 Plan and any other plan of the Company to an individual grantee within any 12-month period (excluding any awards that have lapsed in accordance with the terms of the 2024 Plan or such other plan) shall not exceed 1% of the shares in issue (excluding treasury shares) at the date of any such grant, provided that awards may be issued in excess of such limit if separately approved by the shareholders in a manner compliant with Chapter 17 of the HK Listing Rules.
Any grant of awards to a director, chief executive, or substantial shareholder of the Company, or any of their respective associates, under the 2024 Plan must be approved by the independent non-executive directors of the Company (excluding any independent non-executive director who is the grantee of the awards).
In the event any grant of share awards (excluding grant of options) to a director (other than an independent non-executive director) or chief executive of the Company, or any of their respective associates, would result in the shares issued and to be issued in respect of all share awards granted (excluding any share awards lapsed in accordance with the terms of the 2024 Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the relevant class of shares in issue (excluding treasury shares), such further grant of share awards must be approved by shareholders of the Company in a general meeting in the manner set out in Rule 17.04(4) of the HK Listing Rules.
In the event any grant of awards to an independent non-executive director or substantial shareholder of the Company, or any of their respective associates, would result in the shares issued and to be issued in respect of all awards granted (excluding any awards lapsed in accordance with the terms of the 2024 Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the relevant class of shares in issue (excluding treasury shares), such further grant of awards must be approved by shareholders of the Company in a general meeting in the manner set out in Rule 17.04(4) of the HK Listing Rules.
•Maximum Award Limit to Directors. The maximum grant date fair value of all equity-based awards granted under the 2024 Plan and cash compensation awarded to any non-employee director in any calendar year shall not exceed (a) in the case of a newly appointed director, $1,000,000 in the first year of such director’s appointment, or (b) for all other directors, $750,000, subject to individual limits set forth in the 2024 Plan and applicable laws, regulations, and listing requirements. However, such limit shall not apply to any award granted pursuant to a director’s election to receive an award or shares in lieu of cash retainer or other fees (to the extent such award or shares have a fair market value equal to the value of such cash retainers or other fees); provided further that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or an affiliate or compensation received by the director in his or her capacity as an executive officer or employee of the Company. Any grant made to directors is also subject to the limitations as set out in “Maximum Individual Limit” above.
•Timing of Awards. No awards shall be granted in the periods prohibited under applicable laws, regulations, and listing requirements.
•Terms of Awards. The Administrator shall determine the terms of all awards (including, but not limited to, the amount, if any, payable on acceptance of a share option), subject to the limitations provided in the 2024 Plan.

Except as required by applicable laws, regulations, and listing requirements, a participant is not required to pay any amount to apply for or accept an award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an award, the participant will be deemed to have agreed to the terms of the award and the 2024 Plan. Grants of awards shall be made on the basis of the participant’s contributions to the development and growth of the Company, as determined by the Administrator.
•Share Option Term. The term of each share option shall be fixed by the Administrator, and no share option shall be exercisable more than ten (10) years after the date the share option is granted (or five (5) years from the date of grant in the case of an incentive share option granted to a ten-percent shareholder (as described above)). The Administrator shall also determine the time or times at which an award vests or becomes exercisable and the terms (including performance criteria to be satisfied) on which a share option remains exercisable. Unless otherwise determined by the Administrator, a grantee is not required to achieve any performance target before the share options can be exercised. Any share option granted but not exercised by the end of its option term will automatically lapse.
The Board of Directors are of the view that the flexibility given to the Administrator to set the terms and conditions in the grant of options (such as the time-vesting conditions, the performance targets to be achieved, and the exercise price of options) for each grant will help motivate the participants to make continued contributions to the Company and its subsidiaries, which serves the purpose of the 2024 Plan.
•Flexibility in Designing Equity Compensation Schemes. The 2024 Plan allows us to provide a broad array of equity incentives, including awards of share options, share appreciation rights, restricted shares, restricted share units, performance-based awards, unrestricted shares, and other types of awards that are convertible into or otherwise based on shares.
•Repricing is Not Allowed. Except in connection with a corporate transaction or capitalization adjustment involving the Company or certain “Covered Transactions,” the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding share options or share appreciation rights to reduce the exercise price or base value of such share options or share appreciation rights; (ii) cancel outstanding share options or share appreciation rights in exchange for share options or share appreciation rights with an exercise price or base value that is less than the exercise price or base value of the original share options or share appreciation rights; or (iii) cancel outstanding share options or share appreciation rights that have an exercise price or base value greater than the fair market value of a share on the date of such cancellation in exchange for cash or other consideration.
A “Covered Transaction” includes (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; and (iii) a dissolution or liquidation of the Company.
Notwithstanding the above, adjustment of the exercise or purchase price and/or the number of shares subject to options or awards granted under the 2024 Plan may only be adjusted (in accordance with the manner set out in “Capitalization Adjustments” below) in the event of a capitalization issue, rights issue, sub-division or consolidation of shares, or reduction in capital.
Any adjustments required under Rule 17.03(13) of the HK Listing Rules must give a participant the same proportion of the equity capital, rounded to the nearest whole share, as that to which that person was previously entitled, but no such adjustments may be made to the extent that a share would be issued at less than its nominal value (if any). The issuance of securities as consideration in a transaction may not be regarded as a circumstance requiring adjustment, except as otherwise permitted by HK Listing Rules. In respect of any such adjustments, other than any made on a capitalization issue, an independent financial adviser or the Company’s auditors must confirm to the directors in writing that the adjustments satisfy the requirements set forth in Chapter 17 of the HK Listing Rules.
•No Current Dividends Paid for Unearned Awards. Pursuant to the 2024 Plan, any distributions, dividends, or dividend equivalents with respect to awards (other than share options) that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards. In this regard, we note that we currently do not pay dividends and do not anticipate doing so in the foreseeable future. Holders of share options and share appreciation rights shall not have any rights to participate in any dividends or distributions (including those arising on a liquidation of the Company) declared, recommended, or resolved to be paid to the shareholders before they become a shareholder with respect to such underlying shares.
•Minimum Vesting Provision. The Administrator shall determine the time(s) at which an award vests or becomes exercisable and the terms (including any performance measures to be satisfied) on which an award remains exercisable. When determining the vesting period of each award, the Administrator shall consider the purposes of the 2024 Plan, including, but not limited to, attracting, motivating, and retaining employees, providing market competitive compensation, and better aligning the interests of award recipients with the shareholders.
Awards granted under the 2024 Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the award is granted, other than awards granted to employee participants which are: (i) substitute awards, (ii) awards to employee directors which vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, and (iii) any additional awards the Administrator may grant, up to a maximum of 5% of the available shares under the 2024 Plan, in respect of certain limited award types, for example awards with performance-based vesting conditions, awards that are made in batches for administrative or compliance reasons, awards that vest evenly over a period of twelve (12) months or more, or awards with a total vesting and holding period of more than twelve (12) months. This restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of awards at any time.
The Board of Directors and the Compensation Committee are of the view that (1) there are certain instances (for example those set out above) where a strict twelve (12)-month vesting requirement would not be appropriate or fair to the holder(s) of the awards; (2) there is a need for the Company to retain the flexibility to reward exceptional performers with accelerated vesting period or in exceptional circumstances where justified, which are consistent with the purpose of the 2024 Plan, the Company’s compensation policies, and market practices, taking into account, among other items, individual performance or contributions to the Company, retention concerns, and/or internal pay equity; (3) the Company should be allowed to formulate its own talent recruitment and retention strategies in response to changing market conditions and industry competition. It should have the flexibility to impose vesting conditions such as performance-based vesting conditions instead of time-based vesting criteria depending on individual circumstances (such as giving the Administrator discretion to grant awards of up to 5% of the available shares under the 2024 Plan with a vesting period shorter than 12 months, as set out in (iii) in the previous paragraph, which is in line with the market practice in the United States and is reasonable in the opinion of the Board of Directors and the Compensation Committee) so as to align with the purpose of the 2024 Plan to improve the Company’s long-term incentive mechanism to attract and retain outstanding talent.
As such, the Board of Directors and the Compensation Committee are of the view that the circumstances when the vesting period is shorter than twelve (12) months prescribed above are appropriate and align with the purpose of the 2024 Plan.
•Performance Targets and Clawback Mechanism. The Administrator may grant performance awards, which are awards subject to corporate performance measures. Corporate performance measures may be company-wide or related to a specific subsidiary, division, function, operating unit, line of business, project, or geographic area. Such performance measures may include cash flow, revenue, earnings, earnings per share, return on assets, return on equity, return on investment, share price, total shareholder return, market value added or economic value added, customer satisfaction metrics, and any other performance-related goals as the Administrator determines. The Administrator may amend or adjust the performance measure(s), in its sole discretion. Performance measures shall be subject to such other rules and conditions as the Administrator may establish.
The Administrator may provide in any case that any outstanding award (whether or not vested or exercisable) and the proceeds from the exercise or disposition of any award or shares acquired under any award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the participant to whom the award was granted violates (A) a non-competition, non-solicitation, confidentiality, or other restrictive covenant by which he or she is bound or (B) any Company or Affiliate policy applicable to the participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes awards under the 2024 Plan. In addition, the Administrator shall require forfeiture and disgorgement to the Company of any outstanding award and the proceeds from the exercise or disposition of any award or shares acquired under any award, with interest and other related earnings, to the extent required by applicable laws, regulations, and listing requirements, including, without limitation, Section 10D of the Exchange Act, and any applicable corporate policy.
The Board of Directors believes that this will provide the Administrator with more flexibility in setting out the terms and conditions of the awards under particular circumstances of each grant and facilitate the ability to offer suitable incentives to attract and retain quality personnel that are valuable to the development of the Company. The Board of Directors recognizes that it may not always be appropriate to impose performance targets or prescribe a clawback mechanism. One of the purposes of granting the awards is to provide motivation and incentive to employees and directors of the Company and its subsidiaries whose contributions are important to the long-term growth of the Company. The grant of the awards is for the purpose of attracting and retaining talent. As such, the Administrator should be given sufficient flexibility to decide the best way to achieve such purpose taking into account changing market conditions, industry competition, and the individual circumstances of each participant. It may sometimes be impractical to expressly set out a generic set of performance targets in the 2024 Plan, as each participant will play different roles and contribute in diverse ways to the Company.
•Broad-Based Eligibility for Equity Awards. We grant equity awards to eligible employees to align their interests with those of shareholder and to motivate our employees to act as owners of the business.
•Rights of Holders of Awards. Except with respect to a restricted share award, any holder of an award shall have the rights of a shareholder only as to shares acquired upon vesting or exercise of an award. Accordingly, such holder shall not have any voting rights, or rights to participate in any dividends or distributions (including those arising on a liquidation of the Company) declared, recommended, or resolved to be paid to the shareholders on the register of members of the Company on a date prior to the name of such holder being registered on such register. However, the Administrator may also grant dividend equivalent rights to a holder of a non-option award that would entitle the recipient to receive credits for dividends that would be paid if the recipient held a specified number of ordinary shares; provided that, with respect to unvested awards that are subject to vesting conditions, any dividends or dividend equivalent rights will be subject to the same vesting conditions as the underlying awards.
•Transferability. Awards granted to a participant under the 2024 Plan are non-transferable except as designated by the participant by will or by the laws of descent and distribution, or, if provided by the Administrator, pursuant to a qualified domestic relations order; provided, however, that awards may be transferred to or for the benefit of the participant’s family if provided by the Administrator and subject to approval from the Hong Kong Stock Exchange. The Company will seek a waiver from the Hong Kong Stock Exchange before granting any award which is transferable.

•Cancellation of Awards. The Administrator may at any time cancel share options previously granted to, but not yet exercised by a participant to whom the share option was granted. Where the Company cancels share options and offers share options to the same participant, the offer of such new share options may only be made with available share options to the extent not yet granted (excluding the cancelled share options) within the Scheme Mandate Limit. Cancellation of non-share options will be governed by the provisions set out under “Amendment and Termination” below.
•Amendment and Termination. The Board of Directors or the Administrator may at any time amend the 2024 Plan or any outstanding award for any reason permitted by applicable laws, regulations, and listing requirements, and may at any time terminate the 2024 Plan as to any future grants of awards; provided, however, that except as otherwise expressly provided in the 2024 Plan, the Board of Directors or the Administrator may not, without the participant’s consent, alter the terms of an award so as to affect materially and adversely the participant’s rights under the award, unless the Board of Directors or the Administrator expressly reserved the right to do so at the time the award was granted. Any amendments to the 2024 Plan or any outstanding award will be conditioned upon shareholder approval or approval by the Board of Directors or members thereof only to the extent, if any, such approval is required by applicable laws, regulations, and listing requirements, as determined by the Board of Directors or the Administrator. To the extent required under applicable laws, regulations, and listing requirements, amendments to the terms of the 2024 Plan and the terms of the awards granted under the 2024 Plan will be subject to approval by the shareholders entitled to vote at a meeting of the shareholders. The powers and authority of the Board of Directors or the Administrator in relation to the alteration of any terms of the 2024 Plan will not be changed except with prior sanction of a resolution of the Company in a general meeting. In the event the 2024 Plan is terminated while any award remains outstanding, the provisions of the 2024 Plan will remain in full force to the extent necessary to give effect to the exercise or vesting of any such award. Any amended terms of the 2024 Plan must comply with the relevant requirements under Chapter 17 of the HK Listing Rules.
This summary is subject to the specific provisions contained in the full text of the 2024 Plan set forth in Appendix A to this Proxy Statement. A copy of the 2024 Plan will be published on the websites of the Hong Kong Stock Exchange and the Company for a period of not less than fourteen (14) days before the date of the Annual Meeting and will also be made available for inspection at the Annual Meeting.
Other Features of the 2024 Plan
The 2024 Plan provides us with flexibility to issue various equity-based incentive awards, as described below, to attract, retain, and motivate our workforce. The shares we issue pursuant to awards granted under the 2024 Plan may be authorized by unissued ordinary shares, previously issued ordinary shares, or ADSs, as determined in the discretion of the Administrator.
The 2024 Plan is administered by the Compensation Committee; provided that the Board of Directors may, in its sole discretion, elect to administer all or certain parts of the 2024 Plan. The Compensation Committee may delegate to subcommittees, other members of the Board of Directors, or officers of the Company such duties, powers, and responsibilities as may be permitted under applicable laws, regulations, and listing requirements, provided that it may not delegate its power and authority regarding eligibility for awards or executive officer compensation. The term “Administrator” thus includes the Board of Directors, the Compensation Committee, and person(s) delegated authority under the 2024 Plan, as applicable.
The following persons, as selected from time to time by the Administrator, are eligible to participate in the 2024 Plan: (i) directors and employees of the Company (including persons who are granted awards under the 2024 Plan as an inducement to enter into employment contracts with the Company); and (ii) directors and employees of the holding companies, fellow subsidiaries or associated companies of the Company.

As of January 31, 2024, nine non-employee directors and approximately 2,175 employees would be eligible to participate in the 2024 Plan, if selected by the Administrator.
The Board of Directors (including the independent non-executive Directors) considers that the basis of determination of the eligibility of participants aligns with the purposes of the 2024 Plan on the following grounds:
•The Board of Directors believes that share options and other share-based incentive awards play an important role in the Company’s success by encouraging and enabling the employees, officers, non-employee directors of the Company and its related entities whose judgement, initiative, and efforts contribute to the Company’s success;
•The Board of Directors anticipates that providing such persons with a direct equity stake in the Company will result in a closer alignment of the interests of such individuals with those of the Company and the shareholders, thereby stimulating their efforts and strengthening their desire to remain with the Company;
•In assessing the eligibility of these persons, the Administrator will take into account a wide range of factors, including but not limited to, their potential and/or actual contribution to the Company’s business, their past performance, the scale of their business involvements or dealings with the Company, the length of the respective relationships between them and the Company and the benefits and positive impacts they have brought about to the Company’s business development. In this way, the Administrator will be able to assess the eligibility and contribution of each participant and determine the terms of grant to enable the purpose of the 2024 Plan to be achieved.
Under the 2024 Plan, the Administrator may award share options, share appreciation rights (“SARs”), restricted shares, share units (including restricted share units), performance awards, unrestricted shares, and other types of awards that are convertible into or otherwise based on shares (each an “award”). The Administrator may also grant dividend equivalent rights to a holder of a non-option award that entitle the recipient to receive credits for dividends that would be paid if the recipient held a specified number of ordinary shares; provided that, with respect to unvested awards that are subject to vesting conditions, any dividends or dividend equivalents will be subject to the same vesting conditions as the underlying awards.
•Share Options and SARs. The Administrator may grant share options, including incentive share options (“ISOs”), as well as SARs. A share option is a right entitling the holder to acquire shares upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in shares or, if specified in the award agreement, cash) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is to be measured. Other than in the case of substitute awards, the exercise price (or the base value from which the appreciation is measured) of each award requiring exercise will not be less than the higher of (i) the per-share closing price of an ADS (or, if applicable, an ordinary share) on Nasdaq on the grant date; and (ii) the average per-share closing price of an ADS (or, if applicable, an ordinary share) on Nasdaq for the five (5) trading days immediately preceding the grant date (or, if greater, the par value of an ordinary share on such date). However, in the case of an ISO granted to a 10% shareholder within the meaning of Section 422 of the Internal Revenue Code, the exercise price shall be no less than 110% of the per-share closing price of an ADS (or, if applicable, a share) on Nasdaq on the grant date.
Where the exercise of an award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and applicable laws, regulations, and listing requirements, (A) through the delivery of previously acquired unrestricted shares, or the withholding of unrestricted shares otherwise deliverable upon exercise, in either case, that have a fair market value equal to the exercise price; (B) through a broker-assisted exercise program acceptable to the Administrator; (C) by other means acceptable to the Administrator; or (D) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (A) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

Unless the Administrator expressly provides otherwise, the following rules will apply if a participant’s employment ceases:
(A) Except as provided in (B) and (C) below, immediately upon the cessation of the participant’s employment each unvested share option and SAR that is then held by the participant will cease to be exercisable and will terminate and all other Awards that are then held by the participant, to the extent not already vested will lapse;
(B) Subject to (C) and (D) below, all vested and unexercised share options and SARs held by the participant immediately prior to the cessation of the participant’s employment, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of three (3) months from the effective date of the termination of employment or (2) the period ending on the latest date on which such share option or SAR could have been exercised, and will thereupon immediately terminate;
(C) Subject to (D) below, all vested and unexercised share options and SARs held by a participant immediately prior to the cessation of the participant’s employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of one (1) year from the date of the participant’s death or (2) the period ending on the latest date on which such share option or SAR could have been exercised, and will thereupon immediately terminate; and
(D) All share options and SARs (whether or not vested or exercisable) held by a participant immediately prior to the cessation of the participant’s employment will immediately terminate upon such cessation of employment if the termination is for specified cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the participant’s employment to be terminated for specified cause.
•Restricted and Unrestricted Shares and Share Units. The Administrator may grant awards of unrestricted shares, share units, restricted shares, and restricted share units. A share unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or, if specified in the award agreement, cash measured by the value of shares in the future, and a restricted share unit is a share unit that is subject to the satisfaction of specified service or performance-based vesting conditions. Restricted shares are shares that are subject to restrictions requiring that they be redelivered or offered for sale to the Company if specified service or performance-based vesting conditions are not satisfied.
•Performance Awards. The Administrator may grant performance awards, which are awards subject to corporate performance measures as described in “Key Features of the 2024 Plan - Performance Targets and Clawback Mechanism” above.
•Other Share-Based Awards. The Administrator may grant other awards that are convertible into or otherwise based on shares, subject to such terms and conditions as it determines.
•Substitute Awards. The Administrator may grant substitute awards, which are awards issued under the 2024 Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition. The Administrator will determine the extent to which the terms and conditions of the 2024 Plan apply to substitute awards, if at all. Substitute awards may have terms and conditions that are inconsistent with the general terms and conditions of the 2024 Plan. In no event shall the term “substitute award” be construed to refer to an award made in connection with the cancellation and repricing of a share option or SAR.
•Lapse of Awards. Unless otherwise set forth in the award agreement or determined by the Administrator, awards shall cease to vest upon a termination of the participant’s employment with the Company and its affiliates or the participant ceasing to be an eligible participant under the 2024 Plan. In the event a share option or SAR expires without being exercised during the term thereof or an award does not vest, such award shall lapse automatically, and the Company shall owe no liability to any participant for the lapse of any award.
Except as the Administrator may otherwise determine, each award will automatically lapse (and in the case of outstanding restricted shares, will automatically be forfeited) immediately upon consummation of a Covered Transaction, other than (A) any award that is assumed or substituted pursuant to the 2024 Plan and (B) any award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.
For the purpose of the 2024 Plan, a “Covered Transaction” means any of the following: (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; (iii) a dissolution or liquidation of the Company; or (iv) a change in the composition of the Board of Directors where, during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a Director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director.
•Capitalization Adjustments. In the event of a capitalization issues, rights issue, subdivision or consolidation of shares, or reduction in capital, the number and class of securities available under the 2024 Plan and the terms of each outstanding award shall be appropriately adjusted by the Administrator. To the extent permitted by the Hong Kong Stock Exchange, in the event of an equity restructuring which causes the per share value of the shares to change, or any other change in corporate capitalization, such equitable adjustments described in the prior sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of participants.
Subject to the requirements of the HK Listing Rules, the default method of adjustment is set out below:
(1) In the case of a capitalization issue or rights issue, the Company would calculate the adjusted number of awards and adjusted exercise price by applying the formula prescribed (and as updated from time to time) by the Hong Kong Stock Exchange in section A(a) and A(b), respectively, of the “Appendix to Supplementary Guidance on Main Board Listing Rule 17.03(13)” (the “Supplemental Guidance”) to FAQ No. 072-2020 published by the Hong Kong Stock Exchange, set out below:
New number of Awards = Existing Awards * F
New Exercise Price = Existing Exercise Price * (1/F)
Where
F = CUM / TEEP
CUM = Closing price as shown in the daily quotation sheet of the Hong Kong Stock Exchange on the last day of trading before going ex-entitlement
TEEP (Theoretical ex entitlement price) = (CUM + [M * R]) / (1+M)

M = Entitlement per existing Share
R = Subscription price
(2) In the case of a consolidation, subdivision or reduction of share capital, the Company would calculate the adjusted number of awards and exercise price by applying the formula prescribed (and as updated from time to time) by the Hong Kong Stock Exchange in section B of the Supplemental Guidance, set out below:
New number of Awards = Existing Awards * F
New Exercise Price = Existing Exercise Price * (1/F)
Where F = Subdivision or consolidation or reduction factor
Any dispute arising in connection with the adjustment of any awards and other terms shall be referred to the decision of the auditors or the independent financial advisers of the Company and whose decision, in the absence of manifest error, shall be final, conclusive and binding on all persons who may be affected thereby.
None of the Directors is or will be trustee of the 2024 Plan nor has a direct or indirect interest in the trustee.
NEW PLAN BENEFITS
The number of share options or other forms of award that will be granted under the 2024 Plan is not currently determinable. Information regarding awards granted in 2023 under the 2022 Plan to the named executive officers is provided in Executive Compensation Tables – 2023 Summary Compensation Table and Executive Compensation Tables – 2023 Grants of Plan-Based Awards. Information regarding awards granted in 2023 under the 2022 Plan to non-employee directors is provided in Director Compensation.
Tax Aspects under the U.S. Internal Revenue Code
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2024 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2024 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local, or non-United States tax consequences of participating in the 2024 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local, or non-United States tax laws before taking any actions with respect to any awards.
Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer, and certain other current and former executive officers of the corporation.
Share Options. A participant will not recognize taxable income at the time an option is granted, and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company (or, if applicable, the affiliate employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive share option. If the shares acquired by exercise of an incentive share option are held for the longer of two (2) years from the date the option was granted and one (1) year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company (or, if applicable, the affiliate employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
SARs. A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company (or, if applicable, the affiliate employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
Other Awards. A participant will not recognize taxable income at the time restricted shares (i.e., shares subject to a substantial risk of forfeiture) are granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company (or, if applicable, the affiliate employer) as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted shares for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company (or, if applicable, the affiliate employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
A participant will not recognize taxable income at the time a restricted share unit is granted, and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted share units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company (or, if applicable, the affiliate employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
A participant who receives shares that are not subject to any restrictions under the 2024 Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company (or, if applicable, the affiliate employer) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.
Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible by the Company (or, if applicable, the affiliate employer), in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Vote Required
The approval of Proposal 16 requires the favorable vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at the Annual Meeting. Broker non-votes and abstentions with respect to this proposal will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the vote. There is no shareholder who has any material interest in this proposal, and therefore, none of the shareholders are required to abstain from voting on this Proposal 16.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE APPROVAL OF THE ZAI LAB LIMITED 2024 EQUITY INCENTIVE PLAN.

TRANSACTION OF OTHER BUSINESS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting as of the date of this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the person(s) named in the accompanying proxy intend to vote on such matters in accordance with their best judgment.

CORPORATE GOVERNANCE
Composition of the Board of Directors
The following table sets forth the name, age, and position of each of our directors:

Name	Age	Position(s)	Director Since
Samantha (Ying) Du	59	Founder, Chief Executive Officer, and Chairperson of the Board of Directors	2014
John D. Diekman	81	Lead Independent Director	2017
Kai-Xian Chen	78	Director	2018
Richard Gaynor	74	Director	2021
Nisa Leung	53	Director	2014
William Lis	59	Director	2018
Leon O. Moulder Jr.	66	Director	2020
Scott Morrison	66	Director	2021
Michel Vounatsos	62	Director	2023
Peter Wirth	73	Director	2017
For additional biographical information for our directors, see Matters Requiring Shareholder Action – Proposals 1-10 – Election of Directors – Director Biographical Information.
Election of Directors
The Board of Directors currently consists of ten members. The Current Articles provide that unless otherwise determined by the Company in a general meeting, the number of directors shall be not less than one or more than ten. We are not subject to any contractual obligations regarding the election of our directors. Our Nominating and Corporate Governance Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, as further set forth below under Director Nominations.
The laws of the Cayman Islands do not require an annual election of directors, and the Current Articles provide that each Director shall be elected annually for terms expiring at the next annual general meeting of the Company, at which he or she may be eligible for re-election or until the earlier of their resignation or removal.
The Current Articles provide that (1) the shareholders requisitioning a general meeting of shareholders may put forward resolutions to appoint or remove directors (with or without cause), and (2) at that meeting so convened, the shareholders of the issued shares as of the applicable record date may by ordinary resolution approve the removal of directors. Shareholders holding in aggregate not less than one-tenth of the voting rights of issued shares and entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders in accordance with the Current Articles. Additionally, the Current Articles provide that any vacancy on the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, may be filled by ordinary resolution or by vote of a simple majority of our directors then in office.
Director Nominations
The Board of Directors is responsible for nominating and recommending director candidates to the Company’s shareholders for election at the annual general meeting or for appointing directors to the Board to fill a vacancy or as an addition to the existing Board between annual general meetings. The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to identify, evaluate, and recommend director candidates to the Board of Directors for their consideration, as deemed appropriate. From time to time, the Nominating and Corporate Governance Committee utilizes third-party search firms to identify director candidates.
The Board of Directors has adopted Corporate Governance Guidelines that include, among other things, the criteria that the Board of Directors may consider in evaluating the suitability of director candidates. The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing, on an annual basis, the qualification criteria for the Board of Directors as a whole and its individual members and recommending any changes to the Board of Directors for approval. In identifying director candidates, the Board of Directors and the Nominating and Corporate Governance Committee may consider any factors that they deem appropriate in the context of the needs of the Board of Directors and the overall diversity and composition of the Board of Directors. Such factors may include, but are not limited to, the candidate’s qualifications, skills, expertise, experience, integrity, independence (including any actual or perceived conflicts of interest), and time availability in light of other commitments, including service on other boards. Diversity may be considered across multiple dimensions, including diversity in experiences, perspective, and skills as well as diversity with respect to other background characteristics such as gender, age, culture, ethnicity, and nationality. Overall, the Board of Directors and Nominating and Corporate Governance Committee will be guided to select and recommend director candidates that they determine are best suited to meet the needs of the Board of Directors and further the interests of our shareholders through their established record of professional accomplishment, ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, and professional and personal experiences and relevant expertise.
Director Nominations by Shareholders
Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information within the time frame set forth for shareholder proposals and in accordance with our Articles of Association to Zai Lab Limited, 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142, Attention: Chief Legal Officer & Corporate Secretary: (a) the name and address of record of the shareholder; (b) a representation that the shareholder is a record holder of our securities or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (c) the candidate’s name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the past five years; (d) a description of the qualifications and background of the candidate that addresses the criteria for board membership approved by the Board of Directors; (e) a description of all arrangements or understandings between the shareholder and the candidate; (f) the consent of the candidate (1) to be named in the proxy statement for our next general meeting and (2) to serve as a director, if elected at that meeting; and (g) and any other information regarding the candidate that is required to be included in a proxy statement filed pursuant to SEC rules and HK Listing Rules. The Nominating and Corporate Governance Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders or other sources in the same manner as nominees identified by the Nominating and Corporate Governance Committee.
Board Diversity
In accordance with Nasdaq Rule 5606, the below chart provides information on each of our director’s voluntary, self-identified characteristics.

Board Diversity Matrix
Board Size:
Total Number of Directors	10

Gender Identity	Female	Male
Directors	2	8

Demographic Background	Female	Male
Asian	2	1
White	0	6
Did not disclose demographic background	0	1
Our Corporate Governance Practices
We seek to implement and follow corporate governance practices in line with best practices in our industry. The Board of Directors has adopted Corporate Governance Guidelines, which are available on our website at https://ir.zailaboratory.com/corporate-governance/highlights. The Board of Directors periodically reviews and updates these Guidelines, as deemed appropriate, such as in consideration of evolving legal and regulatory requirements and corporate governance best practices.
Our corporate governance practices include the following:
•Each of our directors is independent, except for the Chairperson who also serves as our CEO;
•The Board of Directors has a lead independent director to, among other things, lead meetings of the Board when the Chairperson is not present, serve as liaison between the Chairperson and independent directors, and preside over executive sessions of our independent directors;
•Our directors are elected annually;
•The Audit, Nominating and Corporate Governance, and Compensation Committees are comprised solely of independent directors;
•Each of the Board Committees operates pursuant to a written charter that has been approved by the Board of Directors and is available on our website;
•Independent directors meet regularly without management;
•The Company provides new directors with a director orientation program to help familiarize them with our business, policies, and procedures and makes available to directors continuing education programs;
•The Board and Committees are provided access to senior management as well as independent advisors as necessary to perform their duties and, for Committees, in accordance with their respective charters;
•The Board of Directors and Board Committees conduct an annual self-evaluation; and
•The Board periodically reviews the Company’s succession planning.
Director Independence
The Board of Directors has determined that all members of the Board of Directors, except Samantha (Ying) Du, our Chairperson and CEO, are independent, as determined in accordance with Nasdaq requirements and the HK Listing Rules. In making this independence determination, the Board of Directors considered the relationships that each such director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our share capital by each director. In considering the independence of the directors listed above, the Board of Directors considered the association of our directors with the holders of more than 5% of our share capital. None of the directors has any relationship with any other director, senior management, or substantial shareholder of the Company. We expect that the composition and functioning of the Board of Directors and each of our committees will continue to comply with applicable SEC rules and regulations, HK Listing Rules, and Nasdaq and Hong Kong Stock Exchange requirements. There are no family relationships among any of our directors or executive officers or senior management.

The Board of Directors also considered each director’s tenure on the Board of Directors when considering independence. In this regard, we note that Ms. Leung has been a member of the Board of Directors since August 2014 and an independent director since July 2020. The Board of Directors believe that Ms. Leung continues to provide valuable guidance and perspective to the Company in her capacity as an independent director. The Board of Directors has also received from Ms. Leung a confirmation of independence according to Rule 3.13 of the HK Listing Rules. Taking into account that Ms. Leung (i) does not have any relationship with any directors, senior management, or substantial shareholders of the Company; (ii) is not and has not involved in any relationships or circumstances which would interfere with the exercise of her independent judgement as an independent director; and (iii) has been providing objective and independent views and guidance to the Company as mentioned above during her tenure of office as an independent director, the Board of Directors considers that Ms. Leung is still independent and the long service of Ms. Leung does not diminish her independence or affect her exercise of independent judgment, and her continuous tenure will continue to provide valuable contributions to the Board and its diversity.
Board Meetings
The Board of Directors held four meetings in 2023. The independent directors ordinarily hold executive sessions at regularly scheduled meetings of the Board of Directors. Each of our directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served, other than Professor Chen. Directors and director nominees are encouraged to attend the annual general meeting of shareholders, barring significant commitments or special circumstances. Seven of our ten directors attended the 2023 annual meeting.
Committees of the Board
The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Research and Development Committee, and the Commercial Committee. The Audit, Compensation, and Nominating and Corporate Governance Committees are comprised solely of independent directors. The Company’s CEO and Chairperson participates as a member of the Research and Development and Commercial Committees. These committees perform important oversight and advisory functions on behalf of the Board of Directors and meet regularly. All of our committees operate in accordance with written charters, which were approved by the Board of Directors and are available on our website at https://ir.zailaboratory.com/corporate-governance/highlights.
The current membership of each committee, a brief description of their primary responsibilities, and the number of meetings held in 2023 are included below.
Audit Committee
Scott Morrison (Chair), John Diekman, and Peter Wirth currently serve on the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in SEC and Nasdaq rules and the HK Listing Rules. The Board of Directors has evaluated the background of Scott Morrison and, upon so doing, designated him as an “audit committee financial expert,” as defined in SEC rules. The Board of Directors has also determined that Mr. Morrison has the relevant accounting qualification as required under the HK Listing Rules. The Audit Committee’s responsibilities include:
•Overseeing the integrity of our consolidated financial statements;
•Overseeing our compliance with legal and regulatory requirements;
•Overseeing the qualifications, independence, and performance of our independent auditor;
•Overseeing the performance of the Company’s internal audit function, including reviewing the internal audit department’s responsibilities, budget, staffing, and any recommended changes in the planned scope of the internal audit with the independent auditor and management;

•Deciding whether to appoint, retain, or terminate our independent auditors and approving all audit, audit-related, and permitted non-audit services, including tax and other services, if any, to be provided by the independent auditors as well as the related fees and terms for such services;
•Reviewing and discussing with management and the independent auditor our annual audited financial statements and our quarterly and interim financial statements and related disclosures as well as significant financial reporting judgments and critical accounting policies and practices used by us;
•Overseeing our controls and procedures, including: reviewing the adequacy of our internal control over financial reporting; overseeing our procedures for the receipt, retention, and treatment of financial and accounting-related complaints and concerns; establishing and overseeing policies and procedures regarding the review and approval of proposed related party transactions and reviewing and determining whether to approve related party transactions to the extent required in accordance with such policies and procedures; overseeing our policies and procedures for compliance with insider trading requirements; and overseeing our ethics and compliance function;
•Discussing with senior management our enterprise risk management program;
•Overseeing our cybersecurity risk management and the integrity of our information technology systems, processes, and data and reviewing and discussing with management and the internal auditor the adequacy of security for our IT systems, processes, and data and our incidence response and contingency plans;
•Recommending, based upon the Audit Committee’s review and discussions with management and the independent auditor, whether our annual audited financial statements should be included in our Annual Report on Form 10-K filed with the SEC and our annual report and annual results announcement filed with the Hong Kong Stock Exchange;
•Preparing the Audit Committee report and other disclosures required by SEC rules to be included in our annual proxy statement and our Annual Report on Form 10-K; and
•Reviewing our earnings releases and unaudited financial statements to be included in our quarterly and interim filings with the SEC and Hong Kong Stock Exchange, as applicable.
The Audit Committee held eleven meetings in 2023. The Audit Committee’s written charter satisfies the applicable standards of the SEC and Nasdaq as well as the HK Listing Rules.
Compensation Committee
Peter Wirth (Chair), John Diekman, and Leon O. Moulder, Jr. currently serve on the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee is “independent” as that term is defined in Nasdaq requirements and HK Listing Rules. The Compensation Committee’s responsibilities include:
•Reviewing and approving the Company’s executive and director compensation programs, policies, structure, and long-term compensation strategy and determining the types of stock and other compensation plans to be used by the Company and its subsidiaries;
•Reviewing the corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of such corporate goals and objectives, and recommending to the Board of Directors for approval the compensation of our CEO based on that evaluation;
•Reviewing and approving the compensation of our executive officers other than the CEO;
•Reviewing and recommending to the Board of Directors for approval the compensation of our non-employee directors;
•Overseeing the administration of our equity incentive plans and other incentive or compensation plans;

•Reviewing and discussing with management the compensation discussion and analysis and other compensation-related disclosure and preparing the Compensation Committee Report to be included in our annual proxy statement and the Company’s Annual Report on Form 10-K;
•Overseeing the management of risks relating to our executive compensation and overall compensation and benefits strategies, plans, arrangements, practices, and policies;
•Overseeing our compliance with applicable rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes and the approval of equity compensation plans, and considering shareholder votes and feedback with respect to executive compensation policies and practices; and
•Evaluating and assessing any legal counsel, compensation consultants, and other advisors the Compensation Committee retains in accordance with applicable laws, regulations, and exchange requirements, including in conducting the independent assessment set forth in the Nasdaq listing rules to the extent required.
The Compensation Committee held five meetings in 2023.
Nominating and Corporate Governance Committee
Leon O. Moulder, Jr. (Chair), John Diekman, and William Lis currently serve on the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the Nasdaq and HK listing rules. The Nominating and Corporate Governance Committee’s responsibilities include:
•Identifying and recommending candidates for membership on the Board of Directors and committees to the Board of Directors in accordance with criteria approved by the Board of Directors;
•Assessing the independence of our non-executive directors;
•Reviewing our practices and policies with respect to the Board of Directors, including the structure, size, and composition of the Board of Directors;
•Reviewing the functions, duties, and composition of the committees of the Board of Directors and the frequency and structure of Board Committee meetings;
•Recommending to the Board of Directors or to the appropriate Board committee processes for the annual evaluation of the performance of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, and committees of the Board of Directors;
•Considering and reporting to the Board of Directors any questions regarding potential conflicts of interest;
•Communicating governance expectations to directors, including with respect to duties, responsibilities, and engagement, and overseeing director training including new director orientation and continuing education;
•Overseeing the maintenance and presentation of the Board of Directors or management’s plans for succession to our senior management positions;
•Reviewing the Company’s corporate governance principles, including the Company’s Corporate Governance Guidelines, on an annual basis, or more frequently if appropriate; and
•Overseeing the Company’s environmental, social, and governance (“ESG”) strategy, commitments, goals, and activities.
The Nominating and Corporate Governance Committee held four meetings in 2023.

Research and Development Committee
Richard Gaynor (Chair), Kai-Xian Chen, Samantha Du, and Michel Vounatsos currently serve on the Research and Development Committee. The Research and Development Committee’s responsibilities include:
•Reviewing and discussing with management our strategic research and development objectives, goals, and priorities, identifying opportunities for further research and development projects, and assessing, informing, and recommending to the Board of Directors such strategies and opportunities that it deems suitable for the Company;
•Overseeing, assessing, and, where applicable, approving ongoing Company research and development programs;
•Providing feedback and advice to the Board of Directors regarding our ongoing research and development programs and activities; and
•Reviewing assessments regarding the benefits, risks, and safety of our products and product candidates, as deemed appropriate.
The Research and Development Committee held four meetings in 2023.
Commercial Committee
Michel Vounatsos (Chair), Samantha Du, and Leon O. Moulder, Jr. currently serve on the Commercial Committee. The Commercial Committee’s responsibilities include:
•Overseeing our commercialization strategy including reviewing and discussing with management our product commercialization plans and efforts and competitiveness of our commercial programs;
•Overseeing commercial risk management, including reviewing and discussing with management our risk assessment and risk management policies and procedures relating to commercial programs;
•Reviewing the capabilities and performance of our commercial team and the adequacy of the resources for our commercial programs; and
•Providing feedback and advice to the Board of Directors regarding commercial performance goals abd performance with respect to those goals.
The Commercial Committee held three meetings in 2023.
Board Leadership Structure and Role in Risk Oversight
Our Founder and Chief Executive Officer, Samantha (Ying) Du, is the Chairperson of the Board of Directors. The Board of Directors believes that Dr. Du is the director best suited to identify strategic opportunities for the Company and areas of focus for the Board of Directors due to her extensive understanding of our business as our founder and Chief Executive Officer and her deep knowledge of our industry. The Board of Directors also believes that the combined role of Chairperson and Chief Executive Officer promotes effective execution of strategic initiatives and facilitates the flow of information between management and the Board of Directors. To promote strong corporate governance while the roles of Chairman and CEO are combined, the Board of Directors has established a lead independent director and appointed John Diekman to serve in this important position. Our lead independent director, among other things, leads meetings of the Board when the Chairperson is not present, serves as liaison between the Chairperson and independent directors, has the authority to call meetings of the independent directors, and, if requested by a significant portion of our shareholders, will be available for consultation and direct communication.
The Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. The Board of Directors performs this oversight role directly and with the support of its Committees. For example, in connection with its reviews of our operations and corporate functions, the Board of Directors oversees risks associated with those operations and corporate functions. In addition, the Board of Directors reviews risks associated with our business strategies periodically throughout the year.
Each of the Board Committees oversees risk management within its areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee oversees the operation of our enterprise risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to the Board of Directors regarding these activities. The Audit Committee also oversees risks related to our financial reporting, compliance with applicable laws and regulations, and our cybersecurity, IT systems, processes, and data. With respect to cybersecurity, to date, we have not experienced a cyberattack or other cybersecurity incident that has materially affected us, though there can be no guarantee that we will not experience such an incident in the future. For more information regarding our cybersecurity program and oversight, refer to Item 1C. Cybersecurity in our 2023 Annual Report on Form 10-K. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firms and receives regular reporting from management, including our Chief Financial Officer and Chief Compliance Officer. Our Chief Financial Officer is responsible for identifying, evaluating, and implementing risk management controls and methodologies to address financial reporting risks, and our Chief Compliance Officer is responsible for enterprise risk management program more broadly. The Compensation Committee considers risks related to our compensation policies and practices, and the Commercial Committee oversees risks related to our commercial programs.
Shareholder Communications
The Board of Directors provides every shareholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for shareholder communication. For a shareholder communication directed to the Board of Directors as a whole, shareholders may send such communication to the attention of our Corporate Secretary via regular mail or expedited delivery service to: Zai Lab Limited, 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142, Attention: Board of Directors c/o Corporate Secretary.
For a shareholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, shareholders may send such communication to the attention of the individual director via Regular Mail or Expedited Delivery Service to: Zai Lab Limited, 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142, Attention: [Name of Individual Director].
Communications will be distributed to the Board of Directors, or to any individual director or directors as deemed appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as junk mail and mass mailings, resumes, and other forms of job inquiries, surveys, and solicitations or advertisements.
Environmental, Social, and Governance Practices
We remain committed to delivering our Trust for Life strategy, which includes key environmental, social, and governance topics identified by our stakeholders through our sustainability materiality assessment.
Trust for Life Oversight and Governance
The Nominating and Corporate Governance Committee provides guidance and oversight to management with respect to our Trust for Life strategy. Our executive leadership team, led by our CEO and Founder, monitors the development and execution of our overall corporate business strategy, including our Trust for Life strategy and key activities, and our Chief Sustainability Officer maintains responsibility for the day-to-day management of the enterprise sustainability program.

Trust for Life Strategy
Our Trust for Life strategy supports our core business of discovering, developing, and commercializing therapies that improve the lives of patients in China and worldwide. Through our Trust for Life strategy, we continue to focus on the quality of our products and manufacturing processes, minimizing our environmental footprint, supporting our employees and communities, and promoting honest and ethical business practices. In our effort to deliver value to our patients, workforce, healthcare professionals, communities, and shareholders, we have made three Trust for Life commitments – Improve Human Health, Create Better Outcomes, and Act Right Now – which we seek to build upon in the coming years, including our goal of reaching one million patients by 2030.
Trust for Life Reporting
In developing our sustainability program and evaluating and reporting our progress with respect to our Trust for Life commitments and goals, we have aligned with industry appropriate sustainability reporting standards from the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB). We have also considered other sources, including the United Nations Sustainable Development Goals (SDGs), the Task Force on Climate-Related Financial Disclosures (TCFD) framework, HK Listing Rules, and feedback from industry-leading raters and rankers, including CDP (formerly the Carbon Disclosure Project), the S&P Corporate Sustainability Assessment (CSA), and the Dow Jones Sustainability Index (DJSI).
Additional information on our Trust for Life program, strategy, activities, and progress in 2023, is included in our 2023 Trust for Life Report, which is available on our website at https://www.zailaboratory.com/sustainability.
Code of Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics (the “Code”) that applies to our directors, officers, and employees. The Code describes the Company’s culture and beliefs and how it expects its employees to conduct business worldwide, treat people with respect, protect information and property, and comply with applicable laws and regulations, among other things. Everyone at the Company, including our senior executives and financial officers, receive annual training and are required to sign an annual acknowledgment that they have read the Code and agree to abide by it and will report suspected deviations. A copy of the Code is posted on our website at https://ir.zailaboratory.com/corporate-governance/highlights. If we make any substantive amendments to, or grant any waivers from, the Code for any officer, we will disclose the nature of such amendment or waiver on our website.

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position of each of our executive officers:

Name	Age	Position(s)
Samantha (Ying) Du	59	Founder, Chief Executive Officer, Chairperson of the Board of Directors
Yajing Chen	56	Chief Financial Officer
Rafael G. Amado	60	President, Head of Global Oncology Research and Development
F. Ty Edmondson	58	Chief Legal Officer
Harald Reinhart	72	President, Head of Global Development, Neuroscience, Autoimmune and Infectious Diseases
Joshua Smiley	54	President and Chief Operating Officer
Biographical information for our executive officers is set forth below:
The biographical information of Samantha (Ying) Du, Ph.D. is set forth above under Matters Requiring Shareholder Action – Proposals 1-10 – Election of Directors.
Yajing Chen, Ph.D., was promoted to Chief Financial Officer in July 2023. She previously served as the Company’s Senior Vice President and Deputy Chief Financial Officer since September 2021. Dr. Chen joined Zai Lab from AstraZeneca, where she held various roles of increasing responsibility from 2006 to 2021, including Chief Financial Officer for the U.S. Oncology Business Unit from 2019 to 2021 and Finance Controller of the Global Oncology Business Unit from 2016 to 2019. In these roles, Dr. Chen led financial planning and analysis as well as the development of a long-term strategic plan for the oncology therapeutic area, guiding business development, pipeline prioritization, and commercial strategy, and enabling substantial revenue growth for their global oncology business. Dr. Chen received a Ph.D. in Microbiology from New York University and an MBA. from Columbia University.
Rafael G. Amado, M.D., joined our Company as President, Head of Global Oncology Research and Development in December 2022. Dr. Amado joined Zai Lab from Allogene Therapeutics, Inc., where he served as Executive Vice President, Head of Research and Development and Chief Medical Officer since September 2019. Prior to Allogene, he served as President of Research and Development and Chief Medical Officer of Adaptimmune, LLC from August 2018 to July 2019 and as Chief Medical Officer from March 2015 to July 2018. In these roles, he was responsible for directing discovery and clinical development strategy as well as execution activities for several gene-engineered cell therapies, chairing the R&D leadership team and providing medical guidance for pipeline prioritization. Prior to Adaptimmune, Dr. Amado held various roles of increasing responsibility at GlaxoSmithKline from 2008 to 2015, most recently as Senior Vice President and Global Head of Oncology Research and Development, and at Amgen Inc. from 2003 to 2008, where he was last Executive Director of Clinical Research and Global Development in Therapeutic Oncology. In these roles, he has been instrumental in the development of multiple medicines across therapeutic modalities. Prior to joining Amgen, he held academic roles at the University of California, Los Angeles (UCLA) in the Department of Medicine, Division of Hematology / Oncology. Dr. Amado received an M.D. from the University of Seville School of Medicine in Seville, Spain and completed his internship and residency in Internal Medicine at the Michael Reese Hospital and Medical Center and a fellowship in Hematology / Oncology at UCLA.
F. Ty Edmondson, J.D., joined our Company as Chief Legal Officer in August 2020. Mr. Edmondson joined our Company from Biogen Inc. where he served in various legal and compliance roles during his tenure beginning in 2014, including Senior Vice President, Chief Corporation Counsel, and Assistant Secretary from November 2019 to August 2020 and in several roles of increasing responsibility, including Chief Compliance Officer, Chief Commercial Counsel, Chief International Counsel, and Chief US Counsel from August 2014 to November 2019. Prior to Biogen, Mr. Edmondson served as Vice President, Associate General Counsel, and Corporate Secretary for Sepracor Inc. from 2005 until its acquisition by Sumitomo Dainippon Pharma Co., Ltd. in 2010. He then served with

Sumitomo in various senior legal and compliance roles in Japan, China, and the United States until August 2014. Before Sumitomo, Mr. Edmondson served in various legal roles with life sciences companies with a focus on international and U.S. FDA work, including Eisai, Inc. from 2004 to 2005, Boston Scientific from 1999 to 2004, and Bristol-Myers Squibb from 1997 to 1999. Before his work in the life sciences industry, he was an associate with the admiralty law firm, Royston Rayzor in Houston, Texas from 1993 to 1997. Mr. Edmondson received a B.A. in History from Washington & Lee University and a J.D. from the Widener University School of Law.
Harald Reinhart, M.D., joined our Company in 2017 and currently serves as President, Head of Global Development, Neuroscience, Autoimmune and Infectious Diseases. He is also Adjunct Clinical Professor of infectious disease at Yale School of Medicine. Prior to joining the Company, Dr. Reinhart worked at Shionogi US from 2011 to 2013 as the US Head of Clinical Development and Medical Affairs, directing a broad portfolio of drug candidates in anti-infectives, diabetes, allergy, GI, and pain medications. He guided several compounds through regulatory meetings and obtained approval for ospemifene. Between 2003 and 2010, he held increasingly senior roles at Novartis where he oversaw successful filings of SNDAs and NDAs for Coartem, Famvir, Sebivo, and Cubicin and managed global clinical development groups for infectious disease, immunity, transplantation, and renal disease. At NIBR (Novartis Institutes for Biomedical Research), he supervised the transitioning of research projects into clinical development. From 1991 until 2003, he worked as the International Clinical Project Manager in charge of ciprofloxacin and acarbose at Bayer Corp. with several successful SNDAs and approvals. Dr. Reinhart holds a medical degree from the University of Würzburg in Germany where he trained in anesthesiology. He completed his medical specialty training in the United States with board-certifications in internal medicine and infectious diseases. He has been a Yale faculty member since 1992.
Joshua Smiley was appointed in March 2022 as our Chief Operating Officer, effective in August 2022 following the completion of his leave with his prior employer, and he was promoted to President and Chief Operating Officer in April 2023. Mr. Smiley is responsible for our corporate strategy and for overseeing our commercial, manufacturing, business development, finance, human resources, information technology, and corporate affairs functions. Mr. Smiley brings to the Company over 26 years of experience working in the biopharmaceutical industry, including experience leading finance, corporate strategy, business development, venture capital, and global business services operations. Prior to joining the Company, Mr. Smiley worked for Eli Lilly and Company (Lilly) from 1995 to March 2022. While at Lilly, he held various global leadership roles with responsibility over finance, corporate strategy, business development, and capital markets activities, including Senior Vice President and Chief Financial Officer from January 2018 to February 2021. Prior to joining Lilly, he worked in investment banking and consulting. Mr. Smiley earned a B.A. in History from Harvard University.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Compensation Committee has at any time during 2023 been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes our strategy, philosophy, and practices with respect to our executive compensation program for 2023. It also provides information regarding the compensation decisions made with respect to our named executive officers for 2023 and gives context for the information included in the tables that follow this discussion.
For 2023, our named executive officers were:

Name	Position
Samantha (Ying) Du	Founder, Chief Executive Officer, and Chairperson of the Board of Directors
Yajing Chen	Chief Financial Officer
Rafael G. Amado	President, Head of Global Oncology Research and Development
Harald Reinhart	President, Head of Global Development, Neuroscience, Autoimmune, and Infectious Diseases
Josh Smiley	President and Chief Operating Officer
Billy Cho	Former Chief Financial Officer (through July 7, 2023)
EXECUTIVE SUMMARY
2023 Business Highlights
2023 marked another year of strong growth and execution for Zai Lab. We executed on our strategic priorities, delivered on commercial performance, including 25% year-over-year growth in net product revenue driven by strong demand for our products, and continued to advance and expand our pipeline of innovative product candidates. Key highlights include the following:
•Launch of VYVGART for gMG: We launched VYVGART (efgartigimod alfa injection), a first-in-class neonatal Fc receptor (“FcRn”) antagonist, as an add on to standard therapy for the treatment of adult patients with generalized myasthenia gravis (“gMG”) who are anti-acetylcholine receptor (“AChR”) antibody positive in mainland China in September 2023. VYVGART joins ZEJULA, OPTUNE, QINLOCK, and NUZYRA to bring our total number of commercial products to five.
•Improved Access for Our Commercial Products: We continued to drive revenue growth through our focus on improved access for our commercial products. As a result of our efforts, VYVGART was added to China’s National Reimbursement Drug List (NRDL) in January 2024, joining ZEJULA which was first added in December 2020 and QINLOCK and NUZYRA which were first added in January 2023. We also increased supplemental insurance plan coverage for OPTUNE in mainland China.
•Development of our Pipeline: We have a deep and differentiated pipeline of innovative products across our therapeutic areas of oncology, autoimmune disorders, infectious disease, and neuroscience, including several in late-stage clinical development. Our product pipeline continues to demonstrate potential best-in-class and/or first-in-class profiles globally. During 2023, China’s National Medical Products Administration (“NMPA”) accepted our new drug applications (“NDAs”) for subcutaneous (“SC”) efgartigimod in gMG, SUL-DUR in acinetobacter baumannii-calcoaceticus complex (“ABC”), and repotrectinib in ROS1+ non-small cell lung cancer (“NSCLC”). We also we had numerous positive late-stage data readouts, including SC efgartigimod in chronic inflammatory demyelinating polyneuropathy (“CIDP”), KarXT in schizophrenia, TTFields in second-line NSCLC, and TIVDAK in second-line+ cervical cancer. With this robust pipeline, we expect to launch seven or more new products or additional indications for existing commercial products in the next two to three years.

•Growing and Strengthening Our Early-Stage Global Pipeline: We continue to build our global portfolio through our internal discovery efforts and to expand our portfolio through regional and global collaboration efforts and corporate development activities. For example, we made advances with our pipeline of assets with global rights, including by preparing to initiate a global Phase II trial for ZL-1102, our internally developed anti-IL-17A Humabody® for chronic plaque psoriasis, and initiating a global Phase I trial for ZL-1218 (CCR8). We also added ZL-1310, an early-stage next generation DLL3 antibody drug conjugate (“ADC”) program, to our oncology portfolio through a new collaboration with MediLink Therapeutics (Suzhou) Co., Ltd.
For a summary of our corporate performance goals, and our performance with respect to these goals, see Corporate Performance Goals and Results.
2023 Say-on-Pay Vote and Shareholder Engagement
The Compensation Committee is committed to keeping an open dialogue with the investor community. We regularly meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters, such as executive compensation. Consistent with our commitment to listen and respond to our shareholders, we increased the focus of our outreach and engagement efforts as a result of our most recent say-on-pay vote, for which we received “FOR” votes equal to 61.4% of the votes cast. We take the feedback of our shareholders seriously, and we undertook robust shareholder engagement efforts to better understand why we received a lower say-on-pay vote result in 2023 and what adjustments to our executive compensation program shareholders might recommend.
During the fourth quarter of 2023, we reached out to approximately 53% of our shareholders to solicit their input on, among other matters, our executive compensation practices, and approximately half accepted our invitation to engage. Our Compensation Committee Chair and members of senior management attended all of these shareholder meetings. Through these exchanges, we gained a greater appreciation for our shareholders’ views on our compensation philosophy, annual and long-term incentive designs, performance metrics, and governance.
What We Heard and How We Responded
The outcome of our 2023 shareholder outreach efforts was to develop and begin implementing a strategy to respond to our shareholders’ concerns and priorities. To this end, our Compensation Committee considered the following feedback received from shareholders and, where deemed appropriate, made the following changes to our executive compensation program that are intended to more closely align with market best practices and shareholder feedback:

What We Heard	How We Responded
Shareholders wanted to better understand the retention awards provided to the named executive officers in 2022
•Shareholders expressed a desire that the Compensation Committee limits its use of such one-time awards, which the Company had provided in 2022 to help address the low retentive value of prior executive stock option awards.

•The Compensation Committee understands the concerns raised by shareholders and believes such one-time awards should be limited.
•In connection with any potential one-time awards in the future, the Compensation Committee is committed to basing its decisions on the principles of our compensation philosophy, specifically designing a compensation program to attract, retain, and motivate strong leaders who perform at high levels and succeed in a demanding business environment.

•There are circumstances under which the Compensation Committee may deem it necessary to grant one-time or off-cycle grants, such as to reflect a promotion or in light of key retention concerns that could impair our successful operations and, when such awards are deemed appropriate, the Compensation Committee will disclose key factors considered in reaching its decisions.

•The Compensation Committee did not provide any such retention awards in 2023 to any named executive officers.
Shareholders appreciate the use of both quantitative and qualitative metrics in determining annual incentives, but would like more emphasis on and accountability for corporate results for our CEO
•Beginning with 2024, to further emphasize and promote CEO accountability for corporate results, the Board of Directors changed the weighting of corporate and individual performance for the CEO’s annual incentive award by increasing the weighting for corporate performance from 75% to 90% and reducing the weighting for individual performance from 25% to 10%.

Shareholders understood that performance-based restricted stock units (“PSUs”) may not be an appropriate equity vehicle at this time, but wanted to better understand how the Compensation Committee determined the mix of equity awards

•Each year, the Compensation Committee considers a variety of vehicles to help the Company best achieve its goals of attracting, retaining, and motivating strong leaders who perform at high levels and succeed in a demanding business environment. Working with its independent compensation consultant, Pearl Meyer, the Compensation Committee considered whether PSUs should be included as an element in the Company’s executive compensation program. After considering market practices in our peer group as well as the stage of development of the Company, the Compensation Committee determined that PSUs are not the preferable form of award at this time for several reasons, including that (1) our stock price is highly impacted by geopolitical factors beyond management’s control; and (2) we are in the early launch phases of multiple products so there is limited ability to set realistic and meaningful longer-term performance targets. The Compensation Committee is committed to evolving the Company’s equity mix over time and, as our business evolves, to align with market best practices for our industry and support our business priorities at the time and leadership talent retention objectives.

We will continue our shareholder engagement efforts and facilitate open and ongoing dialogues so that we may continue to understand current investor perspectives on our executive compensation program and practices, among other things. We will also continue to consider the feedback we receive from our shareholders as well as the outcome of say-on-pay votes when making compensation decisions regarding our executives.

Compensation Policies and Best Practices
Our executive compensation program is designed to support our pay-for-performance culture, reflect the competitive market for skilled executives in both China and the United States, meet the unique characteristics of the Company, and have strong alignment with the interests of our shareholders. We believe the following policies and practices within our executive compensation program promote strong governance principles and are in the best interests of our shareholders:

What We Do	What We Don’t Do
Emphasize variable pay over fixed pay, with a significant portion tied to our financial results and/or progress in our clinical development programs and business development activities	☒	No tax gross ups
Maintain robust stock ownership guidelines	☒	No repricing or exchange of underwater options without shareholder approval
Maintain anti-hedging and anti-pledging policies	☒	No option or stock appreciation rights granted below fair market value
Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	☒	No supplemental executive retirement plans
Use an independent compensation consultant reporting directly to the Compensation Committee	☒	No executive-only personal benefits
Actively monitor our “burn rate” to be within industry and peer group standards	☒	No “evergreen” feature in our equity incentive plan
WHAT GUIDES OUR PROGRAM
Principal Objectives of Our 2023 Compensation Program
Our executive compensation program is designed to drive the creation of long-term shareholder value by awarding compensation that is designed to attract, retain, and motivate strong leaders who perform at high levels, help us deliver on our corporate mission and objectives, and succeed in a demanding international business environment. In structuring our executive compensation program, our Compensation Committee considers the unique characteristics of the Company and the significant competition for top talent in our industry; the challenges of recruiting, retaining, and motivating executives in an industry that generally has significant risks and longer business cycles than other commercial industries; and evolving compensation governance and best practices. In addition, as a company incorporated in the Cayman Islands, with a substantial presence in Greater China and the United States and dual-primary listing on Nasdaq and the Hong Kong Stock Exchange, our leadership team must also possess, in addition to deep knowledge of the U.S. and Hong Kong securities laws and governance requirements, the global perspectives and expertise required to navigate geopolitical challenges and to address novel and complex issues amid the evolving global regulatory landscape. Because the Company is designing an executive compensation program to attract, retain, and motivate global talent, with specific knowledge of the evolving Chinese regulatory and operating environment, the Company’s executive compensation program may differ from our U.S. peers to reflect the competitive market in China and the Company’s desire to incentivize an entrepreneurial mindset to encourage actions that support our long-term growth and strategy. For these reasons, the Compensation Committee looks at the totality of factors the Company faces when it considers and determines executive compensation.

Our executive compensation program in 2023 was:
•Mission Focused and Business Driven. Our executive compensation program focused on whether we met our corporate performance goals and whether each named executive officer achieved his or her individual performance goals. These goals are designed to support the annual and long-term objectives of our business, including the discovery, development, and commercialization of innovative products to address significant unmet medical needs in our key therapeutic areas. We seek to provide an executive compensation program that contributes to building and sustaining a foundation for long-term success.
•Market Competitive. While we do not benchmark our compensation, or its components, to a specific market percentile of compensation within our peer group, we consider the executive compensation programs of our peer group in making executive compensation determinations. Broader market data, as further described below, is also considered in order to provide additional context for our executive compensation decisions, considering the unique characteristics of the Company and the need to attract, retain, and motivate executives with a global skillset with deep knowledge of both the U.S. and China regulatory regimes. Peer group and market practices are among the many factors we consider in developing an executive compensation program that is designed to enable us to recruit, retain, and motivate our leadership team to achieve our business objectives and enhance shareholder value.
•Performance Focused. We believe strongly in pay-for-performance and endeavor to provide our named executive officers with higher levels of compensation when our business goals and their personal performance objectives are met or exceeded and with lower levels of compensation when such corporate or individual performance does not meet our expectations and goals. Each performance factor is weighted separately in determining whether annual bonuses have been earned.
•Aligned with Shareholders. We believe every employee contributes to our success and, as such, we have endeavored to design a compensation program that provides every employee with a vested interest in our success. For members of our executive team, including our named executive officers, a significant portion of their total compensation is equity-based to promote further alignment between the interests of our executive officers and our shareholders.
Principal Elements of Compensation
Our executive compensation objectives are achieved through the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Annual Base Salary	Cash (Fixed)
Provide a competitive base salary rate relative to similar positions in the market to enable the Company to attract and retain critical executive talent, with adjustments made to recognize individual performance and contributions.

Annual Incentives (Bonus)	Cash (Variable)	Reward executives for delivering on annual strategic goals and individual contributions that drive our business strategy and contribute to long-term value creation.

Long-Term Equity Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term goals that drive the creation of shareholder value and support the Company’s retention strategy.
Compensation Mix
Our executive compensation program uses a mix of fixed and variable cash and non-cash compensation, with an emphasis on variable compensation based on performance and long-term goals. The program is structured to create a meaningful balance between achieving strong short-term annual results while promoting long-term viability and success. Therefore, the Compensation Committee reviews and determines the mix of incentives at least annually based on the short- and long-term objectives of the business. The charts below show the target annual total direct compensation of our CEO and our other named executive officers, or NEOs, for 2023. These charts illustrate that a majority of executive compensation is variable (92% for our CEO and an average of 84% for our other named executive officers).
The Decision-Making Process
The Compensation Committee works closely with its independent compensation consultant, as well as with management, to evaluate the effectiveness of the Company’s executive compensation program. The duties and responsibilities of the Compensation Committee are documented in the Compensation Committee’s written charter, which was adopted by the Board of Directors and can be found on our website, www.zailaboratory.com, under the “Corporate Governance” subsection of the “Investors” section.
Role of Compensation Committee. The Compensation Committee reviews, on an annual basis, our executive compensation program in light of our business goals and objectives and the business results and corporate performance goals we achieved for the year in order to establish the compensation for our named executive officers. The Compensation Committee may, in its discretion, adopt or recommend to the Board of Directors the adoption of, new or amended elements of our executive compensation program, to the extent our business goals and objectives have changed.
In making executive compensation decisions, the Compensation Committee reviews a variety of factors and compensation-related data, including information obtained from our peer group companies and other market data such as compensation surveys comprising companies with a similar size, complexity, and industry focus as us. The Compensation Committee also considers our Company’s performance with respect to our annual corporate performance goals as well as the individual performance of each named executive officer. Based on this assessment of corporate and individual performance, the Compensation Committee will determine (or recommend to the Board of Directors in the case of the CEO) the amount of total compensation that it deems appropriate for each executive officer as well as how such compensation should be allocated between cash and non-cash compensation and among the different forms of non-cash compensation. In addition, the Compensation Committee reviews our annual bonus plan and our equity incentive plan, assesses the business achievements relevant to granting awards under these plans, and makes recommendations to the Board of Directors with respect to the Company’s overall compensation policies and practices.

Role of our CEO. Each year, our CEO provides the Compensation Committee with an assessment of the Company's performance relative to its corporate goals for the most recently completed fiscal year as well as the individual performance of each named executive officer, other than herself, and recommends to the Compensation Committee the compensation to be paid or awarded to each named executive officer, other than herself. Our CEO’s recommendations are based on numerous factors, including:
•Company, team, and individual performance;
•internal pay comparisons;
•potential for future contributions;
•leadership competencies; and
•external market competitiveness.
In consideration of the CEO’s recommendations and other factors, the Compensation Committee will make the final determinations regarding the compensation of our named executive officers, other than our CEO, and will make a recommendation to the Board of Directors for the compensation to be paid or awarded to our CEO. The Board of Directors is responsible for making the final determination regarding our CEO’s compensation. Our CEO does not participate in any deliberations regarding her own compensation.
Role of the Independent Compensation Consultant. The Compensation Committee believes that independent advice is important in developing and overseeing our executive compensation program. The Compensation Committee has engaged Pearl Meyer to provide consulting services in relation to executive and director compensation decisions. Pearl Meyer reports directly to the Compensation Committee and only provides services to us on such matters as needed and as directed solely by the Compensation Committee. These services include providing guidance on trends in CEO, executive, and non-employee director compensation; the development of the specific components of our executive compensation program; and a competitive market assessment of our executive compensation program, including the composition of our compensation peer group.
The Compensation Committee has assessed the independence of Pearl Meyer in accordance with applicable SEC and Nasdaq rules and confirmed that Pearl Meyer’s work does not raise any conflicts of interest and that Pearl Meyer remains independent under applicable rules.
External Market Competitiveness and Compensation Peer Group
We consider market practices and trends when designing our executive compensation programs and determining executive compensation levels. We consider competitive ranges for each position when we make executive compensation decisions and review external market practices as a reference point to assist us in designing an executive compensation program that is tailored to the unique characteristics of our Company and is intended to attract, retain, and motivate talented leaders. To understand the external market competitiveness of the compensation for our named executive officers, the Compensation Committee reviews reports analyzing publicly available information and surveys prepared by Pearl Meyer. These reports compare the compensation of each named executive officer to data available for comparable positions at companies in our peer group and, in certain circumstances, the broader market, by compensation element.
To determine our 2023 peer group, we identified comparable companies that approximate (i) our scope of business, including revenues and market capitalization, (ii) our global geographical reach, (iii) our research-based business with multiple marketed products, and (iv) a comparable pool of talent for which we compete. In 2022, the Compensation Committee, with support from our independent compensation consultant, conducted an in-depth analysis to determine the appropriate peer group to evaluate 2023 compensation decisions in the context of the Company’s business strategy and operating parameters. The purpose of the peer group analysis was to enable the Company to use the appropriate comparator group and third-party data sources for our annual assessment of executive compensation. Following this analysis, the Compensation Committee determined that our peer group should be updated to reflect the Company’s current size and scope of our business. For example, we expanded our peer group and added certain companies that were deemed comparable in size and business scope or were China-based competitors (these new companies denoted with an asterisk in the table below), and we removed certain companies that were no longer deemed comparable in size or that had been acquired.
The peer group used to establish 2023 target compensation consisted of the following 20 comparator companies*:

ACADIA Pharmaceuticals, Inc.**	Exelixis, Inc.
Agios Pharmaceuticals, Inc.**	Innovent Biologics, Inc.
Alnylam Pharmaceuticals, Inc.	Insmed Incorporated**
Amicus Therapeutics, Inc.**	Mirati Therapeutics, Inc.
Apellis Pharmaceuticals, Inc.**	Neurocrine Biosciences, Inc.
argenx SE	PTC Therapeutics, Inc.**
BeiGene, Ltd.	Sarepta Therapeutics, Inc.
BioCryst Pharmaceuticals, Inc.**	Shanghai Junshi Biosciences Co., Ltd.
Blueprint Medicines Corporation**	Ultragenyx Pharmaceutical Inc.
CanSino Biologics Inc.**	Vir Biotechnology, Inc.**
*Removals from the peer group in 2023 include Acceleron Pharma Inc., BioMarin Pharmaceuticals, Inc., Horizon Therapeutics plc, Incyte Corporation, Jazz Pharmaceuticals plc, and Seagen Inc.
** Represents new peer group members in 2023.
For each of the companies in our peer group, we analyze available data to identify comparable executive officers. We then compiled and analyzed the data for each comparable position. Our competitive analysis included the structure and design of the executive compensation programs as well as the targeted value of the compensation under these programs. For our executive officers, we may supplement the data from our peer group with size appropriate published compensation surveys from the life sciences sector.
While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company and individual performance and peer compensation levels. The factors that influence the amount of compensation awarded include, but are not limited to:
•Market competition for a particular position;
•Experience and past performance inside or outside the Company;
•Roles and responsibilities within the Company;
•Tenure with the Company and associated institutional knowledge;
•Long-term potential with the Company;
•Innovative thinking and leadership;
•Industry expertise;
•Personal performance and contributions;
•Succession planning;
•Past and future performance objectives; and
•Value of the position within the Company.

2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Annual Base Salary
The Compensation Committee seeks to maintain the annual base salaries that we pay to our new and existing named executive officers at competitive levels.
For 2023, the Board of Directors, in consideration of the recommendation by the Compensation Committee, reviewed the base salaries of chief executive officers in our peer group relative to Dr. Du’s compensation and considered Dr. Du’s capabilities, performance, and future expected contributions. Based on this analysis, the Board of Directors approved an increase to Dr. Du’s base salary to reflect her continued positive contributions and to better align this element of her compensation with the market. The Compensation Committee undertook a similar, individualized review of each other named executive officer’s capabilities, performance, roles and responsibilities, and future expected contributions, as well as considering their base salaries compared to peer group compensation data, when approving the base salaries for our other named executive officers. Based on this analysis, the Compensation Committee approved increases to base salary for Mr. Smiley and Dr. Reinhart, in light of their continued positive contributions and to better align this element of their compensation with the market, with a larger increase for Mr. Smiley in light of his promotion to President and Chief Operating Officer in April 2023. Dr. Amado did not receive a base salary increase since his 2023 base salary was established when he commenced employment with the Company in December 2022. The Compensation Committee established Dr. Chen’s base salary with respect to her role as Chief Financial Officer upon her promotion to this role in July 2023.
Below is a table of the annual base salaries for our named executive officers in 2023 and 2022 and the percentage changes in annual base salary, where applicable.

Name	Base Salary as of December 31, 2023	Base Salary as of December 31, 2022	Percentage Increase
Samantha (Ying) Du	$878,000	$840,000	4.5%
Yajing Chen*	$450,000	N/A	N/A
Rafael Amado	$620,000	$620,000	—%
Harald Reinhart	$592,515	$567,000	4.5%
Joshua Smiley	$650,000	$600,000	8.3%
Billy Cho**	$499,200	$499,200	—%
*Dr. Chen was not a named executive officer in 2022; accordingly, no base salary is shown for 2022.
** Base salary is as of July 7, 2023, the date of Mr. Cho’s departure from the Company.
Annual Incentive Awards (Bonuses)
Our annual bonus program is designed to motivate and reward our named executive officers for achievement of performance that supports short- and long-term value creation for the Company. Target annual bonus opportunities are based on a percentage of the named executive officer’s base salary and their respective roles and responsibilities. Actual awards are determined based on the Compensation Committee’s assessment of corporate and individual performance and can range from 0% to 150% of target depending on performance.
CEO Annual Incentive Award. For 2023, the annual incentive award for our CEO was weighted 75% for corporate performance and 25% for individual performance, and the target bonus percentage of annual base salary was 90%. Beginning with 2024, in consideration of a variety of factors, including shareholder feedback, the Compensation Committee changed the weighting of corporate and individual performance for the CEO’s annual incentive award to 90% based on corporate performance and 10% based on individual performance.

Annual Incentive Award for Other NEOs. The annual incentive awards for our other named executive officers are weighted 60% for corporate performance and 40% for individual performance. The target bonus percentages range from 45% to 60% of annual base salary, which were unchanged from 2022, other than the target for Mr. Smiley which increased from 50% to 60% in connection with his promotion to President and Chief Operating Officer in April 2023. The Compensation Committee established Dr. Chen’s target bonus percentage with respect to her role as Chief Financial Officer at 40% upon her promotion to this role in July 2023.
The table below shows the 2023 target annual bonus for each named executive officer.

Name	Target Percentage	Target Amount
Samantha (Ying) Du	90%	$790,200
Yajing Chen*	40%	$180,000
Rafael Amado	50%	$310,000
Harald Reinhart	50%	$296,258
Joshua Smiley*	60%	$390,000
Billy Cho**	45%	$224,640
*As noted above, Mr. Smiley’s target opportunity and base salary were increased upon his promotion in April 2023, and Dr. Chen’s target opportunity and base salary were established in her role as Chief Financial Officer upon her promotion to this role in July 2023. In accordance with the terms of our annual incentive program, Dr. Chen’s 2023 actual target opportunity was pro-rated to reflect her target opportunity and base salary in effect prior to and following her mid-year promotion.
**Mr. Cho stepped down from the Company, effective July 7, 2023. In accordance with the terms of his severance agreement and general release, a portion of the severance payment he received related to a pro-rated 2023 annual bonus. For more information regarding Mr. Cho’s severance agreement and general release, see CD&A –Employment Agreements.
Corporate Performance Goals and Results. Each year, we establish key corporate strategic goals that are aligned with Company-wide incentives relating to significant business objectives. These goals may fall into several categories, including goals related to our commercial performance and financial condition, the advancement of our pipeline, including clinical and regulatory developments, and the expansion of our pipeline through business development and internal discovery activities. The Compensation Committee determines the specific goals and related weightings for annual incentive awards based on management input at the beginning of the year and a desire to reflect core performance measures and priorities for the business for the fiscal year, including our commitment to compliance, and to set goals that we believe will best support short-, medium-, and long-term value growth. The goal-setting process for 2023 was rigorous, involving lengthy discussions and a review of multiple data points, including analyst consensus, product expectations, and overall market potential. The Compensation Committee may also consider other key achievements during the year in assessing overall corporate performance. The goals were designed to be challenging but achievable with strong management performance and the successful execution of our 2023 corporate strategic goals.
The Compensation Committee reviewed our performance with respect to our 2023 corporate goals and concluded that the Company had achieved most of these goals as well as significant successes beyond these goals. Based on this level of achievement, the Compensation Committee then determined that the corporate multiplier for the corporate performance element of our named executive officers’ annual incentive awards was 96%.
The discussion below outlines the Company’s 2023 corporate goals and target percentage weighting as well as our progress and achievement with respect to these goals and the related score achieved.

Clinical Development / Regulatory (Score: 31.2%; Target: 32.5%)
Goals: Execute key regulatory milestones, including new approvals and NDA filings, and initiate and advance key clinical trials, including with respect to enrollment, treatment, and data readouts.
Achievements: The Company achieved or exceeded the majority of its clinical development and regulatory goals for its products and product candidates, including the following:
•Regulatory Milestones: NMPA full approval for ZEJULA as a first-line maintenance treatment for ovarian cancer in China; NMPA approval of VYVGART and acceptance of the sBLA for SC efgartigimod for the treatment of adult patients with gMG in China; NMPA acceptance of NDA for SUL-DUR for ABC; and NMPA acceptance of NDA for repotrectinib for the treatment of ROS1+ NSCLC;
•Clinical Trial Data Readouts: Topline results from the Phase III clinical trials for SC efgartigimod for CIDP, immune thrombocytopenia, and pemphigus vulgaris; and
•Initiation and Advancement of Clinical Trials: Initiated a bridging study in China for KarXT for the treatment of schizophrenia; first patient treated in the Phase II clinical trials for SC efgartigimod for bullous pemphigoid, lupus nephritis, and membranous nephropathy; completed enrollment in the Greater China portion of the global Phase III KRYSTAL-10 study of adagrasib in combination with cetuximab in patients with previously-treated advanced KRASG12C-mutated colorectal cancer and a PK study of bemarituzumab in China for bemarituzumab for the treatment of gastric and gastroesophageal junction cancer; began enrollment for the Greater China portion of the global Phase III FORTITUDE-101 study of bemarituzumab plus chemotherapy in first-line gastric cancer with FGFR2b overexpression; began enrollment for the Greater China portion of the global Phase III innovaTV 301 study and a PK study in China of TIVDAK in recurrent or metastatic cervical cancer with disease progression on or after front-line therapy; and, although delayed, began enrollment in the United States for a Phase I study for ZL-1218 (CCR8) for the treatment of solid tumors.
The Company is still in the process of meeting its goals with respect to obtaining marketing authorization approval for TTFields in China for second-line NSCLC and initiating a global Phase II study for ZL-1102 (IL-17) for the treatment of chronic plaque psoriasis.
Research (Score: 7.5%; Target: 7.5%)
Goals: Complete an IND (“Investigational New Drug Application”)-enabling study and select new clinical product candidates
Achievements: The Company filed 1 IND, nominated 1 pre-clinical candidate (“PCC”), and initiated new programs.
Business Development (Score: 11.4%; Target: 15.0%)
Goals: Establish strategic relationships and explore business development opportunities, including transformative, global, and regional deals
Achievements: The Company entered into a global deal for an early-stage DLL3 ADC with MediLink in the first quarter of 2023; however, overall our overall business development goals for transformative and regional deals were not achieved.
Commercial (Score: 20.5%; Target: 25.0%)
Goals: Achieve total revenue and commercial profitability goals and improve commercial insurance coverage in China for Optune
Achievements: Although the Company achieved strong year-over-year revenue growth of 25%, target revenue goals were not achieved due in part to foreign currency exchange rates and the effects of the industry-wide anti-corruption enforcement efforts in China. The Company achieved its commercial breakeven goal, meaning that net product revenue exceeded cost of sales and sales and marketing expenses for our commercial products, and commercial insurance coverage goal for Optune.
Corporate Functions (Score: 20.4%; Target: 20.0%)
Goals: Deliver operating profit target; manage cash in line with budget and develop and execute capital strategy; continue to drive productivity; achieve other corporate, functional, HR, IT, ESG, legal, and compliance objectives
Achievements: The Company exceeded operating target goals, with operating expenses significantly below budget driven by our focus on increased efficiency and productivity; ended the year with a strong cash and cash equivalents balance of $790.2 million and a capital strategy that is expected to provide sufficient resources to fund operations through profitability; established ESG baseline and target goals; and efficiently supported corporate needs, including with respect to human capital needs and talent development. Although the Company continued to enhance its IT systems and controls, IT goals were not achieved.
Additional Achievements (Score: 5.0%)
The Compensation Committee also considered the following achievements that were above and beyond the corporate performance goals approved by the Compensation Committee for 2023: the outstanding commercial launch and NRDL listing for VYVGART for the treatment of gMG and the breakthrough therapy designation for the SC efgartigimod for CIDP.
Total Corporate Performance Score: 96%.
Individual Performance. Upon review of the individual performance of each named executive officer, the Compensation Committee agreed that individual performance goals had exceeded expectations for all NEOs for the 2023 performance year. Individual performance ratings were determined by the Board of Directors for our CEO, in consideration of the recommendation from the Compensation Committee, and by the Compensation Committee for the other named executive officers, in consideration of the recommendation from our CEO.
2023 Annual Incentive Award Payouts. Bonuses were then determined based on the corporate and individual performance ratings described above. Actual award payouts ranged between approximately 103% and 118% of target bonuses as shown in the table below.
The table below shows the 2023 target annual bonus and actual bonuses earned for our named executive officers.

Name*	Target Percentage	Corporate Performance Multiplier (%)	Individual Performance Multiplier (%)	Actual (as a % of Target)	Actual Award Payout ($)
Samantha (Ying) Du	90%	96%	125%	103%	815,882
Yajing Chen**	**	96%	125%	**	183,617
Rafael Amado	50%	96%	150%	118%	364,560
Harald Reinhart	50%	96%	150%	118%	348,399
Joshua Smiley	60%	96%	125%	108%	419,640
*The 2023 annual incentive award for our CEO was weighted 75% for corporate performance and 25% for individual performance. The annual incentive awards for our other named executive officers were weighted 60% for corporate performance and 40% for individual performance.
** Dr. Chen was promoted from Deputy Chief Financial Officer to Chief Financial Officer, and her target bonus percentage was increased to 40%, effective July 7, 2023. Her bonus was pro-rated for her periods of service in these roles in 2023.

Mr. Cho is excluded from the table above as he stepped down from the Company, effective July 7, 2023. In accordance with the terms of his severance agreement and general release, a portion of the severance payment he received related to a pro-rated 2023 target annual bonus. For more information regarding the severance agreement and general release, see CD&A – Employment Agreements.
Equity Incentive Compensation
Equity incentive compensation comprises a significant portion of total target direct compensation for our named executive officers. Such equity compensation directly aligns the interests of the named executive officers with those of our shareholders. Each year, the Compensation Committee considers a variety of factors, including the Company’s stage of development and business needs and objectives, market practices in our peer group, and experience and past performance, to determine the type and mix of equity awards that it believes will best support the Company in achieving its goals of attracting, retaining, and motivating strong leaders who perform at high levels and succeed in executing on our corporate strategic goals in a demanding business environment.
For 2023, we granted equity incentive awards using a mix of 75% service-based stock options (“stock options”) and 25% restricted share units (“RSUs”).

Equity Vehicle	What It Does	Design Details
Stock Options	Rewards for stock appreciation and continued service over the vesting period	Exercise price per Share: See table below Vesting: 25% per year on the anniversary of the date of the grant, subject to continued employment with the Company on the vesting date Exercise term: 10 years

RSUs	Supports leadership retention objectives and further aligns interests of executives with shareholders as the RSUs fluctuate based on our share price performance	Vesting: 25% per year on the anniversary of the date of the grant, unless otherwise noted below, subject to continued employment with the Company on the applicable vesting date

Working with its independent compensation consultant, Pearl Meyer, the Compensation Committee also considered other types of equity awards, including performance-based restricted stock units (“PSUs”), and whether such other types of equity awards should be included as an element in the Company’s executive compensation program. The Compensation Committee determined that stock options and RSUs are most appropriate at this time. The Compensation Committee considered various relevant factors in its decision, including our stock price volatility, which is affected by geopolitical factors outside of management’s control, and the fact that many of our commercial products are still in the early stages of commercialization thereby limiting our ability to reliably establish long-range performance targets. In addition, in analyzing the market practices in our peer group, the Compensation Committee found that many companies in our industry focus on service-based full value awards earlier in their development and introduce performance-based equity as they develop and mature. The Compensation Committee will continue to consider the appropriate equity mix over time and as our business evolves to align with market best practices for our industry and support our business and leadership retention objectives.
2023 Equity Incentive Awards. In determining the total amount and mix of annual equity grants to our named executive officers, in April 2023, the Compensation Committee (or the Board of Directors with respect to the CEO) considered corporate and individual performance, the equity incentive awards granted to comparable executive officers of our peer group companies and, in certain circumstances, broader market data, as well as the retentive value of outstanding equity. In general, equity incentive awards constitute the largest component of our executive compensation program in order to better align the interests of our executives with those of our shareholders. The target equity incentive awards granted during 2023 to our named executive officers are set forth in the table below:

Name	Stock Options*	RSUs*	Total Target Value
Samantha (Ying) Du	$7,500,000	$2,500,000	$10,000,000
Rafael Amado	$2,250,000	$750,000	$3,000,000
Harald Reinhart	$2,178,750	$726,250	$2,905,000
Joshua Smiley	$2,982,000	$994,000	$3,976,000
*The stock options are exercisable for ADSs, and each RSU represents a contingent right to receive one ADS. The actual number of ADSs granted were determined by dividing the corresponding allocation of the target value by the 30-trading-day average of the closing price of our common stock as of the grant date (“30-Day Average”). The target award value differs from the amounts reported in the 2023 Summary Compensation Table as SEC rules require that the amounts reported in the 2023 Summary Compensation Table be reported based on the grant date fair value calculated in accordance with accounting rules, which is based on the stock price on the date of grant. Additional details on amounts of the 2023 equity grants to our named executive officers are shown in Executive Compensation Tables – 2023 Grants of Plan-Based Awards.
Dr. Chen is excluded from the table above as she became an executive officer after the Compensation Committee (and Board of Directors for our Chief Executive Officer) determined the total amount and mix of equity awards for our named executive officers. Dr. Chen’s stock option and RSU awards and total target value were determined in accordance with guidelines for senior management. For more information on how the equity awards for Dr. Chen were allocated between the annual equity incentive awards per this process in April 2023 and the promotion equity award she received in August 2023 in connection with her promotion to Chief Financial Officer, see Executive Compensation Tables – 2023 Grants of Plan-Based Awards.
Mr. Cho did not receive an equity award in 2023. He stepped down from the Company effective July 7, 2023. For more information regarding his severance agreement and general release, see CD&A – Employment Agreements.
OTHER PRACTICES, POLICIES, AND GUIDELINES
Share Ownership Guidelines
We maintain share ownership guidelines for our executive officers to strengthen and reinforce the link our compensation programs create between our executive officers and our shareholders. A summary of our share ownership guidelines is set forth below.

Level	Number of Shares Equal in Value to:
CEO	6x base salary
Other Section 16 Officers	2x base salary
Executive officers have five years from their initial appointment to comply with this policy. Only shares beneficially owned and vested are included in the share ownership calculation. Shares underlying unvested options or RSUs are not included in the calculation. All of our named executive officers currently meet the applicable share ownership guideline or are still within the five-year period to meet such guideline. Once an executive officer’s level of share ownership satisfies the applicable guideline, the executive officer is expected to continue to comply with the guideline amount for as long as the individual is subject to this policy. Future declines in share price will not affect the covered person’s compliance with this policy as long as the covered person holds a number of shares equal to or greater than the number of shares he or she held at the time he or she achieved compliance.
Policies on Clawback and Recovery of Compensation
In 2023, we adopted a policy that provides us with the right to recover amounts paid on the basis of financial results that are subsequently restated in accordance with the requirements of the Dodd-Frank Act, SEC rules, and applicable listing standards. In addition, under the provisions of the Sarbanes-Oxley Act, the chief executive officer and chief financial officer of a public company may be required to forfeit certain equity- or incentive-based compensation in the event of an accounting restatement due to the material noncompliance of the issuer, as a result of misconduct, with respect to one or more reporting requirements under the securities laws. These Sarbanes-Oxley requirements would be enforced as a matter of law if the circumstances arose that warranted it.
Hedging and Pledging Prohibitions
In accordance with the Company’s insider trading policy, our executive officers and directors are prohibited from engaging in pledging or hedging transactions with respect to our shares.
Other Benefits and Perquisites
We provide standard group health and welfare benefits, including medical, life, and disability insurance to our employees located in the United States, including our named executive officers, as applicable. We also provide benefits required by statute to our employees, including our named executive officers, located outside of the United States. In addition, Drs. Du, Amado, Chen, and Reinhart and Mr. Smiley participate in our tax-qualified 401(k) plan, a broad-based, defined contribution retirement plan in which all of our employees who are U.S. taxpayers and who meet certain age and service requirements are eligible to participate. We make a matching contribution equal to 100% of the first 5% of the employee’s elective contributions under the plan, up to 5% of an employee’s eligible compensation. We also provided required Mandatory Provident Fund payments for our employees located in Hong Kong, including Mr. Cho during his employment. The annual value of the contributions to our retirement plan for 2023 for each named executive officer is reflected in the “All Other Compensation” column of the 2023 Summary Compensation Table. We do not maintain a defined benefit pension plan or supplemental executive retirement plan.
During 2023, we did not provide our named executive officers with any perquisites.
Employment Agreements
We have entered into employment agreements with each of our named executive officers that govern the terms and conditions of their service relationship with us, including the terms and conditions related to their compensation and benefits. The term of Dr. Du’s employment is without a fixed period and subject to a specified notice period only. The compensation received by our named executive officers in accordance with these employment agreements is disclosed elsewhere in this CD&A.
Each of our named executive officers is afforded severance protection through his or her employment agreement. These severance protections are described in more detail below in Potential Payments Upon Termination or Change in Control.
Mr. Cho stepped down from the Company, effective July 7, 2023, to pursue another professional opportunity, and the Company entered into a Severance Agreement and General Release in connection with his resignation. In light of Mr. Cho’s significant contributions to the Company and in exchange for his release of claims and continued compliance with covenants relating to confidentiality, trade secrets, intellectual property, and competitive activities, this agreement provided Mr. Cho with a payment equal to a pro-rated bonus of $115,705 and an additional severance payment of $250,000. In addition, the Company agreed to allow RSUs granted to Mr. Cho under the 2017 Equity Incentive Plan to continue vesting through July 7, 2024, subject to continued compliance with his restrictive covenant obligations and the obligations in the Severance Agreement and General Release, and Mr. Cho agreed to not sell any ADSs or ordinary shares of the Company, including shares received upon vesting of these RSUs, for a three-month period after his separation date.
Compensation Risk Management
The Compensation Committee has reviewed our compensation policies and practices and does not believe that these policies and practices create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 27, 2024.
The Compensation Committee
Peter Wirth, Chair
John Diekman
Leon O. Moulder, Jr.

EXECUTIVE COMPENSATION TABLES
2023 Summary Compensation Table
The following table sets forth the compensation paid to, received by or earned during each of the fiscal years set forth below by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Samantha (Ying) Du,	2023	$868,500		—		$1,901,226	$8,442,237	$815,882	$14,440	$12,042,285
Chief Executive Officer and Chairperson of the Board of Directors	2022	$830,000		—		$10,529,796	$8,015,244	$831,600	$5,501	$20,212,141
	2021	$774,305		—		$6,726,276	$6,946,588	$864,000	$4,410	$15,315,579
Yajing Chen	2023	$424,445	(4)	—		$467,350	$922,620	$183,617	$16,500	$2,014,532
Chief Financial Officer
Rafael Amado	2023	$620,000		$600,000	(5)	$732,098	$2,532,664	$364,560	$16,500	$4,865,822
President, Head of Oncology Research and Development	2022	$2,385		—		$3,868,200	$3,631,121	$—	$—	$7,501,706
Harald Reinhart	2023	$586,136				$715,700	$2,452,468	$348,399	$16,500	$4,119,203
President, Head of Global Development, Neuroscience, Autoimmune, and Infectious Diseases.	2022	$567,000				$3,265,075	$2,492,656	$348,705	$7,625	$6,681,061
	2021	$466,090		$107,640		$5,238,208	$2,127,892	$264,960	$7,250	$8,212,040
Joshua Smiley	2023	$637,500		$150,000	(6)	$970,291	$3,356,619	$419,640	$16,500	$5,550,550
President and Chief Operating Officer	2022	$250,000		$250,000	(6)	$3,639,510	$4,009,898	$142,101	$5,008	$8,296,517
Billy Cho,	2023	$258,040		—		$399,247	$1,850,700	$—	$378,014	$2,886,001
Former Chief Financial Officer	2022	$494,400		$—		$2,208,554	$1,424,383	$253,843	$—	$4,381,180
	2021	$466,090		$—		$1,602,414	$1,920,292	$254,880	$—	$4,243,676

(1)Reflects the aggregate grant date fair value of restricted share awards, restricted share unit awards, performance share unit awards, and stock options granted during the applicable fiscal year, computed in accordance with ASC Topic 718. In addition, the amount reported for Mr. Cho for 2023 represents the incremental fair value under ASC Topic 718 associated with the modification of certain of his outstanding restricted share unit awards to provide for continued vesting through July 7, 2024 and the extension of his post-termination exercise period for his options through August 31, 2024. The underlying valuation assumptions for equity awards granted during 2023 are further discussed in Note 15 in our 2023 Annual Report on Form 10-K.
(2)Reflects amounts earned by each of the named executive officers under our annual bonus plan for the applicable fiscal year.
(3)For Drs. Du, Chen, Amado, and Reinhart and Mr. Smiley, the amounts for 2023 reflect Company contributions made under the Company’s 401(k) plan on behalf of the participating named executive officer. For Mr. Cho, the amount for 2023 reflects the payment made in accordance with Mr. Cho’s Severance Agreement and General Release, which includes (i) a pro-rated bonus of $115,705, (ii) an additional severance payment of $250,000 and (iii) a payment for accrued vacation of $12,309.
(4)Dr. Chen was promoted from Deputy Chief Financial Officer to Chief Financial Officer, effective July 7, 2023. Her salary was pro-rated for her periods of service in these roles in 2023.
(5)Reflects a cash sign-on award paid in January and March 2023 in connection with the commencement of Dr. Amado’s employment.
(6)Reflects a cash sign-on award paid in August 2022 and August 2023 in connection with the commencement of Mr. Smiley’s employment.
2023 Grants of Plan-Based Awards
The following table reports potential payouts for annual incentive awards made under our annual bonus program for our named executive officers in 2023 and stock options and RSUs that were granted during 2023 to our named executive officers:

Name and Award (Type)	Grant Date (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(2)			All Other Stock Awards: No of Shares of Stock or Units (3)	All Other Option Awards: No. of Securities Underlying Options (3)	Exercise or Base: Price of Option Awards ($) (3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold	Target	Maximum
Samantha (Ying) Du
Annual Bonus	—	—	$790,200	—	—	—		$—	$—
Stock Options	4/3/2023	—	$—	—	—	377,391		$33.95	$8,442,237
RSUs	6/29/2023	—	$—	—	71,880	—	$		$1,901,226
Yajing Chen
Annual Bonus	—	—	$168,473	—	—	—		$—	$—
Stock Options	4/3/2023	—	$—	—	—	26,000		$33.95	$581,620
	8/14/2023	—	$—	—	—	20,000		$25.71	$341,000
RSUs	4/3/2023	—	$—	—	10,000		$		$339,500
	8/14/2023	—	$	—	5,000		$		$127,850
Rafael Amado
Annual Bonus	—	—	$310,000	—	—	—		$—	$—
Stock Options	4/3/2023	—	$—	—	—	113,217		$33.95	$2,532,664
RSUs	4/3/2023	—	$—	—	21,564	—		$—	$732,098
Harald Reinhart
Annual Bonus	—	—	$296,258	—	—	—		$—	$—
Stock Options	4/3/2023	—	$—	—	—	109,632		$33.95	$2,452,468
RSUs	4/3/2023	—	$—	—	21,081	—		$—	$715,700
Joshua Smiley
Annual Bonus	—	—	$390,000	—	—	—		$—	$—
Stock Options	4/3/2023	—	—	—		150,050		$33.95	$3,356,619
RSUs	4/3/2023	—	—	—	28,580	—		$—	$970,291
Billy Cho
Annual Bonus			$224,640
Modification of Stock Options (5)	7/7/2023					370,000		$21.84	$1,689,456
	7/7/2023					18,000		$44.94	$98,307
	7/7/2023					9,620		$130.96	$8,705
	7/7/2023					10,022		$45.47	$54,232
Modification of RSUs (5)	7/7/2023				15,752				$399,247
(1)The Board of Director action date for the April 3 option grant and June 29 RSU grant to Dr. Du was March 22, 2023. The Compensation Committee action date for the April 3 option and RSU grants to Drs. Amado and Reinhart and Mr. Smiley was February 15, 2023. The Compensation Committee action date for the August 14 option and RSU grant to Dr. Chen was July 3, 2023. The April 3 option and RSU awards to Dr. Chen were granted in accordance with the Company’s policies and procedures for grants to senior management.
(2)Non-Equity Incentive Plan amounts above reflect short-term cash incentive opportunities granted under our annual bonus plan, which is discussed in more detail in CD&A – Annual Incentive Awards. Actual amounts earned by each of the named executive officers under our annual bonus program for 2023 are disclosed above in the 2023 Summary Compensation Table. Dr. Chen was promoted from Deputy Chief Financial Officer to Chief Financial Officer, and her target bonus percentage was increased to 40%, effective July 7, 2023. The target amount for Dr. Chen reported in the table reflects her pro-rated target for the year, based on the target in effect for her periods of service in these roles in 2023.
(3)Each RSU represents a contingent right to receive one ADS, and the stock options are exercisable for ADSs. As a result, the number of shares and exercise price in these columns are represented in terms of ADSs. Each ADS represents ten ordinary shares. RSU and option awards vest in equal annual installments over four years, beginning on the first anniversary of the grant date, subject to the executive remaining in continuous service with us on the vesting date. Option awards have a maximum term of ten years from the grant date.
(4)Except as noted in footnote 4, amounts reflect the aggregate grant date fair value of restricted share unit awards and stock options granted during 2023, computed in accordance with ASC Topic 718. The underlying valuation assumptions for equity awards granted during 2023 are further discussed in Note 15 in our 2023 Annual Report on Form 10-K.
(5)The amount reported for Mr. Cho in this row represents the number of RSU and stock options, as applicable, impacted by the modification of their terms and the incremental fair value under ASC Topic 718 associated with the modification of certain of his outstanding RSU awards to provide for continued vesting through July 7, 2024 and the extension of his post-termination exercise period for his options through August 31, 2024.

Each of our named executive officers has entered into an employment agreement that governs the terms and conditions of their employment relationship with us, including the terms and conditions with respect to their compensation and benefits. Among other items, the employment agreements set out the annual bonus targets, as a percentage of base salary, for each of our named executive officers. Please see CD&A – Annual Incentive Awards above for the 2023 bonus targets applicable to our named executive officers.

Outstanding Equity Awards at December 31, 2023
The following table provides information on the outstanding stock options, restricted share units, and performance share units, in each case held as of December 31, 2023 by our named executive officers:

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)(2)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)(3)	Market value of shares or units of stock that have not vested ($)(4)	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)(1)(5)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Samantha (Ying) Du	10/22/2015	589,165	—	$0.60	10/21/2025
	3/9/2016	604,376	—	$1.20	3/8/2026
	8/25/2016	922,184	—	$1.74	8/24/2026
	3/28/2018	350,000	—	$20.90	3/27/2028
	3/8/2019	240,000	60,000	$38.93	3/7/2029
	3/12/2020	150,000	100,000	$44.94	3/11/2030
	4/1/2021	34,800	52,200	$130.96	3/31/2031
	4/1/2021					10,200	$278,766
	12/1/2021							63,175	$1,726,573
	4/1/2022	56,400	225,600	$45.47	3/31/2032
	4/1/2022					43,200	$1,180,656
	6/25/2022					176,400	$4,821,012
	4/3/2023	—	377,391	$33.95	4/2/2033
	6/29/2023					71,880	$1,964,480
Yajing Chen	10/1/2021	3,200	4,800	$102.75	9/30/2031
	10/1/2021					2,760	$75,431
	11/1/2021	2,500	2,500	$104.42	10/31/2031
	11/1/2021					1,000	$27,330
	4/1/2022	4,000	16,000	$45.47	3/31/2032
	4/1/2022					6,000	$163,980
	6/25/2022					18,750	$512,438
	4/3/2023	—	26,000	$33.95	4/2/2033
	4/3/2023					10,000	$273,300
	8/14/2023	—	20,000	$25.71	8/13/2033
	8/14/2023					5,000	$136,650
Rafael Amado	12/30/2022	36,740	146,960	$30.70	12/29/2032
	12/30/2022					84,000	$2,295,720
	4/3/2023	—	113,217	$33.95	4/2/2033
	4/3/2023					21,564	$589,344

Harald Reinhart	9/20/2017	40,000	—	$18.00	9/19/2027
	3/28/2018	60,000	—	$20.90	3/27/2028
	11/16/2018	30,000	—	$17.99	11/15/2028
	4/1/2021	10,660	15,990	$130.96	3/31/2031
	4/1/2021					3,030	$82,810
	12/1/2021							35,097	$959,201
	4/1/2022	17,539	70,160	$45.47	3/31/2032
	4/1/2022					13,354	$364,965
	6/25/2022					54,750	$1,496,318
	4/3/2023	—	109,632	$33.95	4/2/2033
	4/3/2023					21,081	$576,144
Joshua Smiley	8/15/2022	27,800	111,200	$45.78	8/14/2032
	8/15/2022					63,600	$1,738,188
	4/3/2023	—	150,050	$33.95	4/2/2033
	4/3/2023					28,580	$781,091
Billy Cho (6)	3/2/2018	370,000	—	$21.84	8/31/2024
	3/12/2020	18,000	—	$44.94	8/31/2024
	4/1/2021	9,620	—	$130.96	8/31/2024
	4/1/2021					920	$25,144
	4/1/2022	10,022	—	$45.47	8/31/2024
	4/1/2022					1,907	$52,118
	6/25/2022					12,925	$353,240
(1)The stock options are exercisable for ADSs, and each of the stock awards represents a contingent right to receive one ADS. As a result, the number of shares and exercise price in these columns are represented in terms of ADSs. Each ADS represents ten ordinary shares.
(2)Option awards have a maximum term of ten years from the grant date and vest in equal annual installments over five years, beginning on the first anniversary of the grant date, subject to the executive remaining in continuous service with us on each such vesting date, other than (i) option awards granted to Dr. Chen on November 1, 2021, and (ii) the option awards granted from April 3, 2023, which vest in equal amounts over four years, beginning on the first anniversary of the grant date, subject to the executive remaining in continuous service with us on the vesting date.
(3)Restricted share awards and restricted share unit awards vest in equal annual installments over five years, beginning on the first anniversary of the grant date, subject to the executive remaining in continuous service with us on the vesting date, other than (i) the restricted share unit awards granted on June 25, 2022, (ii) restricted share awards granted to Dr. Chen on November 1, 2021, and (iii) the restricted share awards granted from April 3, 2023, which vest in equal amounts over four years, beginning on the first anniversary of the grant date, subject to the executive remaining in continuous service with us on the vesting date.
(4)Market values reflect the closing price of our ADSs on Nasdaq on December 29, 2023, which was $27.33.
(5)PSUs vest based on the satisfaction of specified product advancement milestones over the performance period beginning December 1, 2021 and ending on December 31, 2025.
(6)Under his Severance Agreement and General Release, Mr. Cho’s outstanding RSU awards granted under the 2017 Plan will continue to vest through July 7, 2024, and his outstanding unvested stock options and PSUs were forfeited as of his termination date.
Options Exercised and Shares Vested During 2023
The following table provides information relating to stock option exercises and stock award vesting for our named executive officers during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#) (1)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#) (1)	Value Realized on Vesting($)(3)
Samantha (Ying) Du	300,000	$11,985,000	73,000	$1,959,932
Yajing Chen	—	$—	9,170	$242,755
Rafael Amado	—	$—	42,000	$1,147,860
Harald Reinhart	11,480	$424,760	22,598	$606,339
Joshua Smiley	—	$—	15,900	$389,868
Billy Cho	—	$—	35,752	$1,159,629

(1)The stock options are exercisable for ADSs, and each of the stock awards represents a contingent right to receive one ADS. As a result, the number of shares in these columns are represented in terms of ADSs. Each ADS represents ten ordinary shares.
(2)Represents the price of our ADSs on Nasdaq at exercise minus the stock option exercise price multiplied by the number of ADSs acquired on exercise.
(3)Represents the fair market value of the shares on the vesting date, calculated as the closing price of our ADSs on Nasdaq on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting.
Potential Payments Upon Termination or Change of Control
For the named executive officers serving as executive officers as of December 31, 2023 that are eligible to receive severance in accordance with their employment agreement, we have quantified the potential payments upon termination under various termination circumstances in the table below. These tables assume that the covered termination took place on December 31, 2023.

Name	Benefit Type	Termination due to death or disability ($)	Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason in connection with a Change of Control ($)
Samantha (Ying) Du	Severance	$73,167	$2,107,200	$3,345,612
	Benefits Continuation	$1,535	$27,635	$27,635
	Value of Equity Acceleration	$9,971,487	$9,971,487	$9,971,487
Rafael Amado	Severance	$51,667	$930,000	$930,000
	Benefits Continuation	$978	$11,733	$11,733
	Value of Equity Acceleration	N/A	N/A	$2,885,064
Harald Reinhart	Severance	$49,376	$888,773	$888,773
	Benefits Continuation	$2,400	$28,801	$28,801
	Value of Equity Acceleration	N/A	N/A	$3,479,437
Joshua Smiley	Severance	$54,167	N/A	$1,040,000
	Benefits Continuation	$978	N/A	$11,733
	Value of Equity Acceleration	N/A	N/A	$2,519,279

Our continuing named executive officers are entitled to receive certain benefits upon a qualifying termination of employment, including following a change in control of the Company, or in the event of a termination of employment due to the executive’s death or disability, as described below.
Under the terms of their respective employment agreements, in the event of a termination of employment, each of our named executive officers will be entitled to receive any accrued but unpaid base salary, reimbursement for unpaid business expenses incurred prior to termination, and any additional compensation as may be expressly required under applicable law, including accrued but unused vacation time. In addition, our continuing named executive officers, other than Dr. Chen and Mr. Smiley, will be entitled to receive additional compensation as described below upon termination of employment by us without “cause” or by the executive for “good reason” (each, a “qualifying termination”), subject to the executive’s timely execution of a separation agreement and a general release of claims in a form reasonably satisfactory to the Company, and our continuing named executive officers, other than Dr. Chen, will be entitled to receive additional compensation in the event of a qualifying termination within 12 months following a change in control (a “change in control termination”) and as a result of death or disability, the first subject to the executive’s timely execution of a separation agreement and a general release of claims in a form reasonably satisfactory to the Company.
•Qualifying Termination (without a Change in Control): (i) an amount equal to 12 months (18 months, in the case of Dr. Du) of base salary and 12 months (18 months, in the case of Dr. Du) of the Company’s portion of monthly premiums with respect to health, dental, and vision coverage or COBRA continuation coverage, as applicable, and (ii) a pro-rated bonus based on the number of days that the executive worked in the year of termination. Dr. Du will also receive full accelerated vesting of any then-outstanding unvested stock options, restricted shares, or other equity awards held by the executive (“Equity Acceleration”).
•Change in Control Termination: For Dr. Du, (i) an amount equal to 18 months of base salary and 18 months of the Company’s portion of monthly premiums with respect to health, dental, and vision coverage or COBRA continuation coverage, as applicable, and (ii) an amount equal to the sum of six month of base salary, two times her target bonus, and six months of the Company’s portion of monthly premiums payable immediately prior to the effective date of such termination with respect to health, dental, and vision insurance coverage. For Drs. Amado and Reinhart and Mr. Smiley, (i) an amount equal to 12 months of base salary and 12 months of the Company’s portion of monthly premiums with respect to health, dental, and vision coverage or COBRA continuation coverage, as applicable, and (ii) a pro-rated bonus based on the number of days that the executive worked in the year of termination. Drs. Du, Amado, and Reinhart and Mr. Smiley will also receive Equity Acceleration.
•Death or Disability: An amount equal to one month of base salary and one month of the Company’s portion of monthly premiums with respect to health, dental, and vision coverage or COBRA continuation coverage, as applicable. Dr. Du will also receive Equity Acceleration.
Mr. Cho resigned from the Company, effective July 7, 2023. Upon his resignation, and in consideration of his significant contributions to the Company, as well as the Severance Agreement and General Release he entered into with the Company, we paid Mr. Cho $365,705. Mr. Cho also received a payout of $12,309 representing his unused vacation pay. Under Mr. Cho’s Severance Agreement and General Release, he will continue to vest in outstanding RSUs granted under the 2017 Plan through July 7, 2024 (estimated incremental fair value of $399,247 based on the closing stock price on July 7, 2023). All unvested stock option grants and PSU awards held by Mr. Cho were forfeited as of his termination date. The vested options previously granted to Mr. Cho remained exercisable from the date of Mr. Cho’s resignation from the Company in July 2023 to August 31, 2024 (estimated incremental fair value of $1,850,700 based on the closing stock price on July 7, 2023). For more information regarding the Severance Agreement and General Release, see CD&A – Employment Agreements.

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION
CEO to Median Employee Pay Ratio
We determined that the annual total compensation of our median compensated employee was $86,709 for 2023. The annual total compensation of our CEO, Samantha (Ying) Du, was $12,042,285 for 2023, as reported in the “Total” column of the 2023 Summary Compensation Table. We calculated the median compensated employee’s annual total compensation using the same methodology required for calculating total annual compensation for our CEO (and other named executive officers) for purposes of the 2023 Summary Compensation Table. The ratio of these two amounts was 1 to 139.
To identify the median compensated employee, we used cash compensation consisting of base salary and allowance paid with respect to 2023 (annualized for those individuals who were not employed for the full year) and annual cash bonus or incentives paid with respect to 2023 for all employees employed by the Company on December 31, 2023. We then identified the employee closest to the median that had been employed for the full year to serve as our median compensated individual for purposes of this analysis.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.
Pay Versus Performance
In accordance with the pay versus performance (“PvP”) disclosure requirements in Item 402(v) of Regulation S-K, this section presents information that describes the relationship between Compensation Actually Paid (“CAP”), as that term is defined under the rules prescribed by Item 402(v), to the Company’s CEO, other named executive officers as a group, and certain financial performance measures of the Company.
While the Compensation Committee (or Board of Directors for our CEO) makes executive compensation decisions after considering a variety of factors, including corporate and individual performance, the decisions of the Compensation Committee and Board of Directors in 2023 were made independently of these PvP disclosure requirements. For more information regarding our executive compensation program and related decisions, please refer to Executive Compensation – Compensation Disclosure & Analysis.
Pay Versus Performance Table
The following table sets forth information for each applicable year regarding the CAP of our CEO, Samantha (Ying) Du, and of our other named executive officers as a group, as well as certain Company financial performance measures, including our total shareholder return (“TSR”), the TSR of the NASDAQ Biotechnology Index (our Company-Selected Peer Group), our net income, and our revenue growth. We selected revenue growth to be our Company-Selected Measure as it represents the most important financial performance measure used to link CAP for 2023 to Company financial performance for purposes of this disclosure.

					Value of Initial Fixed $100 Investment Based On:
	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs (2)(3)	Average Compensation Actually Paid to Non-CEO NEOs (2)(3)	TSR (4)	Peer Group TSR (4)	Net Income (Loss) (in millions)	Revenue Growth (5)
Year	$	$	$	$	$	$	$	%
2023	12,042,285	6,461,230	3,887,222	2,335,843	65.71	118.87	(334.6)	24%
2022	20,212,141	739,598	6,838,043	3,457,925	73.82	113.65	(443.3)	49%
2021	15,315,579	(30,500,547)	6,176,702	(4,953,682)	151.12	126.45	(704.5)	195%
2020	8,536,036	112,741,937	3,401,688	22,645,622	325.41	126.42	(268.9)	277%
(1) Samantha (Ying) Du has been the CEO of the Company since 2014.
(2) Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2023
	Samantha (Ying) Du	Average Non-CEO NEOs
	$	$
Total Compensation from Summary Compensation Table	12,042,285	3,887,222
Adjustments for Equity Awards*
Adjustment for grant date values in the Summary Compensation Table	(10,343,463)	(2,879,951)
Year-end fair value of unvested awards granted in the current year	7,756,321	1,764,936
Year-over-year difference of year-end fair values for unvested awards granted in prior years	(3,048,258)	(558,020)
Fair values at vest date for awards granted and vested in current year	—	—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	54,345	(56,045)
Forfeitures during current year equal to prior year-end fair value	—	(272,288)
Dividends or dividend equivalents not otherwise included in total compensation	—	—
Incremental fair value resulting from modifications of stock options and RSUs not reflected in the other columns	—	449,989
Total Adjustments for Equity Awards	(5,581,055)	(1,551,379)
Compensation Actually Paid (as calculated)	6,461,230	2,335,843
*Adjustments are calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the applicable fiscal year.
(3) The Non-CEO NEOs included the following executives by year:
2023: Yajing Chen, Rafael Amado, Harald Reinhart, Josh Smiley, and Billy Cho;
2022: Billy Cho, Rafael Amado, Harald Reinhart, Alan Bart Sandler, and Josh Smiley;
2021: Billy Cho, F. Ty Edmondson, Harald Reinhart, and Alan Bart Sandler; and
2020: Billy Cho, F. Ty Edmondson, Alan Bart Sandler, and Tao Fu.
(4) TSR is determined based on the value of an initial fixed investment of $100, and the reinvestment of all dividends are assumed. The TSR peer group consists of the NASDAQ Biotechnology Index.

(5) Revenue growth is calculated as follows: (total revenues from our audited annual consolidated statements of operations for the current year - total revenues from our audited annual consolidated statements of operations for the prior year) / total revenues from our audited annual consolidated statements of operations for the prior year.
Financial Performance Measures
The most important financial performance measures identified by the Company as linking executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to our performance are as follows:
•Revenue growth
•Product revenues
•Year-end cash and cash equivalents
Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) compared to: (1) our cumulative TSR and the cumulative TSR of the Peer Group, (2) our net income, and (3) revenue growth. Since a significant portion of compensation for our CEO and other named executive officers consists of equity awards, the change in value of Compensation Actually Paid is directionally aligned with changes in our TSR, net income, and revenue growth.
CAP Versus Cumulative TSR for the Company and Cumulative TSR of the Peer Group

CAP Versus Net Income

CAP Versus Revenue Growth

DIRECTOR COMPENSATION
For 2023, each member of our Board of Directors who is not an employee of the Company or one of our affiliates was entitled to the following compensation under our non-employee director compensation policy:
•Annual cash retainer of $50,000 for each non-employee director;
•Additional annual cash retainer of $35,000 for the Lead Independent Director;
•Additional annual cash retainer of $20,000 for the Audit Committee chair through November 8, 2023, upon which date this retainer was increased to $25,000 in recognition of the time commitment of the committee and in consideration of market practices;
•Additional annual cash retainer of $10,000 for each Audit Committee member through November 8, 2023, upon which date this retainer was increased to $12,500 in recognition of the time commitment of the committee and in consideration of market practices;
•Additional annual cash retainer of $15,000 for the Compensation Committee chair through November 8, 2023, upon which date this retainer was increased to $20,000 in recognition of the time commitment of the committee and in consideration of market practices;
•Additional annual cash retainer of $7,500 for each Compensation Committee member through November 8, 2023, upon which date this retainer was increased to $10,000 in recognition of the time commitment of the committee and in consideration of market practices;
•Additional annual cash retainer of $10,000 for the Nominating and Corporate Governance Committee chair through November 8, 2023, upon which date this retainer was increased to $12,250 in recognition of the time commitment of the committee and in consideration of market practices;
•Additional annual cash retainer of $5,000 for each Nominating and Corporate Governance Committee member through November 8, 2023, upon which date this retainer was increased to $6,125 in recognition of the time commitment of the committee and in consideration of market practices;
•Additional annual cash retainer of $15,000 for the Research and Development Committee chair;
•Additional annual cash retainer of $7,500 for each Research and Development Committee member;
•Additional annual cash retainer of $15,000 for the Commercial Committee chair;
•Additional annual cash retainer of $7,500 for each Commercial Committee member; and
•A grant of restricted shares under our 2022 Equity Plan.
In accordance with our non-employee director compensation policy, each non-employee director, other than Mr. Vounatsos, received an annual grant of a number of shares of Restricted Shares (as defined in the 2022 Equity Plan) equal to $500,000 divided by the Nasdaq closing price of the Company’s ADS on the date of grant, rounded down to the nearest whole number, which vests in full on the first anniversary of the date of grant, subject to continued service as a member of the Board of Directors through such date. Mr. Vounatsos was not eligible to receive an annual director grant in 2023 pursuant to the non-employee director compensation policy as his appointment date was within 180 days of the date of grant of the annual equity award. Mr. Vounatsos received a new member equity award upon his appointment to the Board of Directors of a number of shares of Restricted Shares equal to $750,000 divided by the Nasdaq closing price of the Company’s ADS on the date of grant, rounded down to the nearest whole number, which vests ratably over three years on the anniversary of the date of grant, subject to continued service as a member of the Board of Directors through such date.

Our non-employee directors are also reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies. Dr. Du and Ms. Leung do not receive separate compensation for their service as directors.
The following table provides information concerning compensation for our non-employee directors for 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($)	Total ($)
Kai-Xian Chen	$57,500	$499,984	$—	$557,484
John Diekman (3)	$108,452	$499,984	$—	$608,436
Richard Gaynor, M.D. (3)	$65,000	$499,984	$—	$564,984
Nisa Leung	$—	$—	$—	$—
William Lis (3) (4)	$67,041	$499,984	$—	$567,025
Scott Morrison (3)	$70,781	$499,984	$—	$570,765
Leon Moulder, Jr. (3)	$74,364	$499,984	$—	$574,348
Peter Wirth (3)	$76,161	$499,984	$—	$576,145
Michel Vounatsos	$71,292	$749,962	$—	$821,254
(1)Reflects the grant date fair value of restricted share awards granted during 2023 in accordance with ASC Topic 718. The underlying valuation assumptions for equity awards granted during 2023 are further discussed in Note 15 in our 2023 Annual Report on Form 10-K.
(2)As of December 31, 2023, our non-employee directors held unvested restricted shares representing the following number of ADSs, each of which represents 10 ordinary shares: Dr. Chen 18,903; Dr. Diekman 18,903; Dr. Gaynor 21,874; Ms. Leung 0; Mr. Lis 18,903; Mr. Morrison 21,352; Mr. Moulder 18,903; Mr. Wirth 18,903; and Mr. Vounatsos 18,332.
(3)The additional annual cash retainers for the Chair and members of the Audit Committee increased from $20,000 to $25,000 and from $10,000 to $12,500, respectively, as of November 8, 2023; the additional annual cash retainers for the Chair and members of the Nominating and Corporate Governance Committee increased from $10,000 to $12,250 and from $5,000 to $6,125, respectively, as of November 8, 2023; and the additional annual cash retainers for the Chair and members of the Commercial Committee were established as $15,000 and $10,000, respectively, as of January 8, 2023.
(4)Mr. Lis stepped down from his role as member of the Research and Development Committee and as member of the Commercial Committee. He continues to serve as a member of the Nominating and Corporate Governance Committee. Mr. Lis’s annual cash retainer was pro-rated for his periods of service in these roles.

EQUITY COMPENSATION PLAN INFORMATION
The following table contains information about securities authorized for issuance under our equity compensation plans as of December 31, 2023.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders (1)	135,863,650	$3.14	(2)	57,670,923	(3)
Equity compensation plans not approved by security holders (4)	—	$—		—
Total	135,863,650	$3.14		57,670,923
(1)Equity compensation plans approved by security holders include the 2015 Plan, 2017 Plan, and 2022 Plan.
(2)The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account outstanding restricted stock units, which have no exercise price.
(3)Represents the number of shares reversed and available for future issuance under the 2022 Plan.
(4)The Company does not have any equity compensation plans not approved by security holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security Ownership of Certain Beneficial Owners and Management
The table below sets forth certain information known to us regarding beneficial ownership of our share capital as of April 12, 2024 by:
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
Beneficial ownership as set forth below is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities, except as otherwise provided. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.
The beneficial ownership percentages in the table below are based on 975,662,710 ordinary shares outstanding, equivalent to 97,566,271 ADSs, outstanding as of April 12, 2024. Any options to purchase ordinary shares that are exercisable and RSUs that will vest within 60 days of April 12, 2024 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the percentage ownership of such persons, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Name of Beneficial Owner (1)	No. of ADSs (2)	Percent (3)
Directors and Named Executive Officers:
Samantha (Ying) Du (4)	4,338,163	4.45%
Kai-Xian Chen	47,275	*
John Diekman	67,685	*
Richard Gaynor	27,815	*
Nisa Leung (5)	7,986,027	8.19%
William Lis	42,233	*
Scott Morrison	26,248	*
Leon O. Moulder, Jr.	40,518	*
Michel Vounatsos	18,332	*
Peter Wirth	361,666	*
Rafael Amado (6)	88,576	*
Yajing Chen (7)	29,818	*
Harald Reinhart (8)	260,277	*
Joshua Smiley (9)	93,996	*
Billy Cho (10)	477,141	*
All Directors and Executive Officers as a Group	13,545,367	13.88%

Beneficial Owners of 5% or More of our Ordinary Shares:
QM11 Limited (11)	7,922,932	8.12%
Wellington Management Group LLP (12)	7,106,111	7.28%
Capital World Investors (13)	6,124,003	6.28%
(1)The business address of all directors and officers is 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142.
(2)All beneficial ownership reported in this table is reported in terms of ADSs for comparability. One ADS of the Company represents ten ordinary shares.
(3)Beneficial ownership representing less than 1% is denoted with an asterisk (*).
(4)Includes 3,225,072 ADSs issuable upon exercise of vested options, options exercisable and RSUs eligible to vest within 60 days of April 12, 2024. Also includes 76,999 ADSs held by certain holders of ordinary shares, for which Dr. Du does not have any pecuniary interest but for which she may be deemed beneficial owner as these holders have granted Dr. Du the right to vote their shares.
(5)Includes 7,922,932 ADSs held by QM11 Limited, as reported below in this table and in footnote 13 hereto. QM11 Limited is owned by Qiming Venture Partners IV, L.P., and Qiming Managing Directors Fund IV, L.P. The general partner of Qiming Venture Partners IV, L.P. is Qiming GP IV,L.P., whose general partner is Qiming Corporate GP IV, Ltd. The general partner of Qiming Managing Directors Fund IV, L.P. is Qiming Corporate GP IV, Ltd. The Reporting Person is a Managing Director of Qiming Venture Partners IV, L.P. and a shareholder and director of Qiming Corporate GP IV, Ltd. By virtue of these relationships the Reporting Person may be deemed to beneficially own the shares held by QM11 Limited; however, she disclaims beneficial ownership of such securities except to the extent of her pecuniary interest therein.
(6)Includes 65,044 ADSs issuable upon exercise of vested options, options exercisable, and RSUs eligible to vest within 60 days of April 17, 2024.
(7)Includes 20,200 ADSs issuable upon exercise of vested options, options exercisable, and RSUs eligible to vest within 60 days of April 17, 2024.
(8)Comprises 208,477 ADSs issuable upon exercise of vested options, options exercisable, and RSUs eligible to vest within 60 days of April 17, 2024.
(9)Includes 65,312 ADSs issuable upon exercise of vested options, options exercisable, and RSUs eligible to vest within 60 days of April 17, 2024.
(10)Includes 407,642 ADSs issuable upon exercise of vested options, options exercisable, and RSUs eligible to vest within 60 days of April 17, 2024.
(11)Based on information provided in a Schedule 13G/A filed by Qiming Corporate GP IV, Ltd. on February 14, 2023. Qiming Corporate GP IV, Ltd. is the general partner of Qiming Managing Directors Fund IV, L.P. and Qiming GP IV, L.P. Qiming Managing Directors Fund IV, L.P. holds approximately 3.06% of the equity interest of QM11 Limited. Qiming GP IV, L.P. is the general partner of Qiming Venture Partners IV, L.P., which holds approximately 96.94% of the equity interest of QM11 Limited. Qiming Managing Directors Fund IV, L.P. holds approximately 3.06% of the equity interest of QM11 Limited. Qiming GP IV, L.P. is the general partner of Qiming Venture Partners IV, L.P., which owns approximately 96.94% of the equity interest of QM11 Limited. Qiming Venture Partners IV, L.P. holds approximately 96.94% of the equity interest of QM11 Limited. The address for QM 11 Limited is Units 4205-06, 42nd Floor, Gloucester Tower, the Landmark, 15 Queen’s Road Central, Hong Kong.
(12)Based on information provided in a Schedule 13G filed by Wellington Management Group LLP, on behalf of itself and Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP on February 8, 2024. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The Schedule 13G filed by Wellington Management Group LLP reports shared voting power over 66,389,278 shares and shared dispositive power over 66,555,708 shares. The address for Wellington Management

Group LLP and its affiliates is c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210.
(13)Based on information provided in a Schedule 13G filed by Capital World Investors on February 9, 2024. Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address for Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
The beneficial ownership rules of the SEC differ from those of the Hong Kong Securities and Futures Ordinance (the “SFO”) and the HK Listing Rules. As of April 12, 2024, the interests of our directors in our ordinary shares within the meaning of Part XV of the SFO were as follows: Dr. Du 59,809,100; Professor Chen 472,750; Dr. Diekman 676,850; Dr. Gaynor 278,150; Ms. Leung 630,950; Mr. Lis 422,330; Mr. Morrison 262,480; Mr. Moulder 405,180; Mr. Vounatsos 183,320; and Mr. Wirth 3,616,660. We note that we report ownership interest in accordance with Hong Kong requirements in ordinary shares and on the basis that one ADS represents 10 ordinary shares.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our ordinary shares (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2023, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements, with the exception of: one Form 4 for Yajing Chen filed on August 21, 2023 to report transactions that occurred on August 14, 2023.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
RTAIN RELATIONSHIPS
Review and Approval of Transactions with Related Parties
The Audit Committee has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and related parties, including executive officers, directors, beneficial owners of more than ten percent of our voting securities, and immediate family members or certain related entities of such persons. The policy covers any related party transaction that meets the minimum threshold for disclosure in this proxy statement under relevant SEC rules, which generally include transactions involving amounts exceeding $120,000 in which a related party has a direct or indirect material interest.
Pursuant to the related party transaction policy and procedures, management determines whether a transaction requires review by the Audit Committee, in which case the transaction, along with all material information, will be provided to the Audit Committee for review, approval, ratification, or termination. The Audit Committee will review the material terms and relevant factors to determine whether the transaction would be on an arms’ length basis and in the ordinary course of business. Subject to certain exceptions, related party transactions must be pre-approved by the Audit Committee, Board of Directors, or shareholders, as described below:
•Audit Committee: The Audit Committee will determine whether to approve the transaction if: (1) the Audit Committee has determined that the transaction is on an arms’ length basis and in the ordinary course of business and (2) the amount, individually or in the aggregate, does not exceed the lesser of (i) 1% of annual consolidated operating expenses per the last audited annual financial statements and (ii) $1,000,000.
If prior Audit Committee approval is not feasible, the Audit Committee will consider the transaction and determine whether to ratify the transaction at its next regularly scheduled meeting. In the event that a related party transaction was not previously approved or ratified under this policy, the Chair of the Audit Committee will be notified promptly. The Audit Committee or, if it is not practicable for the entire Audit Committee to consider the matter, the Chair of the Audit Committee, will consider whether the related party transaction should be ratified or rescinded or other action be taken.
•Board of Directors: The Board of Directors will determine whether to approve the transactions if: (1) the transactions would not be in the ordinary course of business or on an arms’ length basis or (2) the amount, individually or in the aggregate, would exceed the lesser of (i) 1% of annual consolidated operating expenses per the last audited annual financial statements and (ii) $1,000,000.
•Shareholders: If the Board of Directors determines that a related party transaction should be brought before the Company’s shareholders, then approval of such related party transaction shall be presented to the shareholders for approval through a resolution at a general meeting of shareholders or pursuant to any other method consistent with applicable law.
•No director will participate in any communication, discussion, or decision with respect to a transaction for which he or she is a related party, other than to provide all material information concerning the related party transaction to the Company and Audit Committee. Similarly, shareholders will abstain from voting on any resolution presented to shareholders with respect to a transaction for which they are a related party.
•Certain types of transactions with related parties do not require approval under this policy, such as the employment or compensation of executive officers or directors and transactions where the related party’s interest arises solely from ownership in our securities and all shareholders receive proportional benefits.

In determining whether to approve a related party transaction, the Audit Committee, Board of Directors, or shareholders, as applicable, should consider the material facts and relevant factors, including the following:
•the related party’s interest in the transaction;
•whether the terms and conditions are fair and on an arm’s length basis and are in the ordinary course;
•whether there are appropriate business reasons for entering into the transaction;
•whether the transaction is on terms no less favorable than those that could have been reached with an unrelated party;
•the potential for the transaction to affect the independence of an independent director or lead to reputational risk or an actual or apparent conflict of interest for our executive officers or directors; and
•any other information regarding the transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.
The related party transaction should only be approved if it is determined to be consistent with the interests of the Company and its shareholders. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related party and may periodically review and assess such ongoing transaction to determine whether it remains fair and reasonable to the Company.
Transactions with Related Persons
The following transactions require disclosure in this proxy statement pursuant to Regulation S-K Item 404(a). We believe that the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
MEDx (Suzhou) Translational Medicine Co., Ltd. (MEDx) provides product research and development services to the Company. We paid MEDx approximately $27,000 for services rendered in 2023 and nil for January 1 to April 1, 2024. Mr. Zhang, the Founder, Chief Executive Officer, and member of the Board of Directors of MEDx is an immediate family member of Dr. Samantha (Ying) Du, our Founder, Chief Executive Officer, and Chairperson of the Board of Directors. The related party arrangement with MEDx was approved by the Audit Committee in accordance with our related party transaction policy.
Indemnification
Cayman law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. Our Current Articles provide that each director and officer shall be indemnified and secured harmless out of the assets and funds of our Company against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by him or her in connection with the execution or discharge of his or her duties, powers, authorities, or discretion as a director or officer of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses, or liabilities incurred by him or her in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
We have entered into indemnification agreements to indemnify our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our Current Articles. These agreements, among other things, indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

AUDIT COMMITTEE REPORT
The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, independent auditor qualifications and independence, performance of our independent auditors and the internal audit function, our compliance programs, and our risk management and internal control over financial reporting. The Audit Committee is also responsible for the appointment of our independent auditor and for pre-approving audit and non-audit services to be provided by the independent auditors.
With respect to financial reporting, the Audit Committee’s role is one of oversight. Management has the primary responsibility for the financial statements and the financial reporting process, including the related internal controls and procedures. Our independent auditor, KPMG LLP, is responsible for auditing our consolidated financial statements for the year ended December 31, 2023 filed with the SEC and the effectiveness of our internal control over financial reporting as of December 31, 2023 in accordance with the Exchange Act. KPMG is responsible for auditing our consolidated financial statements for the year ended December 31, 2023 submitted to the Hong Kong Stock Exchange in accordance with the HK Listing Rules.
The Audit Committee reviewed and discussed with management and our independent auditor the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee also discussed with the independent auditor the matters required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and SEC.
The Audit Committee has received and considered the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company and our management. The Audit Committee has determined that KPMG LLP has not provided any non-audit services and that KPMG LLP is independent with respect to the Company.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 27, 2024.
The Audit Committee
Scott Morrison, Chair
John Diekman
Peter Wirth

PRINCIPAL ACCOUNTANT FEES AND OTHER AUDIT MATTERS
Auditor Fees
The following table presents the fees billed to the Company by KPMG LLP and its affiliates for 2023 and 2022 (in thousands). KPMG LLP has been our independent registered public accounting firm and auditor since 2022.

Fee Category	2023	2022
Audit Fees (1)	$3,365	$4,716
Audit-Related Fees (2)	$—	$—
Tax Fees (2)	$—	$—
All Other Fees (2)	$—	$—
Total Fees	$3,365	$4,716
(1)Audit fees consist of fees for the audit of our consolidated financial statements, reviews of our interim financial statements, and the audit of the effectiveness of our internal control over financial reporting. Audit fees also include services that are normally provided in connection with statutory and regulatory filings.
(2)KPMG LLP and its affiliates did not provide any audit-related, tax advisory, or other services.
Pre-Approval Policies
The Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services by the Audit Committee for the purpose of maintaining the independence of our independent auditors. The Audit Committee pre-approves all auditing services, internal control-related services, and permitted non-audit services to be performed for the Company by its independent auditor. Consistent with any applicable SEC rules on auditor independence, the Audit Committee annually may establish ceilings on the level of fees and costs of generally pre-approved and sufficiently defined services that may be performed without seeking additional approval from the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting. No fees for services to KPMG LLP in 2023 were approved pursuant to any waivers of the pre-approval requirement.
Prior Auditors
Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm in China, and Deloitte Touche Tohmatsu, an independent registered public accounting firm in Hong Kong (together, “Deloitte”), were appointed as our independent registered public accounting firms and auditors for the fiscal year ended December 31, 2021. Additionally, Deloitte Touche LLP, a U.S. firm, provided tax advisory services for our U.S. tax filings in 2021 and 2022. Deloitte Touche Tohmatsu Certified Public Accountants LLP audited our financial statements filed with the SEC and our internal controls over financial reporting for the fiscal years ended December 31, 2021 and 2020. Deloitte Touche Tohmatsu audited our annual financial statements for the fiscal years ended December 31, 2021 and 2020 filed with the Hong Kong Stock Exchange in accordance with the HK Listing Rules, following our secondary listing on the Hong Kong Stock Exchange.
In April 2022, the Audit Committee notified Deloitte that Deloitte would be dismissed from auditing our annual consolidated financial statements, effective after Deloitte’s completion of its services as the Company’s independent registered public accounting firms for the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and the Company’s receipt of the requisite approvals from the Hong Kong Stock Exchange and the Financial Reporting Council of Hong Kong for the appointment of KPMG LLP. Deloitte’s dismissal as our independent registered public accounting firm became effective on May 25, 2022. Deloitte’s reports on the

Company’s consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2020 and 2021 and the subsequent interim period through the effective date of Deloitte’s dismissal as our independent registered public accounting firm, the Company had (i) no disagreements with Deloitte in any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. Additionally, there are no matters in respect of the change of the Company’s auditor that need to be brought to the attention of the shareholders of the Company. We do not expect representatives of Deloitte Touche Tohmatsu Certified Public Accountants LLP or Deloitte Touche Tohmatsu to be available at the Annual Meeting in person or virtually and available to respond to appropriate questions.
In accordance with Item 304(a)(3) of Regulation S-K, the Company has provided Deloitte a copy of the disclosures contained herein prior to its filing with the SEC and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether Deloitte agrees with the above statements. A copy of that letter, dated May 2, 2022, is filed as Exhibit 16.1 to the Amendment to Company’s Current Report on Form 8-K filed with the SEC on May 2, 2022.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Why am I receiving these materials?
You received these materials because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder of record of our ordinary shares as of 4:30 p.m. (Shanghai and Hong Kong Time) on April 25, 2024, you are invited to attend the Annual Meeting and are entitled to vote on the items of business described in this Proxy Statement. Holders of our ADSs will not be entitled to attend the Annual Meeting and cannot vote their ADSs directly. Holders of our ADSs as of the ADS record date (4:30 p.m. (U.S. Eastern Time) on April 25, 2024) may exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement by and among the Company, Citibank and the holders and beneficial owners of ADSs (the “deposit agreement”).
What does it mean if I receive more than one set of printed proxy materials?
If you hold your shares in more than one account, you may receive a separate set of printed proxy materials, including a separate proxy card or voting instruction form, for each account. To help ensure that all your shares are voted, please follow the instructions on each set of materials you receive to vote by Internet or by signing, dating, and returning a proxy card or voting instruction form for each account.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
As permitted by SEC rules, we are making this Proxy Statement and our 2023 Annual Report on Form 10-K available to our shareholders electronically via the Internet. On or about April 29, 2024, we mailed to our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2023 Annual Report on Form 10-K and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a copy. The Notice contains instructions on how to access and review all of the important information contained in the proxy statement and the 2023 Annual Report on Form 10-K. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
We encourage you to take advantage of the availability of the proxy materials on the Internet, such as in order to help lower the costs of delivery and reduce the Company’s environmental impact.
Why is the Annual Meeting a hybrid meeting?
This year we will continue to rely on the latest technology to host a “hybrid” Annual Meeting. We believe that the available technology provides expanded access, improved communication, and cost savings for our shareholders. Combined with allowing traditional in-person attendance, we believe this strikes a good balance between leveraging technology and maintaining the ability for our directors, employees, and shareholders to interact in person.
How do I attend the Annual Meeting?
If you are a shareholder of record of our ordinary shares, you may attend the Annual Meeting in person at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210, or virtually by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/ZLAB2024. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials.

Shareholders are encouraged to log in to this website and pre-register for the Annual Meeting before the start time of the meeting. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. If you choose to attend the Annual Meeting virtually, there will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page. Holders of ADSs will not be entitled to attend or vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Only shareholders of record of our ordinary shares as of 4:30 p.m. (Shanghai and Hong Kong Time) on April 25, 2024 (Shanghai and Hong Kong Time) are entitled to vote at the Annual Meeting. As of 4:30 p.m. (Shanghai and Hong Kong Time) on April 25, 2024, we had [979,087,430] outstanding ordinary shares, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting, except those required to abstain from voting to approve the matter under consideration under the HK Listing Rules. Of these shares, approximately [743,576,320] were held in the name of Citibank, as depositary for the ADSs, each representing ten ordinary shares of our Company. Each shareholder of record of our ordinary shares is entitled to one vote for each ordinary share held by such shareholder. Holders of our ADSs cannot vote their ADSs directly. Instead, holders of our ADSs may exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement.
How do I submit questions at the Annual Meeting?
Although shareholders will have an opportunity to ask questions during the Annual Meeting, we encourage shareholders who wish to raise questions at the Annual Meeting to submit their questions in advance to the meeting. To submit questions in advance of the Annual Meeting, go to www.proxyvote.com before 8:00 a.m. (U.S. Eastern Time) / 8:00 p.m. (Shanghai and Hong Kong Time) on June 17, 2024 and enter the 16-digit control number included on your Notice.
What am I voting on?
How does the Board of Directors recommend that I vote
There are 17 matters scheduled for a vote, and the Board of Directors unanimously recommends that you vote as follows:

Matters Scheduled for Vote	Board Recommendation
An ordinary resolution to re-elect Samantha (Ying) Du to serve as a director until the 2025 annual general meeting of shareholders and until her successor is duly elected and qualified, subject to her earlier resignation or removal;
FOR
An ordinary resolution to re-elect Kai-Xian Chen to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to re-elect John D. Diekman to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to re-elect Richard Gaynor to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to re-elect Nisa Leung to serve as a director until the 2025 annual general meeting of shareholders and until her successor is duly elected and qualified, subject to her earlier resignation or removal;
FOR

An ordinary resolution to re-elect William Lis to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to re-elect Scott Morrison to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to re-elect Leon O. Moulder Jr. to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;	FOR
An ordinary resolution to re-elect Michel Vounatsos to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to re-elect Peter Wirth to serve as a director until the 2025 annual general meeting of shareholders and until his successor is duly elected and qualified, subject to his earlier resignation or removal;
FOR
An ordinary resolution to approve the appointment of KPMG LLP and KPMG as the Company’s independent registered public accounting firms and auditors to audit our consolidated financial statements to be filed with the U.S. Securities and Exchange Commission (“SEC”) and the Hong Kong Stock Exchange for the year ending December 31, 2024, respectively;
FOR
An ordinary resolution to authorize the Board of Directors to fix auditor compensation for 2024;	FOR
An ordinary resolution to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;	FOR
An ordinary resolution to approve a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs and/or resell treasury shares of up to 20% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders;
FOR
An ordinary resolution to approve a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs and/or resell treasury shares of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders;
FOR
An ordinary resolution to approve a general mandate to the Board of Directors to repurchase ordinary shares and/or ADSs of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders; and
FOR
An ordinary resolution to approve the Zai Lab Limited 2024 Equity Incentive Plan.	FOR
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment. If required by the HK Listing Rules, the Company will publish a supplementary circular or announcement in accordance with the HK Listing Rules.
What is the quorum requirement?
Pursuant to the Current Articles, the quorum required for a general meeting of shareholders consists of one or more shareholders holding not less than an aggregate of one-tenth of all voting share capital of the Company in issue who are present in person, virtually, or by proxy and entitled to vote. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote electronically or in person at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. If there is no quorum, the holders of a majority of the shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How many votes are needed to approve each proposal?
An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person, virtually, or by proxy at a general meeting. Proposals 1-17 of this Proxy Statement are ordinary resolutions. If you “Abstain” from voting, it will have no effect on the outcome of the vote on these proposals because abstentions do not count as a vote cast. Broker non-votes will have no effect on the results of the vote on these proposals.
What are “broker non-votes”?
A “broker non-vote” occurs when a U.S. brokerage firm, bank, or other financial institution holding shares for a beneficial owner of ordinary shares does not vote the shares on a proposal because the U.S. brokerage firm, bank, or other financial institution does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting of their shares. U.S. brokerage firms, banks, and other nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a brokerage firm, bank, or other financial institution will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that the ordinary resolutions to ratify the appointment of KPMG LLP and KPMG as the Company’s independent registered public accounting firms and auditors, respectively (Proposal 11) and the ordinary resolution to authorize the Board of Directors to fix auditor compensation for 2024 (Proposal 12) will be routine matters, while the rest of the resolutions to be voted upon at the Annual Meeting will be non-routine matters. Discretionary proxies exercised by U.S. brokerage firms, banks, or other financial institutions with respect to our ADSs will be processed by Citibank in accordance with the provisions of the deposit agreement.
Brokerage firms, banks, or other financial institutions holding shares for a beneficial owner of our ordinary shares listed for trading on the Hong Kong Stock Exchange and held in Central Clearing and Settlement System (“CCASS”) in Hong Kong do not have discretionary authority to vote shares if specific instructions are not given by the beneficial owner of the ordinary shares. Accordingly, if your shares listed for trading on the Hong Kong Stock Exchange are held by a brokerage firm, bank, or other financial institution on your behalf in CCASS in Hong Kong and you do not instruct the brokerage firm, bank, or other financial institution as to how to vote your shares, your brokerage firm, bank, or other financial institution will not be entitled to exercise discretion to vote your shares.
How do I vote?
Shareholders of Record of Ordinary Shares
If you are a shareholder of record of our ordinary shares registered on our Hong Kong register or Cayman Islands register as of the record date, you may vote at the Annual Meeting, in person or virtually, through the Internet in advance of the Annual Meeting, or by proxy using a proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to help ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy; such appointment of proxy will be revoked if you attend and vote at the Annual Meeting.
•Mail: If you received your proxy materials by mail, simply complete, sign, and date the proxy card that you received and return it promptly in the prepaid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received no later than 11:59 a.m. (U.S. Eastern Time) / 11:59 p.m. (Shanghai and Hong Kong Time) on June 17, 2024, to be voted at the Annual Meeting.

•Internet: To vote through the Internet, go to www.proxyvote.com to complete an electronic voting instruction form. You will be asked to provide the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Your Internet vote must be received by 11:59 p.m. on June 16, 2024 (U.S. Eastern Time) / 11:59 a.m. on June 17, 2024 (Shanghai and Hong Kong Time) to be counted.
•Virtually: To vote while virtually attending the Annual Meeting, attend the meeting by visiting www.virtualshareholdermeeting.com/ZLAB2024. You will be asked to provide the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
•In Person: To vote in person at the Annual Meeting, attend the meeting by going to 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210.
Beneficial Owners of Ordinary Shares
If you are a beneficial owner of ordinary shares registered on the record date in the name of a brokerage firm, bank, or other financial institution, you should have received information containing voting instructions from that organization rather than from us. Simply follow the voting instructions to help ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a legal proxy or broker’s proxy card from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.
ADS Holders of Record
Holders of record of our ADSs as of the ADS record date (4:30 p.m. (U.S. Eastern Time) on April 25, 2024) who wish to exercise their voting rights for the underlying ordinary shares must act through Citibank. The deposit agreement permits registered ADS holders as of the ADS record date to instruct Citibank to exercise the voting rights for the ordinary shares represented by ADSs. Citibank has agreed that it will endeavor, insofar as practicable and permitted under applicable law and the provisions of the deposit agreement, to vote the securities (in person or by proxy) represented by the holder’s ADSs. Citibank will vote (or cause its custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from ADS holders who provide timely voting instructions.
ADS holders of record that have not provided timely voting instructions shall be deemed to have instructed Citibank to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders’ ADSs; provided that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform Citibank that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given with respect to any matter as to which we inform Citibank that (i) there exists substantial opposition, or (ii) the rights of ADS holders or the shareholders of the Company will be materially adversely affected.
Citibank will distribute information to ADS holders as of the ADS record date (4:30 p.m. (U.S. Eastern Time) on April 25, 2024) describing how voting instructions may be delivered to Citibank by ADS holders.
To be considered timely, instructions from the ADS holders must be sent to Citibank so that the instructions are received by no later than 10:00 a.m. (U.S. Eastern Time) on June 10, 2024.
Beneficial Owners of ADSs
If you are a beneficial owner of ADSs registered on the ADS record date in the name of a brokerage firm, bank, or other financial institution, you should have received information containing voting instructions from that organization rather than from Citibank. Simply follow the voting instructions to help ensure that your vote is counted.

Conversion of ADSs
If a holder of ADSs cancels his, her, or its ADSs in exchange for ordinary shares on or prior to the ADS record date, such holder of ADSs will not be able to instruct Citibank, as depositary of the ADSs, as to how to vote the ordinary shares represented by the canceled ADSs as described above. Holders of ADSs who wish to cancel their ADSs in exchange for ordinary shares for the purpose of voting the ordinary shares directly will need to make arrangements to deliver their ADSs to Citibank, as depositary of the ADSs, for cancellation with sufficient time to allow for the completion of the delivery and, if applicable, the re-registration of the ordinary shares on our Company’s register of members in Hong Kong prior to the ordinary share record date, together with (a) delivery instructions for the corresponding ordinary shares (including, if applicable, the name and address of person(s) who will be the registered holder of such ordinary shares) and (b) payment of the ADS depositary fees associated with such ADS cancellation (US$0.05 per ADS to be cancelled) and any applicable taxes. If ADSs are held in a brokerage firm, bank, or other financial institution, please contact the broker, bank, or other financial institution to find out what actions need to be taken to instruct the broker, bank, or other financial institution to present the ADSs for cancellation. Please be aware that there are no guarantees of timely delivery or re-registration of ordinary shares prior to the record date due to the time differences between U.S. Eastern Time and Shanghai and Hong Kong Time, as well as the time required for processing the ADS cancellations, the delivery of our ordinary shares, and, if applicable, the re-registration of our ordinary shares on the Company’s register of members in Hong Kong.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Consistent with the laws of the Cayman Islands, abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. If you return a signed and dated proxy card or otherwise vote without marking voting selections, the proxy will exercise discretion on whether to vote and, if so, how. Our shareholders have no rights under the Cayman Islands Companies Act or under the Current Articles to exercise dissenters’ or appraisal rights with respect to the proposals being voted on.
Can I revoke or change my vote after I submit my proxy?
If you are the record holder of ordinary shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy through the Internet.
•You may send a timely written notice that you are revoking your proxy to Zai Lab Limited, 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142, Attention: Corporate Secretary.
•You may attend the Annual Meeting and vote electronically during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or Internet proxy is the one that is counted.
If you are the holder of record of ADSs, directly or through a broker, bank, or other nominee, you must follow the instructions provided by Citibank or such broker, bank, or other nominee if you wish to change your vote. The last instructions you submit prior to the deadline indicated by Citibank or the broker, bank, or other nominee, as applicable, will be used to instruct Citibank how to vote your ADSs.
Will my shares be counted if I do not vote?
Your shares will not be voted at the Annual Meeting if you are the shareholder of record and you do not vote before the Annual Meeting by proxy card, or via the Internet, or during the Annual Meeting, in person or virtually via the Internet.

What if I return my proxy card but do not provide voting instructions?
Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. If you return a signed and dated proxy card or otherwise vote without marking voting selections, the proxy will exercise discretion on whether to vote and, if so, how.
Who is paying the expenses of solicitation?
The Board of Directors is making this solicitation, and the Company will pay the cost of preparing and distributing the proxy materials and soliciting votes. If you choose to access the proxy materials over the Internet, you are responsible for any Internet access charges that you may incur. Our officers, directors, and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, emails, or otherwise. We will also pay proxy solicitation expenses for preparation, mailing, returning, and tabulating the proxies.
When are shareholder proposals and director nominations due for next year’s annual meeting?
The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with a right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Current Articles allow our shareholders holding in aggregate not less than one-tenth of the share capital of the Company and entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case the Board of Directors may duly convene an extraordinary general meeting and submit the resolutions put forward to a vote at such meeting. As a Cayman Islands exempted company, we are not obligated by law to call annual general meetings, however, under the Current Articles, the Company shall hold an annual general meeting every year.
Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual general meeting of shareholders by submitting their proposals in writing to us in a timely manner. In order to be considered for inclusion in the proxy statement for the 2025 annual general meeting of shareholders, shareholder proposals (including director nominations) must be received at our principal executive offices no later than December 30, 2024, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. If we do not receive notice of the proposal or nomination at our principal executive offices prior to such date, such proposal or nomination will be considered untimely for purposes of Rule 14a-8. If a shareholder wishes to propose a person for election as a director of the Company (a “Candidate”) at our next annual general meeting, such shareholder must lodge a written notice at our principal place of business, with a copy forwarded to our registered office. The period for lodgment of such notice shall be a period commencing on the day after the dispatch of the notice of such meeting and ending on the earlier of (i) seven (7) days after the date of such notice or (ii) seven (7) days prior to the date of such meeting (or such other period, being not less than seven (7) days, commencing no earlier than the day of dispatch of the notice of such meeting and ending no later than seven (7) days prior to the date appointed for such meeting, as may be determined by the Board of Directors from time to time). Such written notice must include the background information on the Candidate required by Rule 13.51(2) of the HK Listing Rules. Any other shareholder proposal for the 2025 annual general meeting of shareholders which is submitted outside the processes of Exchange Act Rule 14a-8 (including a director nomination under Rule 13.70 of the HK Listing Rules) shall be considered untimely unless received by the Company in writing no later than March 15, 2025. If the date of the annual general meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC and announced in Hong Kong via the website of Hong Kong Exchange and Clearing Limited (www.hkexnews.hk). A copy of all notices of proposals by shareholders should be sent to Chief Legal Officer & Corporate Secretary, Zai Lab Limited, 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142. Additionally, any shareholder that intends to solicit proxies in support of a director nominee other than our Board’s nominees must also comply with Rule 14a-19 under the Exchange Act.

When will the Company announce the voting results?
Results of the Annual Meeting will be posted on the website of the Company (https://www.zailaboratory.com/) and on the website of the Hong Kong Stock Exchange (www.hkexnews.hk) during the pre-market session on the next business day following the conclusion of the Annual Meeting and on the website of the SEC (www.sec.gov) in a Current Report on Form 8-K filed by us within four business days of the conclusion of the Annual Meeting.

DELIVERY OF PROXY MATERIALS
The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold ordinary shares as a record shareholder in Hong Kong or Cayman Islands and prefer to receive separate copies of proxy materials either now or in the future, please contact Zai Lab Limited at 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142, Attention: Corporate Secretary, +86 21 6163 2588 or +1 (786) 250-1886. If you hold ordinary shares in the form of ADSs issued by Citibank (the depositary of our ADSs), or hold ordinary shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact Citibank (the depositary of our ADSs), or your brokerage firm or bank, as applicable.
Generally, shareholders who have questions or concerns should contact our Investor Relations department at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210. However, shareholders who wish to communicate directly with the Board of Directors, or any individual director, should direct questions in writing to our Chief Legal Officer & Corporate Secretary at 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142. Communications addressed in this manner will be forwarded directly to the Board of Directors or named individual director(s), as appropriate.
EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN, AND
PROMPTLY RETURN THE ENCLOSED PROXY CARD

ZAI LAB LTD
4560 JINKE ROAD
BLDG. 1, FOURTH FLOOR
PUDONG, SHANGHAI
CHINA 201210

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions by completing an electronic voting instruction form no later than 11:59 p.m. on June 16, 2024 (U.S. Eastern Time) / 11:59 a.m. on June 17, 2024 (Shanghai and Hong Kong Time). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/ZLAB2024**
or attend in person

You may attend the meeting in person or via the Internet and vote during the meeting. Read the information that is printed in the box below and follow the instructions. If you wish to attend the meeting in person, please check the meeting materials for any special requirements for meeting attendance.

VOTE BY MAIL

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V46442-P12281

ZAI LAB LIMITED

THIS PROXY CARD IS VALID ONLY WHEN COMPLETED, SIGNED AND DATED.

The Board of Directors (the "Board of Directors") of Zai Lab Limited (the "Company") recommends a vote FOR ordinary resolutions 1 to 17.

My/Our proxy is instructed to vote on the resolutions specified below:

THAT, each director nominee identified below is hereby re-elected to serve as a director until the 2025 annual general meeting of shareholders and until his or her successor is duly elected and qualified, subject to his or her earlier resignation or removal:

		For	Against	Abstain
1.	Samantha (Ying) Du	☐	☐	☐
2.	Kai-Xian Chen	☐	☐	☐
3.	John D. Diekman	☐	☐	☐
4.	Richard Gaynor	☐	☐	☐
5.	Nisa Leung	☐	☐	☐
6.	William Lis	☐	☐	☐
7.	Scott Morrison	☐	☐	☐
8.	Leon O. Moulder, Jr.	☐	☐	☐
9.	Michel Vounatsos	☐	☐	☐
10.	Peter Wirth	☐	☐	☐
11.	**THAT,** the appointment of KPMG LLP and KPMG as the Company's independent registered public accounting firms and auditors to audit the Company's consolidated financial statements to be filed with the U.S. Securities and Exchange Commission and The Stock Exchange of Hong Kong Limited for the year ending December 31, 2024, respectively, is hereby approved.	☐	☐	☐

		For	Against	Abstain
12.	**THAT,** the authority of the Board of Directors to fix the auditor compensation for 2024, is hereby approved.	☐	☐	☐
13.	**THAT,** on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this proxy statement, is hereby approved.	☐	☐	☐
14.	**THAT,** a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs and/or resell treasury shares of up to 20% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders is hereby approved.	☐	☐	☐
15.	**THAT,** if Ordinary Resolution 14 is not approved, a general mandate to the Board of Directors to allot and issue ordinary shares and/or ADSs and/or resell treasury shares of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders is hereby approved.	☐	☐	☐
16.	**THAT,** a general mandate to repurchase ordinary shares and/or ADSs of up to 10% of the total number of issued ordinary shares of the Company (excluding treasury shares) as of the date of the Annual Meeting until the 2025 annual general meeting of shareholders is hereby approved.	☐	☐	☐
17.	**THAT,** an ordinary resolution to approve the Zai Lab Limited 2024 Equity Incentive Plan is hereby approved.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. In the case of a corporation or partnership, please execute either under its seal (if applicable) or under the hand of its officer(s) or attorney(s) duly authorized in writing for that purpose.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Annual Report, and Form 10-K are available at www.proxyvote.com.

V46443-P12281

ZAI LAB LIMITED
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors

I/We ____________________________ (print name(s)) of ____________________________ (print address(es)), being (a) holder(s) of ________________________ ADSs / ordinary shares of the Company, hereby appoint ____________________________ (print name) of ____________________________ (print address), or failing him/her, the Chairperson of the Annual Meeting (as defined below), and F. Ty Edmondson, and each of them, as my/our proxy, to attend and vote for me/us and on my/our behalf, at the annual general meeting of the shareholders of the Company (the "**Annual Meeting**") to be held on Tuesday, June 18, 2024 at 8:00 p.m. (Shanghai and Hong Kong Time) / Tuesday, June 18, 2024 at 8:00 a.m. (U.S. Eastern Time), at 4560 Jinke Road, Bldg. 1, Fourth Floor, Pudong, Shanghai, China 201210 or online at **www.virtualshareholdermeeting.com/ZLAB2024** and at any adjournment thereof. If no number is inserted, this proxy will be deemed to be related to all the shares of the Company registered in your name(s).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, your proxy will be voted in accordance with the Board of Directors' recommendations.

1. This proxy is solicited by the Board of Directors. A proxy need not be a shareholder of the Company. A member may appoint a proxy of his/her own choice. The Chairperson of the meeting or F. Ty Edmondson will act as your proxy, if no other name is inserted. Please insert the number of shares registered in your name(s). If no number is inserted, this proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

2. **IMPORTANT: IF YOU WISH TO VOTE FOR A RESOLUTION, TICK (✔) IN THE RELEVANT BOX BELOW THE BOX MARKED "FOR". IF YOU WISH TO VOTE AGAINST A RESOLUTION, TICK (✔) IN THE RELEVANT BOX BELOW THE BOX MARKED "AGAINST". IF YOU WISH TO ABSTAIN FROM VOTING ON A RESOLUTION, TICK (✔) IN THE RELEVANT BOX BELOW THE BOX MARKED "ABSTAIN".**

3. If you mark the box "abstain," it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution. Abstentions will be counted for the purpose of determining the presence or absence of a quorum.

4. This form of proxy is for use by shareholders only. If the appointor is a corporate entity, this form of proxy must either be under its seal or under the hand of an officer or attorney duly authorized for that purpose.

5. The completion and return of this form will not prevent you from attending the Annual Meeting and voting in person or virtually should you so wish, although attendance at the Annual Meeting will not in and of itself revoke this proxy.

6. In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person, virtually or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

PERSONAL INFORMATION COLLECTION STATEMENT

Your supply of your and your proxy's (or proxies') name(s) and address(es) is on a voluntary basis for the purpose of processing your request for the appointment of a proxy (or proxies) and your voting instructions for the Annual Meeting of the Company (the "Purposes"). We may transfer your and your proxy's (or proxies') name(s) and address(es) to our agent, contractor, or third-party service provider who provides administrative, computer, and other services to us for use in connection with the Purposes and to such parties who are authorized by law to request the information or are otherwise relevant for the Purposes and need to receive the information. Your and your proxy's (or proxies') name(s) and address(es) will be retained for such period as may be necessary to fulfill the Purposes. Request for access to and/or correction of the relevant personal data can be made in accordance with the provisions of the Personal Data (Privacy) Ordinance and any such request should be in writing by mail to Zai Lab Limited, 314 Main Street, Fourth Floor, Suite 100, Cambridge, MA 02142, Attention: Chief Legal Officer & Corporate Secretary.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

APPENDIX A
ZAI LAB LIMITED
2024 EQUITY INCENTIVE PLAN
1.PURPOSE
The Plan provides for the grant of Awards consisting of, or based on, Shares. The purposes of the Plan are to attract, retain, and reward key Employees and Directors of the Company and its Affiliates, to incentivize them to generate shareholder value, to enable them to participate in the growth of the Company, and to align their interests with the interests of the Company’s shareholders. The Plan replaces the 2022 Plan for Awards granted after the Effective Date. The 2022 Plan shall continue to govern awards granted prior to the Effective Date. The Company may issue new shares or use treasury shares, to the extent permitted under the HK Listing Rules, to satisfy grants made under the Plan.
2.DEFINED TERMS
For purposes of the Plan, the capitalized terms have the meanings and are subject to the provisions set forth below:
(a) “2022 Plan”: The Zai Lab Limited 2022 Equity Incentive Plan.
(b) “Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.
(c) “Administrator”: The Compensation Committee has been designated by the Board to administer the Plan, provided that the Board may, in its sole discretion, elect to administer all or certain parts of the Plan. The Compensation Committee shall consist of at least three members of the Board, each of whom is intended to satisfy the applicable independence requirements and qualify as (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” under the applicable listing standards of Nasdaq and the HK Listing Rules. The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate to subcommittees or to members of the Board or officers of the Company such of its duties, powers, and responsibilities as may be permitted by applicable laws, regulations, and listing requirements; provided, however, that the Compensation Committee may not delegate its power and authority to an officer or member of the Board with regard to the selection for participation in this Plan of an officer, director, or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing, or amount of any award to such an officer, director, or other person. The term “Administrator” will include the Board, the Compensation Committee, and person(s) delegated authority under the Plan, as applicable.
(d) “ADS”: An American Depositary Share of the Company, each representing ten Ordinary Shares.
(e) “Affiliate”: Each of the following: (i) any Subsidiary; and (ii) the holding companies, fellow subsidiaries, or associated companies of the Company.
(f) “Associate”: Has the meaning ascribed to it in the HK Listing Rules.
(g) “Award”: Any or a combination of the following: (i) Share Options; (ii) SARs; (iii) Restricted Shares; (iv) Unrestricted Shares; (v) Share Units, including Restricted Share Units; (vi) Performance Awards; and (vii) other types of awards that are convertible into or otherwise based on Shares.

(h) “Award Agreement”: The written or electronic agreement evidencing an Award hereunder between the Company and the Participant.
(i) “Board”: The Board of Directors of the Company.
(j) “Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement with the Company or any of its Affiliates that contains a definition of “Cause” and which is in effect as of the date of grant of the applicable Award or if defined in an Award Agreement, the definition set forth in such agreement applies with respect to such Participant. In every other case, “Cause” means (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its Affiliates or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony (or similar crime) or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its Affiliates; (iv) a significant violation by the Participant of the Code of Business Conduct and Ethics of the Company or the code of conduct of any of its Affiliates, of any applicable material policy of the Company or any of its Affiliates, or of any statutory or common law duty of loyalty to the Company or any of its Affiliates; (v) material breach of any of the terms of the Plan or any Award made under the Plan or of the terms of any other material agreement between the Company or any of its Affiliates and the Participant; or (vi) other conduct by the Participant that could be expected to be materially harmful to the business, interests, or reputation of the Company or any of its affiliates.
(k) “Close Associate”: Has the meaning ascribed to it in the HK Listing Rules.
(l) “Code”: The U.S. Internal Revenue Code of 1986, as amended and in effect, or any successor statute as in effect.
(m) “Compensation Committee”: The Compensation Committee of the Board.
(n) “Company”: Zai Lab Limited, an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.
(o) “Connected Persons”: Has the meaning ascribed to it in the HK Listing Rules.
(p) “Core Connected Persons”: Has the meaning ascribed to it in the HK Listing Rules.
(q) “Covered Transaction”: Any of the following: (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of Shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets; (iii) a dissolution or liquidation of the Company; or (iv) a change in the composition of the Board where, during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
(r) “Director”: A member of the Board, including Non-Employee Director(s).

(s) “Effective Date”: The date the Plan was approved by the Company’s shareholders.
(t) “Employee”: Any person who is employed by the Company or any of its Affiliates.
(u) “Employment”: A Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator otherwise determines at the time of grant of an Award or thereafter, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with any Affiliate of the Company and that entity ceases to be an Affiliate of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or any of its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement, or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.
(v) “Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
(w) “Fair Market Value”: Unless otherwise required by applicable laws, regulations, and listing requirements, Fair Market Value shall be determined in accordance with the following rules:
(i) if the ADSs are listed or admitted to trading on Nasdaq, then the Fair Market Value shall be based on the per-share closing price of the ADSs on Nasdaq on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported;
(ii) if the ADSs are not listed or admitted to trading on Nasdaq but they are listed or admitted to trading on another U.S. stock exchange, then the Fair Market Value shall be based on the per-share closing price of the ADSs on such stock exchange on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported;
(iii) if the ADSs are not listed or admitted to trading on Nasdaq or another U.S. stock exchange but the Shares are listed or admitted to trading on the HK Stock Exchange, then the Fair Market Value shall be based on the per-share closing price of the Shares on the HK Stock Exchange on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported;
(iv) if the Shares or ADSs are not listed or admitted to trading on any stock exchange but are traded on an over-the-counter market, then the Fair Market Value shall be based on the per-share closing price of the Shares or ADSs on such over-the-counter market on such date or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported; or
(v) if the Shares or ADSs are not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Compensation Committee in good faith, subject to Section 409A.
Notwithstanding the foregoing, the Company may in its discretion use the per-share closing price of a Share or ADS on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding.
(x) “HK Listing Rules”: The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

(y) “HK Stock Exchange”: The Stock Exchange of Hong Kong Limited.
(z) “ISO”: A Share Option that is expressly designated as an ISO on the date of grant and qualifies as an “incentive stock option” within the meaning of Section 422.
(aa) “Non-Employee Director”: A member of the Board who is not an Employee.
(bb) “NSO”: A Share Option that is not intended to be, or does not qualify as, an ISO within the meaning of Section 422.
(cc) “Ordinary Share”: One ordinary share of the Company, par value $0.000006 per share.
(dd) “Participant”: A person who is granted an Award under the Plan or, to the extent applicable, their permitted transferee.
(ee) “Performance Award”: An Award subject to performance Performance Measure(s).
(ff) “Performance Measure(s)”: Any corporate performance measures to which an Award is subject. Corporate performance measures may be company-wide or related to a specific subsidiary, division, function, operating unit, line of business, project, or geographic area. Such performance measures may include: cash flow; revenue; earnings; earnings per share; return on assets; return on equity; return on investment; Share or ADS price; total shareholder return; market value added or economic value added; customer satisfaction metrics; and any other performance-related goals as the Administrator determines. The Administrator may amend or adjust the Performance Measure(s), in its sole discretion. Performance Measures shall be subject to such other rules and conditions as the Administrator may establish.
(gg) “Plan”: This Zai Lab Limited 2024 Equity Incentive Plan, as may be amended and in effect.
(hh) “Restricted Share”: A Share subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified service or performance-based vesting conditions are not satisfied.
(ii) “Restricted Share Unit”: A Share Unit that is subject to the satisfaction of specified service or performance-based vesting conditions.
(jj) “SAR”: A right entitling the holder upon exercise to receive an amount (payable in Shares or, if specified in the Award Agreement, in cash of equivalent value) equal to the excess of the Fair Market Value of the Shares subject to the right over the base value from which appreciation under the SAR is to be measured.
(kk) “Section 409A”: Section 409A of the Code and the regulations thereunder.
(ll) “Section 422”: Section 422 of the Code and the regulations thereunder.
(mm) “Securities Act”: The U.S. Securities Act of 1933, as amended, and the regulations promulgated thereunder.
(nn) “Share”: An Ordinary Share or, for so long as there are ADSs available, the number of ADSs equal to an Ordinary Share. If the ratio of ADSs to Ordinary Shares is changed following the Effective Date, then (i) all adjustments made pursuant to Section 7; and (ii) all Awards designated as Awards over Ordinary Shares will automatically be adjusted to reflect the ratio of the ADSs to Ordinary Shares, as reasonably determined by the Administrator.
(oo) “Share Option”: An option entitling the holder to acquire Shares upon payment of the exercise price.

(pp) “Share Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Shares or, if specified in the Award Agreement, cash measured by the value of Shares in the future.
(qq) “Subsidiary”: Any subsidiary corporation of the Company (i) within the meaning of Section 424(f) of the Code and the regulations thereunder; and (ii) within the meaning of the HK Listing Rules.
(rr) “Substantial Shareholder”: Has the meaning ascribed to it in the HK Listing Rules.
(ss) “Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.
(tt) “treasury shares”: Has the meaning ascribed to it in the HK Listing Rules.
(uu) “Unrestricted Share”: A Share not subject to any restrictions under the terms of the Award.
3.ADMINISTRATION
The Administrator has discretionary authority, subject to the express provisions of the Plan, to interpret the Plan; determine eligibility for Awards; determine the terms and conditions (including amount, form, and timing) of Awards granted under the Plan; determine whether any performance or vesting conditions have been satisfied; modify or waive the terms and conditions of any Award, including any performance or vesting conditions; prescribe forms, rules, and procedures relating to the Plan and Awards under the Plan; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons.
The Administrator shall not be liable for any act, omission, interpretation, construction, or determination made in connection with this Plan in good faith. The Administrator shall be entitled to indemnification and reimbursement by the Company with respect to any claim, loss, damage, or expense (including attorneys’ fees) arising therefrom to the full extent permitted by applicable laws and the Company’s Memorandum and Articles of Association and as permitted under any applicable directors’ and officers’ liability insurance.
4.LIMITS ON AWARDS UNDER THE PLAN
(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of Shares that may be delivered in satisfaction of Awards under the Plan is 99,208,743 Shares (which, for the avoidance of doubt, may be issued in the form of Ordinary Shares or ADSs representing Ordinary Shares) (the “Scheme Mandate Limit”); provided that the number of Shares which may be issued upon exercise or vesting of all Awards to be granted under this Plan and any other schemes or plans of the Company shall not in aggregate exceed ten percent (10%) of the issued share capital of the Company (excluding treasury shares) as of the Effective Date and the Scheme Mandate Limit shall automatically be reduced to an amount, together with any other schemes or plans of the Company, equal to ten percent (10%) of the issued share capital of the Company (excluding treasury shares) as of the Effective Date. The Company may seek approval of its shareholders in a general meeting to refresh the ten percent (10%) limit set forth above, after three (3) years from the date of such approval for the last refreshment (or the Effective Date). Additional refreshment within any three (3)-year period must be approved by independent shareholders of the Company in a manner compliant with Chapter 17 of the HK Listing Rules, as applicable. The total number of Shares which may be issued upon exercise or vesting of all Awards to be granted under the Plan and any other schemes or plans of the Company under the limit as refreshed shall not exceed ten percent (10%) of the total number of Shares in issue (excluding treasury shares) as at the date of the shareholder approval to refresh such limit. A circular must also be sent to shareholders containing such information as required under the HK Listing Rules.

Notwithstanding the foregoing, the Company may seek separate approvals from the shareholders for granting Awards beyond the limit of ten percent (10%) provided for in this Section 4(a) in a manner as permitted under the HK Listing Rules.
Up to the total number of Shares set forth in the preceding sentence may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The awards lapsed in accordance with the terms of the Plan and the underlying award agreements will not be regarded as utilized for the purpose of calculating the Scheme Mandate Limit. To the extent any Shares covered by an Award are not delivered to a Participant because the Award is settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. For the avoidance of doubt, the following shares shall not be available again for purposes of the Scheme Mandate Limit: (i) any Shares that were subject to a Share Option and were not issued or delivered upon the net settlement or net exercise of such Share Option and (ii) any Shares withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award.
(b) Substitute Awards. The Administrator may grant Substitute Awards under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all.
(c) Type of Shares. Subject to applicable laws, regulations, and listing requirements, Shares delivered by the Company under the Plan in connection with, or in satisfaction of, an Award may be authorized but unissued Ordinary Shares, previously issued Ordinary Shares acquired by the Company, or ADSs, as determined in the discretion of the Administrator. No fractional Shares or ADSs will be delivered under the Plan.
(d) Individual Limits.
(i) Notwithstanding the foregoing limits, the maximum grant date fair value of Awards granted and cash compensastion awarded to any Non-Employee Director in any calendar year calculated in accordance with the Accounting Rules may not exceed (1) in the case of a newly appointed Non-Employee Director, one million dollars ($1,000,000) in the first year of his or her appointment, or (2) for all other Non-Employee Directors, seven hundred and fifty thousand dollars ($750,000), in each case subject to Section 4(d)(ii), Section 4(f) and any applicable laws, regulations, and listing requirements. The limitations in this Section 4(d)(i) will not apply to any Award or Shares granted pursuant to an election to receive an Award or Shares in lieu of cash retainers or other fees (to the extent such Award or Shares have a fair value equal to the value of such cash retainers or other fees); provided further that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or an Affiliate or compensation received by a Director in his or her capacity as an executive officer or employee of the Company.
(ii) Notwithstanding anything to the contrary in this Plan, the total number of Shares issued and to be issued upon the vesting or exercise of Awards granted and to be granted under this Plan and any other plan of the Company to any person within any twelve (12)-month period (excluding any Awards that have been lapsed in accordance with the terms of the Plan or such other plan) shall not exceed one percent (1%) of the Shares in issue (excluding treasury shares) at the date of any grant, provided that Share Options may be issued in excess of such limit if separately approved by the shareholders of the Company in a manner in compliance with Chapter 17 of the HK Listing Rules.
(e) Timing on Grant of Awards. No Awards shall be granted in the periods prohibited under applicable laws, regulations, and listing requirements.
(f) Grant of Awards to Director, Chief Executive Officer, or Substantial Shareholder. Where an Award is to be granted to a Director, Chief Executive Officer, or Substantial Shareholder or any of their Associates or any other Connected Persons, the grant shall be subject to approval requirements under applicable laws, regulations, and listing requirements.
Any grant of Awards to a Director, Chief Executive, or Substantial Shareholder, or any of their respective associates, under the Plan must be approved by the independent non-executive directors of the Company (excluding any independent non-executive director who is the grantee of the Award).
In the event any grant of share awards (excluding grant of options) to a Director (other than an independent non-executive Director) or Chief Executive, or any of their respective associates, would result in the Shares issued and to be issued in respect of all share awards granted (excluding any share awards lapsed in accordance with the terms of the Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the relevant class of Shares in issue (excluding treasury shares), such further grant of share awards must be approved by Shareholders in a general meeting in the manner set out in Rule 17.04(4) of the HK Listing Rules.
In the event any grant of Awards to an independent non-executive Director or a Substantial Shareholder, or any of their respective associates, would result in the Shares issued and to be issued in respect of all Awards granted (excluding any Awards lapsed in accordance with the terms of the Plan) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1% of the relevant class of Shares in issue (excluding treasury shares), such further grant of Awards must be approved by the Shareholders in a general meeting in the manner set out in Rule 17.04(4) of the HK Listing Rules.
5.ELIGIBILITY AND PARTICIPATION
The Administrator shall select Participants from among Employees and Directors of the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Share Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.
6.RULES APPLICABLE TO AWARDS
(a) All Awards.
(i) Award Provisions. The Administrator shall determine the terms of all Awards (including, but not limited to, the amount, if any, payable on acceptance of a Share Option), subject to the limitations provided herein. Except as required by applicable laws, regulations, and listing requirements, a Participant is not required to pay any amount to apply for or accept an Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Grants of Awards shall be made based on the basis of the Participant’s contributions to the development and growth of the Company, as determined by the Administrator. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator, in order to replicate the terms of the awards for which the Substitite Awards are granted.
(ii) Term of Plan. The term of this Plan will expire ten (10) years from the Effective Date; provided, however, that no ISO shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. After the term, no Awards may be made under this Plan, but previously granted Awards may continue beyond that date in accordance with the terms of the Awards and this Plan.

(iii) Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution, or, if provided by the Administrator, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder), in each case, to the extent permitted by applicable laws, regulations, and listing requirements. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 6(a)(iii), if provided by the Administrator and subject to approval, waiver, confirmation, or otherwise (as applicable) from the HK Stock Exchange, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Administrator may establish. In no event shall an ISO be transferable to the extent that such transferability would violate the requirements applicable to such ISO under Section 422. The Company will seek a waiver from the HK Stock Exchange before granting any Award which is transferable.
(iv) Vesting. The Administrator shall determine the time(s) at which an Award vests or becomes exercisable and the terms (including any Performance Measures to be satisfied) on which an Award remains exercisable. When determining the vesting period of each Award, the Administrator shall consider the purposes of the Plan, including, but not limited to, attracting, motivating, and retaining Employees, providing market competitive compensation, and better aligning the interests of Award recipients with our shareholders. Notwithstanding the foregoing or any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards granted to Employee Participants shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Company or any of its Affiliates, (ii) Awards to Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, and (iii) any additional Awards the Administrator may grant, up to a maximum of five percent (5%) of the available Shares under this Plan pursuant to Section 4(a) (subject to adjustment under Section 7(b)) in respect of (A) sign-on or make-whole grants to new Participants, (B) grants of Awards with performance-based vesting conditions, (C) grants of Awards that are made in batches for administrative or compliance reasons, (D) grants of Awards that vest evenly over a period of twelve (12) months or more, (E) grants of Awards with a total vesting and holding period of more than twelve (12) months, and (F) Shares subject to a minimum holding period of twelve (12) months which are delivered to a Participant under the Participant’s compensation arrangements with the Company, including shares of stock delivered to a Director in respect of such Director’s annual or new member equity grant; and, provided, further, that the foregoing restriction does not apply to the Administrator’s discretion to provide for accelerated exercisability or vesting of any award in cases of retirement, separation, retention arrangements, death, disability, or a Covered Transaction, in the terms of the Award Agreement or otherwise. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, including causing any Performance Measures applicable to any Performance Award to be deemed to be satisfied at the target, maximum, or any other level, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.
(v) Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable) and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (A) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound or (B) any Company or Affiliate policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator shall require forfeiture and disgorgement to the Company of any outstanding Award and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award, with interest and other related earnings, to the extent required by applicable laws, regulations, and listing requirements, including, without limitation, Section 10D of the Exchange Act, and any applicable Company policy. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(v).
(vi) Taxes. The delivery, vesting, and retention of Shares, cash, or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award under applicable laws and regulations. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. Subject to applicable laws, regulations, and listing requirements, the Administrator, in its discretion, and subject to such requirements as the Administrator may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through (i) cash payment by the Participant, (ii) net settlement by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of settlement, equal to the amount necessary to satisfy such withholding obligation, (iii) the Participant irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon settlement of the Award and remit to the Company a sufficient portion of the sale proceeds to pay the tax withholding resulting from such settlement, or (iv) any other means approved by the Administrator and permitted under applicable law; provided, however, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable laws and regulations (or, if permitted by the Company, such other rate as shall not cause adverse accounting consequences under the Accounting Rules).
(vii) Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award regardless of whether the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, the Administrator shall not provide for the payment of dividends or dividend equivalents with respect to a Share Option or SAR. Any entitlement to dividend equivalents or similar entitlements will be established and administered consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose; provided, however, that any distribution, dividend, or dividend equivalents with respect to Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying Awards.
(viii) Rights. Nothing in the Plan may be construed as giving any Participant the right to be granted an Award or to continued Employment with the Company or any of its Affiliates, or any rights as a shareholder except as to Shares actually issued under the Plan and until such Participant becomes the record owner of such Shares. Except with respect to a restricted share award, any holder of an Award shall have the rights of a shareholder only as to Shares acquired upon settlement of the Award and not as to the unvested or unexercised portion of the Award. Accordingly, such holder shall not have any voting rights, or rights to participate in any dividends or distributions (including those arising on a liquidation of the Company) declared or recommended or resolved to be paid to the shareholders on the register of members of the Company on a date prior to the name of such holder being registered on such register. Once a Participant becomes a shareholder of record with respect to the Shares subject to the Award, such person shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends, and the right to participate in any capital adjustment applicable to all holders of the Shares; provided, however, that any extraordinary distributions with respect to Shares subject to vesting conditions shall be subject to the same restrictions as the Shares with respect to which such distribution was made. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.
(ix) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its Affiliates may be settled in Shares (including, without limitation, Unrestricted Shares) under the Plan if the Administrator so determines, in which case the Shares delivered will be treated as awarded under the Plan (and will reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).
(x) Section 409A.
(A) Without limiting the generality of Section 11(b) hereof, to the extent applicable, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award qualifies for an exemption from, or satisfies, the requirements of Section 409A.
(B) If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service,” such payment will be made or provided on the date that is the earlier of (1) the expiration of the six (6)-month period measured from the date of such “separation from service” and (2) the date of the Participant’s death (such period from the date of termination to the earlier of the dates specified in clauses (1) and (2), the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(x)(B) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award Agreement.
(C) For the purposes of Section 409A, each payment made under the Plan will be treated as a separate payment.
(xi) Jurisdictions. Because Awards may be granted in various jurisdictions, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom applicable in the jurisdiction in which a Participant resides or is employed. Moreover, the Administrator may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the Share limitations contained in Section 4.
(xii) Lapse of Awards. Unless otherwise set forth in the Award Agreement or determined by the Administrator, Awards shall cease to vest upon a termination of the Participant’s Employment with the Company and its Affiliates or the Participant ceasing to be an eligible participant under the Plan. In the event an Option or SAR expires without being exercised during the period prescribed under Section

6(b)(iv) or an Award does not vest, such Award shall lapse automatically. The Company shall owe no liability to any participant for the lapse of any Award under this Section 6(a)(xii).
(b) Share Options and SARs.
(i) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Share Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment (including withholding taxes) required under the Award. Any attempt to exercise a Share Option or SAR by any person other than the Participant or his or her permitted transferees) will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.
(ii) Exercise Price. The “Exercise Price” of each Share Option or SAR granted under this Plan shall be established by the Administrator or shall be determined by a method established by the Administrator at the time the Share Option or SAR is granted; provided, however, that the Exercise Price shall not be less than the higher of (i) the per-share closing price of an ADS (or, if applicable, a Share) on Nasdaq on the date of grant (which must be a Nasdaq trading day); and (ii) the average per-share closing price of an ADS (or, if applicable, a Share) on Nasdaq for the five Nasdaq trading days immediately preceding the date of grant (or, if greater, the par value of a Share on such date); provided, however, in the case of an ISO granted to a ten (10)-percent shareholder within the meaning of Section 422, the Exercise Price shall be no less than one hundred and ten percent (110%) of the per-share closing price of an ADS (or, if applicable, a Share) on Nasdaq on the date of grant (which must be a Nasdaq trading day) in addition to (i) and (ii) above, whichever is higher. Notwithstanding the foregoing and subject to approval, waiver, confirmation, or otherwise as required by the HK Stock Exchange, Share Options and SARs granted under the Plan as Substitute Awards under plans and arrangements of the Company or an Affiliate that are assumed in business combinations or similar corporate transactions may provide for exercise prices that are less than the Fair Market Value of a Share at the time of the replacement grants, if the Administrator determines that such exercise price is appropriate to preserve the economic benefit of the award.
(iii) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and applicable laws, regulations, and listing requirements, (A) through the delivery of previously acquired unrestricted Shares, or the withholding of unrestricted Shares otherwise deliverable upon exercise, in either case, that have a Fair Market Value equal to the exercise price; (B) through a broker-assisted exercise program acceptable to the Administrator; (C) by other means acceptable to the Administrator; or (D) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired Shares in payment of the exercise price under clause (A) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
(iv) Maximum Term. The maximum term of Share Options and SARs must not exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten (10)-percent shareholder described in Section 6(b)(ii)). Upon the expiration of the applicable term, the Share Options and SARs shall lapse automatically and not be exercisable thereafter. Notwithstanding the foregoing, at the time of grant, the Administrator may specify a shorter maximum term. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:
(A) Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each unvested Share Option and SAR that is then held by the

Participant will cease to be exercisable and will terminate and all other Awards that are then held by the Participant, to the extent not already vested will lapse.
(B) Subject to (C) and (D) below, all vested and unexercised Share Options and SARs held by the Participant immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of three (3) months from the effective date of the termination of Employment or (2) the period ending on the latest date on which such Share Option or SAR could have been exercised without regard to this Section 6(b)(iv), and will thereupon immediately terminate.
(C) Subject to (D) below, all vested and unexercised Share Options and SARs held by a Participant immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (1) a period of one (1) year from the date of the Participant’s death or (2) the period ending on the latest date on which such Share Option or SAR could have been exercised without regard to this Section 6(b)(iv), and will thereupon immediately terminate.
(D) All Share Options and SARs (whether or not vested or exercisable) held by a Participant immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.
(v) Repricing. Except in connection with a corporate transaction or capitalization adjustment involving the Company (which term includes, without limitation, any Share dividend, Share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares) or as otherwise contemplated by Section 7, the Company may not, without obtaining shareholder approval:
(A) amend the terms of outstanding Share Options or SARs to reduce the exercise price or base value of such Share Options or SARs;
(B) cancel outstanding Share Options or SARs in exchange for Share Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Share Options or SARs; or
(C) cancel outstanding Share Options or SARs that have an exercise price or base value greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.
Notwithstanding the above, adjustment of the exercise or purchase price and/or the number of shares subject to options or awards granted under the Plan may only be adjusted (in accordance with the manner set out in “Effect of certain transactions - Changes in and Distributions with Respect to Shares” below) in the event of a capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital. Any adjustments required under Rule 17.03(13) of the HK Listing Rules must give a participant the same proportion of the equity capital, rounded to the nearest whole share, as that to which that person was previously entitled, but no such adjustments may be made to the extent that a share would be issued at less than its nominal value (if any). The issuance of securities as consideration in a transaction may not be regarded as a circumstance requiring adjustment, except as otherwise permitted by the HK Listing Rules. In respect of any such adjustments, other than any made on a capitalization issue, an independent financial adviser or the Company’s auditors must confirm to the directors in writing that the adjustments satisfy the requirements set forth in Chapter 17 of the HK Listing Rules.

(vi) Cancellation of Share Options. Subject to Section 6(b)(v), the Administrator may at any time cancel Share Options previously granted to, but not yet exercised by, a Participant to whom the Share Option was granted. Where the Company cancels Share Options and offers Share Options to the same Participant, the offer of such new Share Options may only be made with available Share Options to the extent not yet granted (excluding the cancelled Share Options) within the limit approved by the shareholders of the Company as mentioned in Section 4(a).
7.EFFECT OF CERTAIN TRANSACTIONS
(a) Covered Transactions. Except as otherwise expressly provided in an employment agreement, Award Agreement, or by the Administrator or as required by applicable laws, regulations, and listing requirements, the following provisions will apply in the event of a Covered Transaction:
(i) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor. An Award will be considered continued if, following the Covered Transaction:
(A) The Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Covered Transaction, the consideration (whether stock, cash, or other securities or property) received in the Covered Transaction by holders of Shares for each Share held on the effective date of the Covered Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria, subject to Section 7(a)(i)(B) and Section 7(b)); provided that if the consideration received in the Covered Transaction is not solely common stock of the successor corporation or its parent corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising a Share Option or SAR or upon the settlement of any other Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent corporation equal in fair market value to the per share consideration received by holders of common stock in the Covered Transaction; or
(B) The Award is terminated in exchange for an amount of cash and/or property (without interest), if any, equal to the amount that would have been attained upon the exercise of such Award, vesting of the Award, or realization of the Participant’s rights as of the date of the occurrence of the Covered Transaction, and any such cash or property may be subjected to any escrow applicable to holders of common stock in the Covered Transaction.
(ii) Cash-Out of Awards. Subject to Section 7(a)(v), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one (1) Share times the number of Shares subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if as of the date of the occurrence of the Covered Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award, vesting of the Award, or realization of the Participant’s rights, then such Award may be terminated by the Company without payment.

(iii) Acceleration of Certain Awards. Subject to Section 7(a)(v), the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any Shares remaining deliverable under any other outstanding Award (including Restricted Share Units and Performance Awards) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Shares, as the case may be, to participate as a shareholder in the Covered Transaction.
(iv) Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine each Award will automatically lapse (and in the case of outstanding Restricted Shares, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than (A) any Award that is assumed or substituted pursuant to Section 7(a)(i) and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.
(v) Additional Limitations. Any Shares and any cash or other property delivered pursuant to Section 7(a)(ii) or Section 7(a)(iii) with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(ii) or an acceleration under Section 7(a)(iii) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Share that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Share in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b) Changes in and Distributions with Respect to Shares. In the event of a capitalization issue, rights issue, subdivision or consolidation of shares, or reduction of capital, the number and class of securities available under the Plan, the terms of each outstanding Share Option and SAR (including the number and class of securities subject to each outstanding Share Option or SAR and the exercise price or base price per share), and the terms of each outstanding Award other than a Share Option or SAR (including the number and class of securities subject thereto) shall be appropriately adjusted by the Administrator, such adjustments to be made in the case of outstanding Share Options and SARs without an increase in the aggregate exercise price or base price and in accordance with Section 409A and Rule 17.03(13) of the HK Listing Rules to the extent applicable. Only where approval, waiver, confirmation, or as otherwise required by the HK Stock Exchange is obtained, in the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of Shares to change, or any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of participants. In the case of an adjustment pursuant to this Section 7(b), the decision of the Administrator regarding any such adjustment shall be final, binding, and conclusive. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8.LEGAL CONDITIONS ON DELIVERY OF SHARES
The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any other applicable laws, regulations, and listing requirements. Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of Share certificates. In the event that the Administrator determines that Share certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.
9.AMENDMENT AND TERMINATION
The Administrator may at any time amend the Plan or any outstanding Award for any reason permitted by applicable laws, regulations, and listing requirements, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan or any outstanding Award will be conditioned upon approval from shareholders, the Board, the Compensation Committee, and independent Directors only to the extent, if any, such approval is required by applicable laws, regulations, and listing requirements as determined by the Administrator. To the extent required under applicable laws, regulations, and listing requirements, amendments to the terms of the Plan and the terms of the Awards granted under the Plan shall be subject to approval by the Company’s shareholders entitled to vote at a meeting of shareholders. The powers and authority of the Board or Administrator of the Plan in relation to the alteration of any terms of the Plan shall not be changed except with prior sanction of a resolution of the Company in general meeting. Any amended terms of the Plan must still comply with the relevant requirements under Chapter 17 of the HK Listing Rules. In the event the Plan is terminated while any Award remains outstanding, the provisions of this Plan shall remain in full force to the extent necessary to give effect to the exercise or vesting of any such Award.
10.OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.
11.MISCELLANEOUS
(a) Waiver of Jury Trial. To the extent permitted by applicable laws, regulations, and listing requirements, by accepting or being deemed to have accepted an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its Affiliates, nor the Administrator, nor any person acting on behalf of the Company, any of its Affiliates, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any

Participant or any permitted transferee, or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award, in each case, to the extent permitted by applicable laws, regulations, and listing requirements.
12.ESTABLISHMENT OF SUB-PLANS
The Administrator may at any time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable, provided, however, that no such supplements shall increase the share limitations contained in Section 4(a). Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies as determined by the Administrator. Any sub-plans under the Plan will also comply with the relevant requirements under applicable laws, regulations, and listing requirements.
13.GOVERNING LAW
(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable laws, regulations, and listing requirements relating to the issuance of Shares and the consideration to be received therefor, in each case as determined by the Administrator.
(b) Other Matters. Except as otherwise provided by the express terms of an Award Agreement, under a sub-plan described in Section 12, or as provided in Section 13(a), the domestic substantive laws of the State of New York govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action, or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Southern District of New York; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action, or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

Appendix A
For purposes of Section 7(c) of the Plan and subject to the requirements of the HK Listing Rules, the default method of adjustment is as follows:
(1)    In the case of a capitalization issue or rights issue, the Company would calculate the adjusted number of awards and adjusted exercise price by applying the formula prescribed (and as updated from time to time) by the HK Stock Exchange in section A(a) and A(b), respectively, of the “Appendix to Supplementary Guidance on Main Board Listing Rule 17.03(13)” (the “Supplemental Guidance”) to FAQ No. 072-2020 published by the HK Stock Exchange, set out below:
New number of Awards = Existing Awards * F
New Exercise Price = Existing Exercise Price * (1/F)
Where
F = CUM / TEEP
CUM = Closing price as shown in the daily quotation sheet of the HK Stock Exchange on the last day of trading before going ex-entitlement
TEEP (Theoretical ex entitled price) = (CUM + [M * R]) / (1+M)
M = Entitlement per existing Share
R = Subscription price
(2)    In the case of a consolidation, subdivision or reduction of share capital, the Company would calculate the adjusted number of awards and exercise price by applying the formula prescribed (and as updated from time to time) by the HK Stock Exchange in section B of the Supplemental Guidance, set out below:
New number of Awards = Existing Awards * F
New Exercise Price = Existing Exercise Price * (1/F)
Where F = Subdivision or consolidation or reduction factor
Any dispute arising in connection with the adjustment of any awards and other terms shall be referred to the decision of the auditors or the independent financial advisers of the Company and whose decision, in the absence of manifest error, shall be final, conclusive and binding on all persons who may be affected thereby.
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